As filed with the Securities and Exchange Commission on October 6, 2000
                                                      Registration No. 333-43054
================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form SB-2/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                (Amendment No. 1)


                               AMBIENT CORPORATION
                 (Name of small business issuer in its charter)

          Delaware                        334413                  98-0166007
------------------------------  ---------------------------- -------------------
   (State or jurisdiction of    (Primary Standard Industrial (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)


                               1033 Beacon Street
                        Brookline, Massachusetts, 02446
                                 (617) 735-9395
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)


                           Samuel F. Ottensoser, Esq.
                             Baer Marks & Upham LLP
                                805 Third Avenue
                               New York, NY 10022
                                 (212) 702-5962
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)


                                 with copies to:
                               David Aboudi, Esq.
                               Aboudi & Brounstein
                                 3 Gavish Street
                            Kfar Saba, 44641, Israel
                                 972-9-764-4833


      Approximate date of proposed sale to the public __________________________




      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE


====================================================================================================================================
Title of each class of securities to       Amount to       Proposed maximum offering   Proposed maximum aggregate      Amount of
         be registered                  be registered(2)       price per share(3)           offering price(3)       registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per
share (the "Shares")                    15,656,750(1)(2)   $3.00(3)(4)                 $46,970,250                  $12,348
====================================================================================================================================



(1) Represents (a) 110% of up to 4,200,000 shares of our common stock, par value $.001, held by certain selling stockholders issuable upon conversion of $1.4 million in the aggregate principal amount (and $280,000 of accrued interest) of our convertible debentures due February 28, 2002, at a conversion price of $.40 per share, plus up to 110% of 1,250,000 shares of common stock issuable upon exercise of warrants, (b) up to 1,500,000 shares of common stock issuable upon exercise of warrants, and (c) 8,161,750 shares of our common stock held by certain selling stockholders.


(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares registered hereby shall include an indeterminate number of additional shares which may be issued upon the occurrence of certain events in accordance with the applicable anti-dilution provisions of the debentures and warrants. If we issue more shares of our common stock than are hereby registered, we will file a new registration statement or amend this registration statement to cover such additional shares.


(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sale price of the common stock on the OTC Bulletin Board on October 3, 2000.

(4) $15,058 has been previously paid.


----------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                                           SELLING STOCKHOLDERS'
                                                                      PROSPECTUS

                               AMBIENT CORPORATION


                        15,111,750 shares of common stock


                               OTC Bulletin Board
                                      ABTG

--------------------------------------------------------------------------------
This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See Risk Factors beginning on page 3.

--------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

o This is an offering of shares of our common stock by certain stockholders of Ambient Corporation.


o The selling stockholders will receive all of the proceeds from the sale of their shares, less any commissions or discounts paid to brokers or other agents. We will not receive any of the proceeds from the sale of the shares. We may, however, receive up to $1,265,000 in proceeds from the exercise by certain selling stockholders of warrants to purchase up to an aggregate of 2,750,000 shares of our common stock. The resale of the common stock underlying these warrants is included in the registration statement of which this prospectus forms a part.

o The selling stockholders may offer and sell the shares in one or more transactions at prevailing market prices, or in privately negotiated transactions at prices other than the market price. On October 3, 2000, the average of the high and low price quotations for our common stock on the OTC Bulletin Board was $3.00.


      The information in this prospectus is not complete and may be changed. The selling stockholders may not sell their shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell shares and it is not soliciting an offer to buy shares in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 2000


                         ------------------------------

                           Principal Executive Office:
                               1033 Beacon Street
                         Brookline, Massachusetts 02446
                                 (617) 735-9395

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY.............................................................1

RISK FACTORS ..................................................................3


    We may require additional financing if we expand operations................3


    We have incurred losses in every quarter and year, and we expect these losses to continue in the foreseeable future.........................3

    "Going concern" statement in auditor's report may make it difficult to raise new capital....................................................3

    We have only been in business for a short period of time, so your basis for evaluating us is limited.........................................4


    The market for our proposed technologies is unproven.......................4


    You should not rely on our quarterly or year-end operating results as an indication of how we will do in the future........................5

    There are many competitors in the power-line data telecommunications and Internet access industries and we may not be able to compete effectively against them.............................................6


    New products and rapid technological change may render us vulnerable to technological obsolescence........................................6


    We have limited marketing experience and capabilities......................6


    We have very few employees and are particularly dependent on certain of our key personnel.........................................6

    We may be subject to risks associated with operations in Israel............7




    We need to establish and maintain licensing relationships with companies in related fields..........................................7

    Minority Holdings in our Subsidiaries......................................7


    Anti-dilution protection accorded to certain of our Executive
          Officers.............................................................7


    Our efforts to protect our intellectual property rights may not be adequate.............................................................8

    Our stock price is volatile and could continue to be volatile..............8

    It may be difficult for a third party to acquire us........................8

    Penny Stock Regulation is applicable to investment in our shares...........8

    Forward-Looking Statements.................................................9

USE OF PROCEEDS ..............................................................10

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................11

PLAN OF OPERATIONS............................................................11

BUSINESS......................................................................14

MANAGEMENT ...................................................................24

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................31

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................33

SELLING STOCKHOLDERS..........................................................34

DESCRIPTION OF SECURITIES.....................................................38

PLAN OF DISTRIBUTION..........................................................40

LEGAL MATTERS ................................................................44

EXPERTS.......................................................................44

WHERE YOU CAN FIND MORE INFORMATION...........................................44

FINANCIAL STATEMENTS.........................................................F-1

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

      This prospectus summary highlights selected information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding our company and the shares of common stock being sold in this offering, which information appears elsewhere in this prospectus.

                                   Our Company


      We are engaged in the design and development of products and services in the fields of electronic commerce, Internet access and advanced telephony applications.

      Our activities are currently centered in two distinct areas: (i) to market and implement a unique solution, which includes company proprietory technology, that is designed to facilitate the provision of rapid power line telecommunication services to homes, business and power utilities initially in North America and Japan and (ii) the establishment, initially in Israel, of a nationwide screen phone network that is designed to enable e-commerce and Internet browsing for consumers who do not have access to, or are unable or unwilling to use, personal computers.


      Since our founding as a Delaware company in June 1996, we have been engaged primarily in the design and development of smart card based technologies and products. Owing to a fundamental reassessment of general market developments in the field of smart card based technologies, we elected to leverage our experience and expertise acquired in the area of smart card based technologies to the design, development and commercialization of our proprietary technologies in the field of power-line-telecommunications (PLT) and screen phones. We have ceased all research and design efforts in the smart card area.


      We have established a subsidiary, PLT Solutions, Inc., in which we hold a 90.1% interest, to promote a unique technology designed to facilitate the use of existing electricity power lines and grids in the United States and Japan for rapid Internet, telephone and data transfer to ordinary business and personal users. Existing electrical power grids are not currently in use for high speed data transmission due to certain power utility infrastructure limitations. We have designed and developed proprietary technology that overcome these infrastructure limitations. We believe that our technology will be especially attractive to power utilities.

      We also have a 49% interest in a newly established Israeli company, Kliks.com Ltd. ("Kliks"), which is engaged in attempting to establish a nationwide screen phone network in Israel. Kliks is currently marketing a third party's screen phone in Israel and also designing and establishing a services delivery platform to which users of the screen phone will have access. Users may log on to such platform to gain access to services such as e-mail, home shopping and advanced telephony. The screen phone network will enable Internet access for a wide segment of the population which is less familiar with the use of personal computers (PCs), or belongs to the large segment of populace which does not have a PC. Mr. Bernie Wolff, our former Vice-President and currently the Chief Executive Officer of Kliks, holds a 41% interest in Kliks and the remaining 10% interest is held by an unaffiliated third party.


                                  The Offering

      Certain stockholders may offer and sell up to 15,111,750 shares of our common stock under this prospectus. We will not receive any of the proceeds from the sale of these shares. We may, however, receive proceeds from the exercise of warrants held by certain of the selling stockholders which are included in this registration statement. See "Use of Proceeds" and "Selling Stockholders."

                                  Risk Factors

      Investing in our common stock involves significant risks. You should consider the information under the caption "Risk Factors" beginning on page 3 of this prospectus in deciding whether to purchase the common stock offered under this prospectus.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             Summary Financial Data


      This table summarizes our operating data and balance sheet data for and as of the periods indicated. The data relates primarily to the periods in which we were engaged in the design and development of smart card based technologies and products. We do not currently engage in the smart card field. You should read this summary financial data in conjunction with "Plan of Operations" and our financial statements and notes thereto included elsewhere in this prospectus.

                                                   Six-month        Six-month                                      Cumulative
                                                    period            period       Year ended      Year ended    from inception
                                                 Ended June 30,   Ended June 30,     31-Dec          31-Dec        to June 30,
                                                     2000             1999            1999            1998            2000
                                                  (Unaudited)      (Unaudited)                                    (Unaudited)

                                                  -----------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA
Research and development expenses                 $    126,220    $    227,900    $    340,287    $    726,479    $  1,848,057
Less - participation by the Office of the
Chief Scientist of the State of Israel                      --         148,387         231,767         230,452         558,195
                                                  ------------    ------------    ------------    ------------    ------------
                                                       126,220          79,513         108,520         496,027       1,289,862

Operating, general and administrative
  expenses                                             597,726         295,744         357,419       1,246,244       3,342,635
Stock based compensation                             3,980,335         236,294         326,815         658,029       5,110,734
                                                  ------------    ------------    ------------    ------------    ------------
Total expenses                                       4,578,061         532,038         684,234       1,904,273       8,453,369
                                                  ------------    ------------    ------------    ------------    ------------
Operating loss                                      (4,704,281)       (611,551)       (792,754)     (2,400,300)     (9,743,231)

Legal settlement                                    (1,512,500)             --              --              --      (1,512,500)
Financing expenses, net                             (1,142,135)        (90,236)       (332,546)       (416,427)     (2,172,022)
Other income (expenses), net                             5,569              --          (6,104)         (3,587)         (4,122)
Company's share in net losses of affiliates            (53,772)             --              --              --         (53,722)
                                                  ------------    ------------    ------------    ------------    ------------

Loss before minority interest and
extraordinary item                                  (7,407,119)       (701,787)     (1,131,404)     (2,820,314)    (13,485,647)

Minority interest in subsidiary loss                    18,405              --              --              --          18,405
Loss before extradoardinary Item                     7,388,714         701,787       1,131,404       2,820,314      13,467,242
Extraordinary item - loss on extinguishment
of debt                                             (9,778,167)                                                     (9,778,167)
                                                  ----------------------------------------------------------------------------
Net loss                                          $(17,166,881)   $   (701,787)   $ (1,131,404)   $ (2,820,314)   $(23,245,409)
                                                  ============    ============    ============    ============    ============

Basic and diluted loss per share

Net loss before extraordinary item                $      (0.97)   $      (0.23)   $      (0.36)   $      (0.95)
Extraordinary loss from extinguishment
of debt                                                  (1.28)             --              --              --
                                                  ------------------------------------------------------------
Net loss                                                 (2.24)          (0.23)          (0.36)          (0.95)
                                                  ============================================================

Weighted average number of shares outstanding        7,655,329       3,104,333       3,121,429       2,979,541
                                                  ============================================================

OTHER FINANCIAL DATA
Capital expenditures                              $    (21,732)   $         --    $    (12,102)   $   (112,317)   $   (393,551)
Cash provided by (used in) operating activities     (1,009,835)        (40,533)        (53,473)     (1,523,235)     (3,889,977)
Cash provided by (used in) investing activities       (186,216)             --          76,437      (1,048,576)     (1,435,755)
Cash provided by (used in) financing activities     (1,300,849)         32,037         (31,031)      2,587,949       5,436,601

BALANCE SHEET DATA
Cash and cash equivalents                         $    112,865    $      7,642    $      8,071    $     16,138
Total assets                                           701,990         908,918         433,010       1,075,230
Long-term liabilities                                  555,850          89,729         625,292          75,499
Shareholder's deficiency                               554,158         523,507       1,037,865         242,544


--------------------------------------------------------------------------------

                                  RISK FACTORS

      The securities offered by this prospectus are speculative and involve a high degree of risk and should not be purchased by persons who cannot afford the loss of their entire investment. Prospective investors should carefully consider the following risk factors, as well as all other information set forth elsewhere in this Prospectus.

      Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those projected in the forward-looking statements discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this section, as well as in the sections entitled "Plan of Operations" and "Business".


We may require additional financing if we expand present operations.

            We anticipate that our cash on hand, together with the additional $11.6 million (before deducting approximately $1.4 million in commissions) raised in July - September 2000, as well as the proceeds (net of approximately $142,500 in fees and commissions) from the sale of an additional $1.0 million in principal amount of our 10% convertible debentures due February 28, 2002 not later than five days after the effective date of this prospectus (of which $500,000, gross of fees and commissions has been pre-funded), will allow us to maintain operations as presently conducted at least through the next twelve months. If, however, we expand our current operations to include strategic partnerships or mergers or acquisitions, then we will require additional financing to maintain expanded operations. We have no commitments for any such financing and there can be no assurance that we will obtain additional capital when needed or any assurance that any additional financing can be obtained on favorable terms, if at all. Any additional equity financing may result in dilution to our stockholders.




We have incurred losses in every quarter and year, and we expect these losses to continue in the foreseeable future.


      Since we began our operations in 1996, we have lost money in every quarter and year. As of June 30, 2000, we had an accumulated deficit of approximately $23.2 million including $17.8 million in non-cash charges primarily related to the issuance of warrants and the extinguishment of debt. We may not be able to generate sufficient revenue to become profitable. Even if we do become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.


"Going concern" statement in auditor's report may make it difficult to raise new capital.


      We are a development stage company and we have not had any revenues to date. The report of the independent auditors on our financial statements for the year ended December 31, 1999 includes an explanatory paragraph relating to the uncertainty of our ability to continue as a going concern, which may make it more difficult for us to raise additional capital.

We have only been in business for a short period of time, so your basis for evaluating us is limited.


      We are a development stage company with a limited history of operations which is primarily in the design and development of smart card based technologies and products, a business in which we no longer engage. As a result, there is a limited history of operations for evaluating our business. You must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, including the market for the provision of rapid power-line telecommunication services in which our 90.1% owned subsidiary, PLT Solutions, Inc. is engaged and Internet and e-commerce access via screen phones in which our minority-owned subsidiary Kliks is engaged. Some of these risks and uncertainties relate to our ability to:


      o in the case of PLT Solutions, ensure that the insulated packaging of our proprietary coupler pass the high voltage tests, necessitating additional designing efforts and thereby increasing costs;


      o in the case of PLT Solutions, establish and maintain relationships with a leading modem and media access control processor chip manufacturer and a data network equipment manufacturer, and collaboration with a utility company;


      o in the case of PLT Solutions, verify that at least one modem technology available from suppliers is suitable for high speed data transmission over medium voltage power lines;

      o in the case of PLT Solutions, successfully complete a pilot project, thereby establishing product feasibility in a realistic operating environment;


      o in the case of Kliks, failure to successfully execute an implementation program with the Israeli national telephone company;


      o     respond effectively to actions taken by our competitors;

      o build our organizational and technical infrastructures to manage our growth effectively;


      o     design, develop and implement effective product offerings; and


      o     attract, retain and motivate qualified personnel.

      If we are unsuccessful in addressing these risks and uncertainties, our business, financial condition and results of operations will be materially and adversely affected.


The market for our proposed technologies is unproven.


      The market for rapid power-line data telecommunication, in the case of PLT Solutions, and Internet access and e-commerce browsing via screen phones, in the case of Kliks, is unproven. For us to be successful in entering power-line data telecommunications services industry, network equipment manufacturers and media access control processor chip manufacturers, as well as users, must accept the concept of power-line data telecommunication generally and also adopt the solution that we have developed. There can be no assurance that utilization of electrical power grids as a medium of rapid data transmission will be commercially accepted. For example, utilities may react negatively to the attachment of our coupler to the power grids. In certain countries, such as Japan, there may be regulations restricting the transmission of high frequency over power-lines, necessitating governmental permission, which may be denied or delayed. Moreover, the high frequency electrical characteristics of the power grid in some countries or localities may prevent the efficient transmission of high frequency signals, and thus not permit the implementation of our solution. Also, the neighborhood grid may be so large or complicated that the network operation may only be able to provide greatly reduced data speeds. Further, in the case of PLT Solutions, our solution may not achieve or sustain market acceptance under emerging industry standards or may not meet, or continue to meet, the changing demands of the media access and network equipment manufacturers. If the market for power-line based rapid transmission of data (in the case of PLT Solutions) or Internet access and e-mail browsing via screen phones (in the case of Kliks) fails to develop or develops more slowly than expected, or if either of our PLT's or Kliks' solution does not achieve or sustain market acceptance, our business, financial condition and results of operations would be materially adversely affected.

You should not rely on our quarterly or year-end operating results as an indication of how we will do in the future.

      Our quarterly and year-end operating results may vary significantly in the foreseeable future due to a number of factors that could affect our performance, expenses or prospects during any particular quarter. These factors include:

      o the demand for power-line based rapid telecommunication data transmission and for screen phones;

      o the degree of acceptance of our power-line telecommunication solution by network equipment and media access equipment manufacturers and screen phones by consumers;

      o the regulatory climate in certain countries or localities relating to the use of power-line based rapid data transmission and screen phones




      o     the development and success of our marketing efforts;


      o changes in fees paid for our services resulting from competition or other factors;

      o economic conditions specific to the telecommunications, Internet access and e-commerce industries;

      Due to all of the foregoing factors, and the other risks discussed in this section, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our operating results will be below the expectations of public market analysts and investors. In this event, the price of our common stock would likely fall.

There are many competitors in the power-line data telecommunications and Internet access industries and we may not be able to compete effectively against them.


      The high frequency rapid data transmission industry and the Internet access and e-commerce browsing industry, the fields of business in which we are currently engaged, are extremely competitive. Our primary competitors include companies with substantially greater financial, technological, marketing, personnel and research and development resources than ours. There can be no assurance that we will be able to compete successfully in this market.

      Certain companies claim to provide high frequency rapid data transmission and non PC based internet browsing and e-commerce. In particular, in the case of PLT, internet service providers (ISPs) provide internet access over existing networks and have nationwide marketing presences and strategic or commercial licenses with telecom carriers and wireless and satellite service providers have announced plans to expand fixed-wireless networks for high speed data customers. In the case of Kliks, ISPs offer on-line portals and Web TV is expected to offer similar services using television as the interface. Cellular operators are establishing portals facilitating access to web and information services. There can be no assurance that other companies will not enter the market in the future. There can be no assurance that we will be able to continue developing products with innovative features and functions, or that development by others of similar or more effective products will not render our products or technologies noncompetitive or obsolete.

New products and rapid technological change may render us vulnerable to technological obsolescense.


      The market for our proposed products is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. Our success will depend in part on our ability to enhance our planned technologies and products and to introduce new products and technologies to meet changing customer requirements and evolving industry standards. We currently devote, and intend to continue to devote, our resources toward the development of high frequency rapid power-line based data transmission and Internet access and e-commerce browsing via screen-phones. There can be no assurance that we will successfully complete the development of these technologies and related products in a timely fashion or that our current or future products, if any, will satisfy the needs of the market. There can also be no assurance that products and technologies developed by others will not adversely affect our competitive position or render our products or technologies non-competitive or obsolete. See "Competition."

We have limited marketing experience and capabilities.


      We have limited marketing experience and limited financial, personnel and other resources to undertake marketing and advertising activities. To date we have generated no revenues. Demand for our proposed products will depend principally upon competitive pricing and, in the case of high speed power-line transmission, data rate and system reliability. As is typically the case with newly-introduced products, the ultimate level of demand for our products is subject to a high degree of uncertainty. Developing market acceptance for our proposed product offerings will require substantial marketing efforts and the expenditure of a significant amount of funds to inform network equipment manufacturers of the perceived advantages of our products. There can be no assurance that our marketing efforts will result in demand for, or market acceptance of, our proposed product technologies. There can be no assurance that we will be able to market these products successfully or that our efforts will result in any significant revenues. We may seek a strategic alliance with a partner with an international marketing capability. We are not currently engaged in negotiations with any potential strategic partner and there can be no assurance that we will be able to identify a suitable partner or that, if so, we will be able to sign an agreement on acceptable terms.

We have very few employees and are particularly dependent on certain of our key personnel.

      We have a small number of employees. Although we believe we maintain a core group sufficient for us to effectively conduct our operations, the loss of certain of our key personnel could, to varying degrees, have an adverse effect on our operations and product development. The loss of Mark S. Isaacson, our Chief Executive Officer, may have a material adverse effect on our business. We have not obtained "key-man" life insurance on the life of Mr. Isaacson.

We may be subject to risks associated with operations in Israel.

      Certain of our subsidiaries currently operate out of Israel. Accordingly, certain of our activities may subject us to a number of risks, including the risk of political and economic instability, difficulty in managing foreign operations, potentially adverse taxes, higher expenses and difficulty in collection of account receivable. We do not cover known or anticipated operating exposures through foreign currency exchange option or forward contracts.




We need to establish and maintain licensing relationships with companies in related fields.

      Our future success will depend in part upon our ability to establish and maintain relationships with spread spectrum modem and MAC processor manufacturers and network integrators, in the case of power-line telecommunications, and CPS Europe Ltd., in the case of screen phones. We believe that these current and future relationships can allow us greater access to manufacturing, sales and distribution resources. However, the amount and timing of resources to be devoted to these activities by these other companies are not within our control. We may not be able to maintain our existing relationships or enter into beneficial relationships in the future. Other parties may not perform their obligations as expected. Our reliance on others for the development, manufacturing and distribution of our technologies and products may result in unforeseen problems.

Minority Holdings in our Subsidiaries.


      We own 90.1% of the issued and outstanding capital stock of our subsidiary PLT Solutions, Inc. and 49% of Kliks. The remaining 9.9% of PLT Solution's issued and outstanding capital stock is held by Dr. Cern, the Chief Technology Officer for ICC. Mr. Bernie Wolff, Kliks' Chief Executive Officer and our former Vice President, holds 41% of Kliks.com; the remaining 10% are held by an unaffiliated third party. Dr. Cern has certain anti-dilution protection until such time as we shall have transferred an aggregate of $1 million to PLT Solutions. Such anti-dilution protection could make future financing for us more difficult to obtain, if at all.

Anti-dilution protection accorded to certain of our Executive Officers.

      In connection with their employment agreements, we undertook to grant to each of our Chief Executive Officer, Mark Isaacson and our Chief Financial Officer, Wilfred Kopelowitz, stock options for, respectively, 1,350,000 and 240,000 shares of common stock. In connection with the undertaking for these stock options, each of Messrs. Isaacson and Kopelowitz have been granted anti-dilution protection with respect to any future stock issuances by us in an amount necessary to maintain their respective percentage ownership of the outstanding shares of our stock on a fully diluted basis on the date of grant had their respective options been exercised on the date of grant. Mark Isaacson's and Wilfred Kopelowitz's percentage ownership of the outstanding shares of our stock (on a fully diluted basis) on the date of the grant of these options are, respectively, 4.2% and .075%. Such anti-dilution protection could make future financing more difficult for us to obtain, if at all, unless these provisions are waived by these executive officers.

Our efforts to protect our intellectual property rights may not be adequate.


      Our success depends in part on our proprietary technologies. We rely on a combination of patent, trademark, copyright and trade secret laws, nondisclosure and other contractual provisions, and technical measures to protect our intellectual property rights. See "Business." Our patents, trademarks or copyrights may be challenged and invalidated or circumvented. Any patents that issue from our pending or future patent applications or the claims in pending patent applications may not be of sufficient scope or strength or be issued in all countries where our products can be sold or our technologies can be licensed to provide meaningful protection or any commercial advantage to us. Others may develop technologies that are similar or superior to our technologies, duplicate our technologies or design around our patents. Effective intellectual property protection may be unavailable or limited in certain foreign countries. Despite efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise use aspects of processes and devices that we regard as proprietary. Policing unauthorized use of our proprietary information is difficult, and there can be no assurance that the steps we have taken will prevent misappropriation of our technologies. In the event that our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the market for our products and technologies, which could have a material adverse effect on our business, financial condition and results of operations.


      Litigation may be necessary in the future to enforce any patents that may be issued and other intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. There can be no assurance that any litigation of these types will be successful. Litigation could result in substantial costs, including indemnification of customers, and diversion of resources and could have a material adverse effect on our business, financial condition and results of operations, whether or not this litigation is determined adversely to us. In the event of an adverse ruling in any litigation, we might be required to pay substantial damages, discontinue the use and sale of infringing products, and expend significant resources to develop non-infringing technology or obtain licenses to infringed technology. Our failure to develop or license a substitute technology could have a material adverse effect on our business, financial condition and results of operations.

Our stock price is volatile and could continue to be volatile.


      Investment interest in our common stock may not lead to the development of an active or liquid trading market. The market price of our common stock has fluctuated in the past and is likely to continue to be volatile and subject to wide fluctuations. In addition, the stock market has experienced extreme price and volume fluctuations. The stock prices and trading volumes for many hi-tech companies fluctuate widely for reasons that may be unrelated to their business or results of operations. The market price of our common stock may decline. General economic, market and political conditions could also materially and adversely affect the market price of our common stock and investors may be unable to resell their shares of common stock at or above the offering price.


It may be difficult for a third party to acquire us.

      Provisions of Delaware law could make it more difficult for a third party to acquire us, even if it would be beneficial to our stockholders.

Penny Stock Regulation is applicable to investment in our shares.

      Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current prices and volume information with respect to transactions in such securities are provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

Forward-Looking Statements.

      This prospectus (including statements incorporated by reference into this prospectus) includes forward-looking statements. You can identify these forward-looking statements when you see words such as "expect", "anticipate", "estimate", "project", "plans", "intends", "management believes", "we believe" and similar words or phrases.

      We make forward-looking statements in this prospectus, regarding, among other items:

      o     our ability to successfully develop our technologies;

      o     acceptance of our products and services in the marketplace;

      o     our marketing and sales plans;

      o     our expectations about the markets for our products and services;

      o     our future capital needs;

      o our expectations about our future profitability, operating results and financial condition; and

      o     the success of our protection of our proprietary technology.

      We have based these forward-looking statements largely on our current expectations. However, forward-looking statements are subject to a number of risks and uncertainties, certain of which are beyond out control. Actual results could differ materially from those anticipated as a result of the factors described under "Risk Factors."

      We do not undertake any obligation to publicly update or revise any forward-looking statements we make in this prospectus or that are incorporated by reference, whether as a result of new information, future events or otherwise. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not happen.

                                 USE OF PROCEEDS


      The selling stockholders will receive all of the proceeds from the sale of the shares of common stock offered by this prospectus. We will not receive any proceeds from the sale of any shares offered by this prospectus. See "Selling Stockholders" and "Plan of Distribution."

      We may receive up to $1,265,000 in proceeds from the exercise by the debenture holders and certain other selling stockholders of warrants to purchase up to an aggregate of 2,750,000 shares of our common stock. The resale of the common stock underlying these warrants is included in the registration statement of which this prospectus forms a part.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information


      The Company's common stock is quoted on OTCBB under the symbol "ABTG". The following table sets forth, for the periods indicated the range of high and low sales prices per share of the Company's common stock, as reported on OTCBB. The closing price of our common stock on October 3 was $2.97 per share.



                                               HIGH                 LOW
      By Quarter End
      First Quarter 2000                        6.25               1.375
      Second Quarter 2000                       5.31               2.03


      1999
      First Quarter                             1.375              2.625
      Second Quarter                            5.5                0.8125
      Third Quarter                             1.1875             0.625
      Fourth Quarter                            2.5                0.75

      1998
      First Quarter                            10.75               3.25
      Second Quarter                            9.5                4
      Third Quarter                            10.5                4
      Fourth Quarter                            8                  3.5


      The foregoing represent inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

      As of October 3, 2000, there were approximately 61 holders of record of our common stock. We believe that a significant number of shares of our common stock are held in either nominee name or street name brokerage accounts and, consequently, we are unable to determine the number of beneficial owners of our stock.


Dividend Policy

      We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of the Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors.

                               PLAN OF OPERATIONS


      The following discussion and expositions should be read in conjunction with the Financial Statements and related Notes contained elsewhere in this prospectus. Certain Statements made in this duscussion are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as "may," "will," "should," "expects," "intends," "anticipates," believes," "estimates," "predicts," or "continue" or the negative of these terms or other comparable terminology and include, without limitation, statements below regarding: the Company's intended business plans; expectations as to product performance; intentions to acquire or develop other technologies; and belief as to the sufficiency of cash reserves. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, the competitive enviornment generally and in the Company's specific market areas; changes in technology; the availability of and the terms of financing, inflation, changes in costs and availability of goods and services, economic conditions in general and in the Company's specific market areas, demographic changes, changes in federal, state and/or local government law and regulations; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; and changes in the Company's acquisitions and capital expenditure plans. Although the Company believes that expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievments. Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. The Compay is under no duty to update any forward-looking statements after the date of this Quarterly Report to conform such statements to actual results.

      We are engaged in the design and development of products and services in the fields of electronic commerce, Internet access and advanced telephony applications.

      Our activities are currently centered in two distinct areas: (i) to market and implement a unique solution, which includes company proprietary technolgy, designed to facilitate the provision of rapid power line telecommunication services to homes, business and power utilities initially in North American and Japan (ii) the establishment, initially in Israel, of a nationwide screen phone network that is designed to enable e-commerce and Internet browsing for consumers who do not have access to, or are unable or unwilling to use, personal computers.

      Since our founding in June 1996, we have been engaged primarily in the design and development of smart card based technologies and products. Owing to a fundamental reassessment of general market developments in the field of smart card based technologies, we elected to leverage our experience and expertise acquired in the area of smart card based technologies to the design, development and commercialization of our proprietary technologies in the field of power-line- telecommunications (PLT) and screen phones. We have ceased all research and design efforts in the smart card area.

      We have established a subsidiary, PLT Solutions, Inc., in which we hold a 90.1% interest, to promote a unique technology designed to facilitate the use of existing electricity power lines and grids in the United States and Japan for rapid Internet, telephone and data transfer to ordinary business and personal users. Existing electrical power grids are not currently in use for high speed data transmission due to certain power utility infrastructure limitations. We have designed and developed proprietary technology that overcome these infrastructure limitations. We believe that our technology will be especially attractive to power utilities.

      We also have a 49% interest in a newly established Israeli company, Kliks which is engaged in attempting to establish a nationwide screen phone network in Israel. Mr. Bernie Wolff, the Chief Executive Officer of Kliks, holds a 41% interest in Kliks and the remaining 10% interest is held by an unaffiliated third party. The network will enable Internet access for a wide segment of the population which is less familiar with the use of PCs, or belongs to the large segment of populace which does not have a PC.

      We have a limited operating history which primarily relates to the duration when we were engaged in the smart card based business, an area we no longer engage in. Accordingly, we have a limited operating history upon which an evaluation of our prospects can be made. Our prospects must therefore be evaluated in light of the problems, expenses, delays and complications associated with a new business.

      As of June 30, 2000, we have expended $1.29 million on our research and development activities (net of $558,195 received by Ambient Ltd. as government participation in its smart card development, from the Office of Chief Scientist of the Israeli Ministry of Industry and Trade), the majority of which related to smart-card based activities.

      As of June 30, 2000, we have incurred net losses aggregating approximately $23.2 million (including $17.8 million in non-cash charges primarily related to the issuance of securities and extinguishment of debt), reflecting principally net general and administrative expenses and net research and development expenses. We expect to incur significant up-front expenditures in connection with the new focus of our operations, and operating losses are expected to continue for the foreseeable future. There can be no assurance that we can be operated profitably in the future. Our continuation as a going-concern is dependent upon, among other things, our ability to obtain additional financing when and as needed, and to generate sufficient cash flow to meet our obligations on a timely basis. We may also explore other business options including strategic joint ventures and business combinations, including investments in other companies, or mergers. The report of the independent auditors on our financial statements for the year ended December 31, 1999 includes an explanatory paragraph relating to the uncertainty of our ability to continue as a going concern, which may make it more difficult for us to raise additional capital.

      A substantial portion of our operating expenses are attributable to non-cash charges associated with the compensation of consultants and senior company personnel through the issuance of stock options and stock grants. Such stock based compensation resulted in non-cash charges of $3.9 million for the six months ended June 30, 2000. We believe that these compensation levels were necessary to retain the services of qualified individuals.

      We issued to an independent consultant warrants, exercisable through February 2002, to purchase up to 1.5 million shares of our common stock, at an exercise price per share of $0.01. As a result of the issuance of these warrants, we recognized a significant non-cash cost, and recorded approximately $1.5 million as deferred financing expenses and charged approximately $88,000 to operations.


      In February 2000, we issued $1,000,000 of our 10% convertible debentures to private investors. The debentures were issued pursuant to the terms of an agreement which further provides that, subject to certain conditions, certain of these investors will purchase an additional $1,000,000 of debentures no later than five days after the effective date of a registration statement covering the common stock into which the debentures may be converted. In April 2000, certain of these investors pre-funded $500,000 of this obligation. The debentures mature on the second anniversary of issuance. The debentures are convertible into shares of the Company's common stock at a conversion rate $0.40 per share, subject to adjustment under certain conditions.

      In connection with the issuance of the 10% convertible debentures, we issued to the debenture holders warrants to purchase, in the aggregate, 625,000 shares of our common stock at an exercise price per share of $1.00. In connection with the pre-funding of $500,000 with respect to the obligation to purchase an additional $1,000,000 of debentures, we issued warrants to purchase in the aggregate an additional 312,500 shares of our common stock at a per share exercise price of $1.00. The warrants expire on February 28, 2003. The debentures and the warrants are currently convertible and exercisable, subject to certain restrictions. Upon issuance of the remaining $500,000 of the debentures, we will issue warrants to purchase in the aggregate an additional 312,500 shares of our common stock at an exercise price per share of $1.00.

      In February 2000 we converted outstanding debt of approximately $700,000 in principal and accrued interest into 3,490,000 shares of our common stock. The price of such shares on the date of issuance was $3.00 per share. We recorded a non-cash extraordinary loss in the amount of approximately $9.8 million and a corresponding increase of additional paid-in capital to reflect the fair value of shares issued in connection with this transaction. The 1999 year-end financial statements attached to this Registration Statement of which this prospectus forms a part, have been revised to properly disclose these post balance sheet events.

      In July and August 2000 we received gross proceeds of $4,250,000 (before deducting approximately $500,000 in commissions) from the private placement of one million shares of our common stock and one million shares of our convertible preferred stock. The resale of the common stock is included in the registration statement of which this prospectus forms a part. As part of this private placement, we issued warrants to purchase up to two million shares of our convertible preferred stock at an exercise price equal to $3.50. The shares of preferred stock issued or issuable pursuant to such warrants are automatically convertible to shares of our common stock upon (and subject to) approval by our stockholders, at the annual 2000 general stockholders meeting, of a proposal to increase the authorized shares of common stock that we may issue from time to time. Our Board of Directors adopted on July 19, 2000, a resolution to increase the authorized common shares that we are authorized to issue from time to time to 70 million common shares. We granted to the purchasers of the preferred stock limited pre-emption rights, exercisable under certain conditions, with respect to any future share issuances by us. Forty-three and three quarters percent (43.75%) of the proceeds of this private placement must be used solely to finance the activities relating to our PLT subsidiary.

      In August - September 2000, we raised gross proceeds of approximately $7,350,000 (before deducting approximately $900,000 in commissions) from the private placement of our 10% convertible debentures. The debentures are automatically convertible into shares of our common stock upon (and subject to) approval by our stockholders, at the annual 2000 general stockholders meeting, of a proposal to increase the authorized shares of common stock at a conversion price per share ranging between $2 and $3.00. At the time of the conversion of each debentures, a warrant will be issued to the holder to purchase such number of shares as shall equal the conversion shares into which the debenture was converted, at an exercise price per share ranging between $3.50 and $4.00.

      We undertook to have registered for resale the common stock into which the preferred stock and the convertible debentures purchased in August-September 2000 are convertible within 135 days following such conversion. If these conversion shares are not so registered by such date, then we are obligated to issue to the holders of these shares, for each 30 day period following such date that such shares are not so registered, additional shares of our common stock in an aggregate amount equal to 5% of the outstanding shares, up to a total maximum of 15%.

      We anticipate that cash on hand, as well as the remaining $500,000 to be invested by the holders of the 10% convertible debentures placed in February - April 2000 not later than five days after the effective date of this prospectus, will allow us to maintain operations as presently conducted through at least the next twelve months. If, however, we expand operations to include strategic partnerships or mergers or acquisitions, then we will require additional financing to maintain expanded operations. We are currently reviewing possible private sales of equity or debt with equity features. We have no commitments for any such financing and there can be no assurance that we will obtain additional capital when needed or that any such additional capital will not have a dilutive effect on current stockholders.

                                    BUSINESS

Introduction


      We are engaged in the design and development of products and services in the fields of electronic commerce, Internet access and advanced telephony applications.

      Our activities are currently centered in two distinct areas: (i) to market a unique solution, including proprietary tehnology, that is designed to facilitate the provision of rapid power line telecommunication services to homes, business and power utilities, initially in North America and Japan and
(ii) the establishment, initially in Israel, of a nationwide screen phone network that is designed to enable e-commerce and Internet browsing for consumers who do not have access to, or are unable or unwilling to use, personal computers.


      Since our founding as a Delaware company in June 1996, we have been engaged primarily in the design and development of smart card based technologies and products. Owing to a fundamental reassessment of general market developments in the field of smart card based technologies, we elected to leverage our experience and expertise acquired in the area of smart card based technologies to the design, development and commercialization of our proprietary technologies in the field of power-line-telecommunications (PLT) and screen phones. We have ceased all design and development efforts in the smart card area.


      We have established a subsidiary, PLT Solutions, Inc., in which we hold a 90.1% interest, to promote a unique technology designed to facilitate the use of existing electricity power lines and grids in the United States and Japan for rapid Internet, telephone and data transfer to ordinary business and personal users. Existing electrical power grids are not currently in use for high speed data transmission due to certain power utility infrastructure limitations. We have designed and developed proprietary technology that overcome these infrastructure limitations. We believe that our technology will be especially attractive to power utilities.


      We also have established a wholly owned subsidiary in Israel, ICC, which carries out research and development for PLT Solutions, Inc.


      We also have a 49% interest in a newly established Israeli company, Kliks, which is engaged in attempting to establish a nationwide screen phone network in Israel. Kliks is currently marketing a third party's screen phone in Israel and also designing and establishing a services delivery platform to which users of the screen phone will have access. Users may log on to such platform to gain access to services such as e-mail, home shopping and advanced telephony. The network screen phone will enable Internet access for a wide segment of the population which is less familiar with the use of personal computers (PC's), or belongs to the large segment of populace which does not have a PC. Mr. Bernie Wolff, the Chief Executive Officer of Kliks.com and our former Vice President, holds a 41% interest in Kliks and the remaining 10% is held by an unaffiliated third party.


      A discussion of each of power line transmission and the screen phone network follows:

Electrical Power-Line Transmission

General Background Relating To Internet Access

      Worldwide Internet communications can be divided into the "backbone" network and the "access" network. The backbone network is carried over optical fibers between cities and continents, and we believe, provides essentially unlimited capacity for sending relatively large amounts of data over long distances. However, the optical fiber technology used for the backbone network is too expensive to extend to each individual user. Accordingly, distributing the data from the backbone network to homes and business is done via an "access" network, also referred to as the "last mile" network.

      To date, traditional Access networks have included modems connected to conventional telephone lines, higher speed digital subscriber telephone lines
(ADSL), cable TV with data modems in set-top boxes and, more recently, wireless networks. However, we believe that the traditional access methods have certain drawbacks. The ADSL method typically requires high implementation costs. Cable TV modems are characterized by loss of rapidity of service when the number of subscribers reaches a critical mass and wireless networks are unreliable, as is generally the case in the use of cell phones.

      One of the more rapid and affordable methods of access utilizes conventional electrical power grids, also known as power-line communication, to transmit data to individual users. The use of electrical power grids as an access method is, in our view, an especially attractive proposition given the widespread infrastructure "wiring" already in place. The same electrical wiring that carries electrical power to individual homes and business can also transmit high speed data. However, there are certain infra-structural limitations that have, until recently, effectively precluded the use of conventional electrical power grids as an affordable access method.

      Electrical power is generated at a power station and furnished to an urban or rural substation which services a neighborhood, typically extending over several square miles. The electrical power generated at the power station is sent over relatively high voltage lines and needs to be reduced to a lower voltage for further distribution within the neighborhood. At the neighborhood substation level, a "stepdown transformer" reduces the high voltage electrical power generated to "medium" voltage for further distribution within the neighborhood. The medium voltage needs to be further reduced to familiar 120 volts by "distribution transformers" located near the neighborhood homes and businesses.

      However, the distribution transformers were designed for 60 Hz power, and completely fail to transmit the high frequency, data-carrying signals arriving over the grid from the substation. Therefore, to ensure that data can get from the neighborhood lines to the 120 volt outlets, a "bypass coupler" is needed as a bridge around the distribution transformer. These couplers need to be physically (and therefore electrically) connected directly to the high voltage lines. To achieve the electrical connection the coupler needs to withstand high voltage, and is therefore very expensive to manufacture.

      Our proprietary technology enables coupling the data to and from the neighborhood distribution lines without the need to establish an electrical connection. Our proprietary coupler, a prototype of which is ready for feasibility demonstration, either uses the existing insulation of underground cables or is easily insulated to slip around overhead medium voltage distribution wires. Accordingly, the manufacturing costs are significantly reduced in comparison to the conventional bypass coupler.

Advantages of Utilizing Existing Power lines for High Speed Data Transmission

      The use of electricity power lines to connect homes and businesses to the Internet, for telephony or for any other form of data transmission provides both consumers and suppliers with a range of compelling economic and practical benefits.

      The advantages in employing power line communication include:

      o Coverage - the power grid is the most extensive "wire" network in the world. More individuals and businesses have access to the electrical grid than any other "wire" network, including telephone lines. The low voltage wiring extends to every room in the business and home, and obviates expensive and disruptive wiring.

      o Modernity - the electric grid in most areas of the world is more modern and better maintained than any other wired communication network.

      o Simplicity - power line communications are not burdened by telephony's conventional technologies, including outdated routers, bridges, gateways, legacy switches and software, which slow down traditional communications.

      Fueled by recognition of the overwhelming financial and practical benefits, interest in high speed power-line telecommunication has expanded. Technical conferences on the subject are frequent, and attended by power companies, as well those from other relevant fields including telecommunications and networking companies such as 3COM, Cisco, Cinergy and others. PLT chips and modems for in-house networking are maturing, and a large number of companies are vying for this market. Network speeds of data transmission are rapidly increasing. To realize maximum benefit from the in-home network, users are looking to connect it to a high speed Internet feed. So an initial group of users who already use low voltage, in-premises PLT and trust the technology is emerging, with a built-in demand for access connectivity to the Internet backbone.

      Europe's 230 volt line voltage allows a large number of customers to be fed by each distribution transformer. Most of the trials of neighborhood PLT have taken place in Europe, but have usually limited themselves to sending data over the 230 volt feed lines, and have not attempted to establish substation-to-home neighborhood Access networks.

Comparison of Power-Line Communication with other High Speed Access Solutions

      o Digital Subscriber Line (DSL) - subscribers need to be within approximately 5.5 km of the telephone company's central office. It is a point-to-point connection, so the one time installation cost to the end user is high. Users report that installation times are long, and availability is sparse. Phone companies need to invest considerably to beef up their networks, which were never designed for high speed data and very long session times.

      In contrast, our networks can be deployed in entire neighborhoods in a matter of days, and their direct connection to the backbone means no bottlenecks or heavy investments. Also, telephone outlets typically exist in only one to three locations within a premise, while power outlets are already installed in every room.

      o T1 Trunks - T1 (1.544 Mbps) is a digital telephony trunk, typically used by phone companies to provide telephone service to large organizations. It provides high speed in both directions, the equivalent of 24 telephone conversations. But, its $250 monthly tariff prices it out of the market for most home and small business users.

      o Satellite - Some satellites serve as data relay stations, and some of these are connected to the Internet backbone to provide high speed data to users. The user needs to buy, mount and aim a fairly large dish, he needs a microwave transmitter/receiver, and a special modem. Since the ground-based antennae cannot beam a strong signal back to the satellite, only low speeds of 56 kilobits per second can be sent from the user to the Web, the same data speed as is available over dialup modems.

      o Cable Modems - TV cable networks have been designed and constructed as one-way feed systems, providing a large number of channels to a large user base. Subscribers to cable companies share their cable lines with other subscribers, sometimes a very large number of them, so even the high promised data speeds (up to 36Mbps) may not guarantee good service during peak usage. Sending data back from the user to the network is problematic over cable TV lines, due to the accumulation of noise generated by the television sets and other devices, from all of the connected customers, reaching the TV cable. Cable companies must invest substantially in upgrading their equipment to be able to send data upstream, and in laying cables outside of urban areas. Data service is available to only a small percentage of Internet users.

      In contrast, PLT exploits the natural segmentation of the neighborhood power grid, to keep the number of users sharing the data stream within reasonable limits. Typically, only 50 - 200 premises share a common phase line in the US, and the number of users demanding simultaneous downloads of large files is likely to be very small. PLT Solutions expects the typical user to enjoy data rates from 1 - 10 megabits per second, usually enough to pass the maximum data rate available from the Web site being accessed, for the foreseeable future.

      In addition, cable TV outlets typically exist in only one or two locations within a premise, while power outlets are already installed in every room. This saves expensive and disruptive rewiring, when data users include PCs, Internet telephones, and eventually many intelligent appliances.

      o Wireless Local Loop - Similar to cellular telephone network deployment, microwave relay stations may be deployed in neighborhoods to provide last mile Access for Internet data to homes and businesses. The same problems of communications reliability that beset cellular telephones are likely to affect wireless local loop systems. These include need for near line of sight between hub and user, multiple reflections of signals in dense residential areas, the blocking effects of the metal building materials, and seasonal variation of foliage and effects of precipitation on radio transmission quality.

      Another inherent limitation is the frequency bandwidth available in the shared domain of radio frequencies, and the difficulty of providing significant future upgrades in data speeds without regulatory permission and massive retrofitting of equipment.

Our Solution

      PLT Solutions proposes utilization of conventional electrical power lines as its access channel. The data path is as follows: (i) high speed data arrives over the optical fiber backbone cable, routed to the neighborhood utility substation, (ii) the specific data intended for the subscribers of a particular neighborhood is selected from the general data stream by a standard network device called a router, (iii) the digital data is turned into a high frequency signal using a modem, and (iv) the high frequency, data-carrying signal is carried onto the neighborhood power distribution line using our proprietary coupler.

      At each distribution transformer, serving typically two to six premises, the data is received, as follows: (i) the high frequency, data-carrying signal is coupled from the neighborhood power distribution line onto the customers' 120 volt feed lines using our proprietary coupler, (ii) the high frequency signal is converted back to data using a modem, and (iii) the PC or other user device listens to the neighborhood data, and accepts that data which is addressed to itself.

      The process of sending data from the user device to its destination uses the above pathway in the reverse direction.

Integrating Our Coupler into a Complete Access Network

      In order to provide a comprehensive power line access solution to the end user, our coupler is required to be integrated with the following technologies:

o     a spread spectrum modem
o     a media access control processor
o     a network control system
o     user interface devices

      The spread spectrum modem is the device which turns the digital data into a high frequency signal, and its spread spectrum character both minimizes radio interference and provides tolerance for the noise interference to be found on power lines. The media access control processor is the "traffic cop" which coordinates packaging of data into "packets," and who sends listens. The network control system provides overall control of traffic. And the user interface devices translate the high frequency signals coming over the power line into useable data for their computers and other devices.

      In order to provide a comprehensive solution in an expeditious manner, we need to coordinate our efforts with companies experienced in the modem and networking fields. We are currently examining options respecting alliances with such companies. We cannot provide any assurance that we will be successful in concluding such alliances.

      Our solution seeks to provide an initial system data rate of 10 megabits per second, and we believe that this can be upgraded to several times this speed, with future developments in hardware and software. For example, current modems use relatively simple "modulation" techniques that turn data bits into high frequency energy. Future modems are expected to use more sophisticated modulation techniques which allow the same frequency band to carry at least three times more data.

Our Coupler Product

      We believe that we have completed the design and development of a unique coupling method with very low projected manufacturing costs and that does not materially impact on power grid reliability. Our prototype product has passed high voltage testing at a lab in the US and has been field tested for communications between two transformers at a power company site.

      Our coupler features:

o     Low cost (25% cost of an existing solution)
o Capacity for very high data rates, exceeding 10 megabits per second, which is 200 times faster than dialup modems can provide.
o     Installation without interruption of service to customers
o     No material impact on reliability of electrical grid
o     Works even during power outage
o     Installation without exposure to high voltages
o     Virtually unlimited life of service

      We are currently in the process of arranging for the pilot testing of our proposed product with potential commercial partners. Further productization steps will include Standards testing and certification, mechanical package design and tooling for mass production.

      To provide a end to end data distribution network, we need to collaborate with a modem and media access control processor chip manufacturer, and a data network equipment manufacturer.

      It will be necessary for us to obtain the cooperation of a utility company in order to progress with full pilot testing and commercialization.

Production & Supplies

      Our proprietary couplers utilize special magnetic materials and high voltage weatherproof plastics, as well as standard components that are obtainable from local sources. We have identified potential suppliers who can supply the special magnetic materials and high voltage weatherproof plastics. We have held meetings with these suppliers, and initial estimates have been made for one time tooling costs. We do not regard any one supplier as essential to our operations since equivalent replacements for the components are either available from one or more sources at competitive prices. We believe that approximate cost to the Company of the components for the couplers should not exceed $20 per unit. The Company currently does not have a written contract with any supplier for any of the components.

      Subject to successful completion of pilot testing, we intend to initially assemble the couplers at our facilities. We anticipate that we will need to retain appropriate professionals to assemble and test the couplers. We estimate that with 5 assemblers and 3 testers we can fill orders of up to eight thousand units per month. As quantities grow, offshore assembly facilities may be selected, to increase production capabilities and reduce cost.

      We anticipate that all future suppliers and assemblers will be certified to recognized international quality assurance standards.

Competition

      The Internet Access market is highly competitive. We face competition from many Internet access and service providers with significantly greater financial resources, well-established brand names and large, existing customer bases. Moreover, we expect the level of competition to intensify in the future. We expect significant competition from:

      I. (ISPs) Internet Service Providers.

      ISPs provide Internet access to residential and business customers. These companies provide Internet access over existing networks. They have nationwide marketing presences and strategic or commercial alliances with telecom carriers. Significant ISPs include Concentric Network Corporation, Mindspring Enterprises, Inc., PSINet Inc. and Verio, Inc. Incumbent Local Exchange Carriers, ILECs, such as SBC Communications, Inc., GTE Corp., Ameritech Corp. and US WEST, Inc.

      II. Wireless and Satellite Service Providers.

      We also face competition from other fixed-wireless services, such as Teligent, Inc., NEXTLINK Communications, Inc. and Winstar Communications, Inc. AT&T has also announced plans to expand its fixed-wireless network to compete for voice and high-speed data customers in businesses and residences. We also may face competition from satellite-based systems. Motorola Satellite Systems, Inc., Hughes Communications, Inc. (a subsidiary of General Motors Corporation), Teledesic LLC and others have filed applications with the FCC for global satellite networks that can be used to provide ubiquitous two-way broadband voice and data services to fixed locations. Many of these competitors are offering, or may soon offer, technologies and services that will directly compete with some or all of our service offerings.

      III. Other Telephony Services.

      We also face intense competition from other providers of telephony transmission services. Many of the existing providers of telephony services, such as regional Bell operating companies and other local exchange carriers, have significantly greater financial and other resources than us and better established brand awareness in their service areas.

      IV. Subscription Television Competition Hardwire Cable.

      Our principal subscription television competitors are traditional hardwire cable operators such as AT&T Broadband & Internet Services (formerly TeleCommunications, Inc.), and Time Warner Entertainment. Hardwire cable companies generally are well established and known to our potential customers and have significantly greater financial and other resources than we have. In addition, these competitors are also bundling additional services with their cable TV services, such as high-speed Internet access, to enhance their products. Direct Broadcast Satellite ("DBS") service is available from DirecTV, Inc., which is a subsidiary of the Hughes Electronic unit of General Motors Corporation and Echostar Communications Corporation. We compete with many retail distributors of DirecTV and other DBS service.



Screen Phones

      Through Kliks, an Israeli company, we intend to serve as the vehicle in Israel to offer the screen phone as an effective tool for offering a full range of Internet and e-commerce services to the business (B-to-B) and public consumers. Kliks has developed a concept that offers all the elements essential for capitalizing on current consumer interest in the Internet and e- commerce, while overcoming most of the shortcomings of a PC-based market approach by the on-line services industry.

      The means to deliver services to the end-user will be through screen-enhanced telephones supporting enhanced telephony services that are now commercially available. The screen phones are Internet enabled with an integrated alphanumeric keyboard, and a reader capable of handling smart cards for electronic payments. The model relies on using Internet enhanced screen phones instead of the personal computer (PC) as the conduit for electronic commerce.

      Kliks is proposing a staged approach for this opportunity by which consumers will initially be offered standard applications (e-mail, advanced telephony, and Internet browsing/access) through the screen phone with the opportunity at a second stage to expand the services to include a full suite of e-commerce activities. The user being able to order consumer items/services at home via the screen phone in the comfort of the home creates a very attractive and friendly environment for enhancing e-commerce activities.

      Kliks success will be dependant on its ability to obtain the exclusive distribution rights in Israel for a screen phone and its ability to design and establish a services delivery platform. Kliks is currently negotiating such rights for a screen phone which it believes to be a superior product. Kliks has entered into an agreement with a software design company to develop and maintain a services platform, pursuant to which users of the screen phone may log on to gain access to services such as e-mail, home shopping and advanced telephony. In addition, Kliks will need to enter into strategic relationships with well-established providers, such as the national telecommunication carrier (Bezeq), and a platform operator, who together will launch a portfolio of screen telephony and electronic services to both business and the consumer.

Customer Profile

      The screen phone which Kliks intends to offer in the Israeli market, is a conventional telephone. For the implementation plan, the screen phone deployment will start in upscale communities with a high percentage of families with children, business seniors and professional people. Once the business is established, deployment can proceed to the wider community, with a goal of achieving high penetration in the minimum period of time.

      In addition to revenues from home-based services, we believe that Kliks will be able to generate revenues from large organizations whose business depends on establishing and maintaining long-term account relationships with customers. This will include banks and other financial service companies, telephone and utility companies, consumer orientated services (supermarkets, travel agencies, etc.) and leisure organizations (cable, pay per view, lottery etc.). Within a community, sponsors will use this channel to deliver local content services, thereby developing sustainable long-term relationships. Community services organizations (schools, local authorities, libraries etc.) will have a direct electronic link into the homes in their community, in order to promote local services. This will be achieved through conventional e-mail messaging through the server.

Competition

      Kliks will face competition primarily from two different avenues.

      Alternative screen phones - there are other Internet screen phones available on the market, but so far none are being marketed in Israel. Kliks believes that the screen phone for which it is currently negotiating the exclusive Israeli distributions rights is a superior product in the market and that it will provide a high entry barrier for potential competitors.

      Other Communication Media - there are several media which do, or are expected, to provide services which overlap with the Kliks portal:

      ISPs (Internet Service Providers) - offer online portals. However, the screen phone is well positioned against the PC, since it is a more user-friendly device, always switched on and is more cost-effective. Moreover the US and UK experience has shown widespread acceptance of screen phones in communities with higher than average PC penetration.

      Web TV is expected to enter the market with similar services using the TV as interface. The TV is currently seen primarily as an entertainment device, while the screen phone will be easier and quicker to access.

      Cellular - operators in Israel are establishing portals that will enable their subscribers to access the web and information services. Wireless Access Protocol (WAP) services are under development which will be delivered to mobile phones. Although these services will also be suited to screen phones, they are primarily for mobile use. They do not, in our view, represent a threat to the screen phone in the home due to differences in communication costs and size of the screen among other factors.

      Online Banking Services - Existing commerce systems (telephone/home banking services) are being offered by financial institutions. Most Israeli banks offer this service to their customers, and the current number of subscribers per bank is approaching 150,000. Apart from cash withdrawals and cash deposits, all teller services can be activated. Similar services exist for commercial banking, with additional services in wholesale banking such as L/C, Foreign Exchange, etc. Citigroup has announced that within the next few months, it will enter the local market, and concentrate on offering electronic banking services to high net-worth customers.

Patents and Trade Secrets

      Two provisional patent applications, with 1999 and 2000 priority dates, and an assignment to PLT Solutions, Inc., have been submitted to the United States Patent & Trademark Office. Our Israeli subsidiary, Ambient Ltd., has two smart card patent applications pending in Israel which were filed in 1996, for one of which a corresponding application was filed in the United States in 1997. The United States Patent and Trademark Office ("PTO") has allowed one patent application, which was filed in the United States in 1996, for which a corresponding application was filed under the international Patent Cooperation Treaty in 1997. There is currently one US patent pending in the field of contactless smart cards. The smart card technology is not currently being exploited nor do we foresee that it will be exploited in the near future.

      There can be no assurance that any of our future patent applications will be granted, that any current or future patent or patent application will provide significant protection for our products or technology, be of commercial benefit to us, or that the validity of such patents or patent applications will not be challenged. Furthermore, there can be no assurance that any patent underlying licensed technology will not be challenged. Moreover, there can be no assurance that foreign patent, trade secret or copyright laws will protect our technologies or that we will not be vulnerable to competitors who attempt to copy or use our Smart Card products or processes.

Research & Development

      A wholly owned subsidiary of the Company in Israel, Insulated Connection Corporation, Ltd., provides research and development work for PLT Solutions Inc. Neither the Company nor Ambient Ltd, its Israeli subsidiary engaged in smart card based technologies, undertakes any research and development activities.


      From the date of inception through June 30, 2000, we have expended approximately $1.29 million on research and development (net of $558,195 received by Ambient Ltd. as government participation in its smart card development from the Office of Chief Scientist of the Israeli Ministry of Industry and Trade), including approximately $108,000 for the year ended December 31, 1999 and approximately $126,000 for the six months ended June 30, 2000. Most of the amounts were expended in research and development activities relating to smart cards.


Employees


      As of October 3, 2000, our company employed nine employees. Mr. Mark Isaacson, our Chief Executive Officer, also serves as Chief Executive Officer of our subsidiary PLT Solutions, Inc., and our Chief Financial Officer, Mr. Wilfred Kopelowitz, serves as Chief Financial Officer of PLT Solutions, Inc., ICC and Ambient Ltd. Kliks.com, our 49% owned subsidiary, employs 3 employees. ICC employs Dr. Yehuda Cern, who serves as the Chief Technical Officer of ICC.

Our Property


      Our corporate offices and those of PLT Solutions, Inc. are located at 1033 Beacon Street, Brookline, Massachusetts, 02446, and are comprised of approximately 2,400 square feet leased at a monthly rental of approximately $7,800 with a scheduled expiration date of July 1, 2003.

      Kliks' corporate offices are located at 3 Gavish St., Kfar Saba, Israel, and are comprised of approximately 60 square meters at a monthly rental of approximately $750. Kliks has contracted for new office space at the same premises comprised of approximately 190 square meters at a monthly rental of $2,500 and a scheduled lease expiration date in December 2002.

      Kliks anticipates moving into the new premises on or about December 1, 2000. Our Israeli subsidiary, ICC, leases 250 square meters of office space in Jerusalem, Israel, at a monthly rental of approximately $2,500 with a scheduled expiration date in May 2001. We are in the process of examining the prospect of sub-leasing all or a part of such premises.


Legal Proceedings

      We are not involved in any pending legal proceedings.

                                   MANAGEMENT

Directors, Executive Officers, Promoters And Control Persons

      The names, ages and positions of our directors, executive officers and key employees of certain of our subsidiaries are as follows:

      Name                Age        Position
      ----                ---        --------


      Mark Isaacson        40        Chief Executive Officer and Director; Chief
                                     Executive Officer and Director of PLT
                                     Solutions, Inc.

      Wilfred Kopelowitz   44        Chief Financial Officer and Secretary;
                                     Chief Financial officer of PLT Solutions
                                     Inc.; Chief Financial Officer of Insulated
                                     Connection Corporation, Ltd.

      Ram Rao              36        Chief Network Architect

      Dr. Yehuda Cern      56        Chief Technology Officer of Insulated
                                     Connection Corporation, Ltd.

      Bernie Wolff         54        Chief Executive Officer and Director of
                                     Kliks.com Ltd.


      The business experience, principal occupations and employment, as well as the periods of service, of each of our directors and executive officers during at least the last five years are set forth below.


      Mark Isaacson has been and a director and Chief Executive Officer of the Company and Chief Executive Officer of PLT Solutions, Inc. since September 11, 2000 and has been the acting Chief Operating Officer of PLT Solutions, Inc. since April 2000 until his appointment as Chief Executive Officer. From 1998 until April 2000, Mr. Isaacson served as an independent consultant to various companies in the high technology industry. From 1995 to 1998, he held the post of President of The Marlin Group, Inc., a marketing and business development consultancy specializing in brand marketing. In this capacity he was responsible for company operations and business development. From 1983 through 1994, as President of Prestige International, a specialist company in implementing consumer brand marketing and merchandising projects for Fortune 1000 companies, he was responsible for company operations and worldwide business development. Mr. Isaacson has over 16 years of senior management experience.





      Mr. Kopelwitz has been Chief Financial Officer and Secretary of each of our company and PLT Solutions, Inc. since September 11, 2000. From May 2000 through the time preceeding his appointment as Chief Financial Officer Mr. Kopelowitz worked for a financial consulting agency. From January 1999 through April 2000, Mr. Kopelowitz served as Corporate Controller at Amdocs, a multi-national company specializing in software solutions for customer care and billing to the telecommunictions industry whose securities are traded on NYSE. From August 1993 through December 1998, he served as Corporate Controller at Indigo N.V., a worldwide developer, manufacturer and distributor of innovative digital color printing systems. Mr. Kopelowitz held other senior finance positions with a major multi-national chemical company. Mr. Kopelowitz obtained a BA in economics and accounting in 1983 from Bar-Ilan University in Israel and is a certified public accountant.

      Our director holds office until the next annual meeting of stockholders and the election and qualification of a successor. Directors currently do not receive cash compensation for serving on the Board of Directors. Officers are elected annually by the Board of Directors and serve at the discretion of the Board. Roan Capital Partners, L.P., the underwriter of the Company's initial public offering, is entitled to designate one director to the Board during the three (3) year period ending February 12, 2001. Roan Capital Partners, L.P. has not identified any director designee.

Key Employees

      Below is certain information relating to a key employee of our company and a key employee of our wholly-owned research and development subsidiary, ICC, and our 49% owned subsidiary Kliks.com.

      Mr. Ram Rao has been our Chief Network Officer since September 2000. From March 2000 until the time immediately preceding his joining our company, Mr. Rao was the Chief Information Officer at Mullen, one of the larger advertising agencies in North America. From November 1995 through February 2000, he was the President and Co-Founder of Gaialinks Inc., a company engaged in the development of network management software tools and providing network analysis and consulting services for large heterogeneous, multi-vendor, multi-protocol networks and systems. From January 1990 through November 1995, he was affiliated with Boston University where he was Associate Director (from January 1995 through November 1995) and a Network System Manager (from July 1990 through December 1994). Mr. Rao received a B.S. degree in Computer Engineering (cum laude) from Boston University College of Engineering in 1988.


      Dr. Yehuda Cern has been Chief Technology Officer of Insulated Connection Corporation, Ltd. since February 2000 and was the Chief Technology Officer of our subsidiary Ambient Ltd. from September 1997 to January 2000. Dr. Cern worked at AirOptics, Inc., an infrared communications company located in Lancaster, Pennsylvania and a subsidiary of JOLT, Ltd. in Jerusalem, as Chief Operating Officer and Senior Vice President from 1996 to 1997 and as Chief Technical Officer from 1993 to 1996. From 1991 to 1993, Dr. Cern served as R&D Manager and then Chief Operating Officer of News Datacom Research Ltd., a subsidiary of News Corp. located in Israel. Dr. Cern received a B.S. degree and an M.Sc. degree in electrical engineering from Wayne State University in Detroit and a Ph.D. in medical electronics from the Weizmann Institute in Israel.


      Bernie Wolff has been the Chief Executive Officer and Director of our subsidiary Kliks.com Ltd. since January 2000. Mr. Bernie Wolff served as Vice-President of our company from March 2000 until his resignation from that position on September 4, 2000. From 1998 to 1999 he held the post of Executive Vice President of Strategic Alliances and Business Development for PFS Ltd., a software development company in Israel, specializing in wholesale banking Fx and MM trading systems for financial institutions. From November 1997 until January 1998, Mr. Wolff served as a Vice President of Surecomp Ltd., a software development company in Israel. From 1982 to October 1997, he held senior international corporate positions in 5 countries for Philips Electronics in a career spanning almost 25 years. Prior to moving to Israel in 1997, he served for seven years as a Senior Vice President of Sales and Marketing for Philips Home Services in the U.S. In this capacity, he was responsible for the investigation of the on-line services industry in the U.S.




Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities (collectively, the "Reporting Persons") to file certain reports regarding ownership of, and transactions in, the Company's securities with the Securities and Exchange Commission (the "SEC"). These officers, directors and stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports that they file with the SEC. Based solely on a review of Section 16 reports received by the Company from Reporting Persons, the Company believes that for the year ended December 31, 1999 each of Aryeh Weinberg and Michael Braunold failed to file a Form 3 in connection with their appointment as an officer and election as a director of the

Company and Aryeh Weinberg failed to file a Form 4 or 5 with respect to options granted to him in May 1999.


Executive Compensation

      The following table sets forth all compensation awarded to, earned by, or paid for all services rendered to the Company during the Company's fiscal years ended December 31, 1999, 1998 and 1997 by the Company's former Chief Executive Officer and other "named executive officers," as defined under the rules and regulations of the Securities Act of 1933, as amended (the "Securities Act").

                           SUMMARY COMPENSATION TABLE


Name and
Principal Position               Year         Annual Compensation                    Long-Term Compensation
---------------------            ----         -------------------                    ----------------------
                                                            Other Annual
                                         Salary      Bonus  Compensation         Awards                     Pay-outs
                                         ------      -----  ------------         ------                     --------
                                           ($)        ($)        ($)     Restricted   Securities
                                                                           Stock      Underlying                 All Other
                                                                          Award(s)     Options        LTIP        Compen-
                                                                            ($)          (#)       Pay-outs($)    sation($)
                                                                         ----------   ----------   -----------   ----------
Aryeh Weinberg,                  1999     65,666      --          --          --      51,000(2)          --            --
Former Chief Financial Officer   1998     52,484      --          --          --          --             --            --
and Former Acting                1997     16,250      --      80,000(3)       --          --             --            --
Chief Executive Officer(1)

Yehuda Cern                      1999    115,139      --          --          --          --             --            --
Former Chief Technology          1998    120,017      --          --          --          --             --            --
Officer(4)                       1997     29,537      --          --     336,000(5)       --             --            --

Jacob Davidson,                  1999     23,991      --          --          --     119,000(7)          --            --
Former Chief Executive           1998     83,244      --          --          --          --             --            --
Officer(6)                       1997     61,085      --          --          --          --             --            --

(1) Mr. Weinberg acted as our Chief Executive Officer from September 1999 to March 2000. Mr. Weinberg resigned from his position as Chief Financial Officer and from his directorship on September 4, 2000 and will continue in the employment of the Company through September 30, 2000.


(2) Represents 51,000 vested options issued in May 1999 under the Company's 1998 Stock Option Plan at an exercise price per share of $0.81. See "Certain Relationships and Related Transactions."

(3) Represents the value of 20,000 shares of our common stock issued in February 1997 (based on August 1997 valuation).

(4) Dr. Cern resigned from the position of Chief Technology Officer of our subsidiary Ambient Ltd., in January 2000. Dr. Cern has held the position of Chief Technology Officer of our affiliate Insulated Connection Corporation, Ltd. since March 2000.

(5) Represents the value of 84,167 restricted shares of our common stock issued in August 1997. Such shares vested in August 1998.

(6)   Jacob Davidson resigned from our employ in September 1999.

(7) Represents 119,000 vested options issued in May 1999 under the Company's 1998 Stock Option Plan at an exercise price per share of $0.81. See "Certain Relationships and Related Transactions."


For information relating to the significant compensation of our recently hired new Chief Executive Officer, Mark Isaacson, our new Chief Financial Officer, Wilfred Kopelowitz, and other key employees, see "MANAGEMENT-Employment Agreements; Key Employees" and "SECURITIY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT".


                             OPTIONS GRANTED IN 1999

      The following table sets forth certain information concerning options granted during 1999 to the executive officers named in the Summary Compensation
Table:

                        Number of          Percentage of
                       Securities          Total Options       Exercise
                       Underlying           Granted to           Price         Expiration
Name               Options Granted (#)   Employees in 1999     ($/Share)          Date
----               -------------------   -----------------     ---------       ----------
Jacob Davidson          119,000                 70%              0.81(1)          2009
Aryeh Weinberg           51,000                 30%              0.81(1)          2009

(1) Based on the closing price of the common stock ($0.81) on May 24, 1999, as reported on the OTC Electronic Bulletin Board.

       AGGREGATED OPTION EXERCISES IN 1999 AND 1999 YEAR END OPTION VALUES


                                                            Number of Securities
                                                           Underlying Unexercised         Value of Unexercised
                            Number of                            Options at               in-the-Money Options
                              Shares                        December 31, 1999(#)         at December 31, 1999($)
                           Acquired on      Value           --------------------      -------------------------------
Name                       Exercise (#)  Realized ($)   Exercisable / Unexercisable   Exercisable(1) /  Unexercisable
----                       ------------  ------------   ---------------------------   --------------   --------------
Jacob Davidson                        0           0       119,000   /      0             $134,470    /        0
Aryeh Weinberg                        0           0        51,000   /      0             $ 57,630    /        0

(1) Based on the difference between the exercise price of such options ($0.81) and the closing price of the common stock on December 31, 1999 ($1.94), as reported on the OTC Electronic Bulletin Board.

1998 Incentive Stock Option Plan

      The Company has adopted the 1998 Incentive and Non-Qualified Stock Option Plan (the "1998 Option Plan"). The 1998 Option Plan provides for the grant of options to purchase shares of common stock to eligible employees, officers, directors, consultants and service providers of the Company. A total of 250,000 shares of our common stock has been reserved for issuance under the 1998 Option Plan.

      The Company's current policy is that all full time key employees be considered annually for the possible grant of stock options, depending upon employee performance. The criteria for the awards are experience, uniqueness of contribution and level of performance shown during the year. Stock options are intended to improve loyalty to the company and help make each employee aware of the importance of our business success.

      The 1998 Option Plan is administered by the Board of Directors. The Board has discretion to select the optionee and to establish the terms and conditions of each option, subject to the provisions of the 1998 Option Plan. Options granted under the 1998 Option Plan may be non-qualified stock options or Incentive Stock Options (an option which is intended to meet the requirements of Section 422 of the Internal Revenue Code) but in any case the exercise price of options granted may not be less than 100% of the fair market value of the common stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the outstanding common stock.) Options may not be exercised more than 10 years after the grant (five years if the grant is an Incentive Stock Option to any employee who owns more than 10% of the outstanding common stock). The Board may, in its discretion and subject to the terms of the 1998 Option Plan (i) accelerate the date or dates on which all or any particular option or options granted under the 1998 Option Plan may be exercised, or (ii) extend the dates during which all, or any particular, option or options granted under the 1998 Option Plan may be exercised, provided, that no such extension will be permitted if it would cause the 1998 Option Plan, or any option granted thereunder, to fail to comply with Rule 16b-3 of the Securities and Exchange Act of 1934, as amended, or if it would cause any incentive stock option granted under the 1998 Option Plan to fail to qualify as an incentive stock option. Except as described below or as otherwise determined by the Board at the date of the grant of the option, and subject to the provisions of the 1998 Option Plan, an optionee may exercise an option at any time within three months (or within such lesser period as may be specified in the applicable option agreement) following termination of the optionee's employment or other relationship with the Company (one year if such termination was due to the death or Disability (as defined) of the optionee) but in no event later than the expiration date of the Option. Except as otherwise determined by the Board at the date of the grant of an Option, if the termination of the optionee's employment or other relationship is for cause, the Option will expire immediately upon such termination. Options granted under the 1998 Option Plan are not transferable and may be exercised only by the respective grantees during their lifetimes or by their heirs, executors or administrators in the event of death. Under the 1998 Option Plan, shares subject to unexercised canceled or terminated options are reserved for subsequently granted options. The number of shares of our common stock reserved for issuance under the 1998 Option Plan, the number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends.

      As of August 1, 2000, 210,000 options to purchase shares of common stock were outstanding under the 1998 Option Plan, leaving a balance of 40,000 shares of our common stock available for issuance.

2000 Equity Incentive Plan

      On July 21, 2000, our Board of Directors adopted the 2000 Equity Incentive Plan (the "2000 Incentive Plan"). A total of 2,000,000 shares of common stock have been reserved for issuance under the 2000 Incentive Plan. The 2000 Incentive Plan will go into effect only upon approval by our stockholders at the 2000 annual general meeting of our stockholders which we anticipate holding this year. Upon and (subject to) the adoption of the 2000 Incentive Plan, we intend to discontinue use of the 1998 Option Plan.

      The 2000 Incentive Plan is to be administered by our Board of Directors or, at its discretion, by a committee. Persons eligible to participate in the 2000 Incentive Plan include all our key employees and consultants, as well as those of our subsidiaries, as determined by the Committee. The 2000 Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, bonus stock, awards in lieu of cash obligations, other stock-based awards and performance units. The 2000 Incentive Plan also permits cash payments either as a separate award or as a supplement to a stock-based award, including cash payments for the income and employment taxes imposed on a participant in respect of any award. The 2000 Incentive Plan is of indefinite duration; continuing until all shares reserved therefore have been issued and performance units have been granted or until terminated by the Board.

      Options under the 2000 Incentive Plan may be incentive stock options and nonqualified stock options. The 2000 Incentive Plan also provides for the grant of stock appreciation rights entitling the participant to receive the excess of the fair market value of a share of our common stock on the date of exercise over the grant price of the stock appreciation right. The exercise price per share of common stock subject to an option and the grant price of an stock appreciation right are determined by the Board of Directors or a committee, provided that the exercise price of an incentive stock option or stock appreciation right may not be less than the fair market value (110% of the fair market value in the case of an incentive stock option granted to a 10% shareholder) of the common stock on the date of grant. However, the 2000 Incentive Plan also provides for the grant of an option, a stock appreciation right or other award allowing the purchase of common stock at an exercise price or grant price less than fair market value when it is granted in substitution for some other award or retroactively in tandem with an outstanding award. In those cases, the exercise or grant price may be the fair market value at that date, at the date of the earlier award or at that date reduced by the fair market value of the award required to be surrendered as a condition to the receipt of the substitute award. Options or stock appreciation rights may not be exercised more than 10 years after grant (five years if the grant is to an employee who owns more than 10% of our outstanding common stock). The 2000 Incentive Plan also provides for the grant of restricted stock. Restricted stock is an award of shares of common stock which may not be disposed of by participants and which may be forfeited in the event of certain terminations of employment or certain other events prior to the end of a restriction period established under the grant. Such an award entitles the participant to all of the rights of a stockholder, including the right to vote the shares and the right to receive any dividends thereon, unless otherwise determined at the time of grant. The number of shares of our common stock reserved for issuance, the number of options outstanding are subject to an adjustment in the case of certain transaction such as mergers, recapitalizations, stock splits or stock dividends.

      Under the 2000 Incentive Plan, an award may also be denominated or payable in, or valued in whole or in part by reference to the value of, our common stock. The terms and conditions of such awards, including consideration to be paid to exercise awards in the nature of purchase rights, the period during which awards will be outstanding and forfeiture conditions and restrictions on awards, are determined at the time of grant. In addition, the Board of Directors or a committee is authorized to grant shares as a bonus, free of restrictions, or to grant shares or other awards in lieu of our obligations to pay cash or deliver other property under other plans or compensatory arrangements, subject to such terms as the Committee may specify. Grants may also consist of the right to receive cash payments, whether as a separate award or as a supplement to any stock-based awards. A grant under the 2000 Incentive Plan may also be comprised of a performance unit, which is a right to receive a payment in cash equal to the increase in our book value if specified performance goals during a specified time period are met.

      In the event of a change of control of, all awards granted under the 2000 Incentive Plan that are outstanding and not yet vested or exercisable or which are subject to restrictions, will become immediately 100% vested in each participant or will be free of any restrictions, and will be exercisable for the remaining duration of the award. All awards that are exercisable as of the effective date of the change of control will remain exercisable for the remaining duration of the award.

Employment Agreements


      Mark Isaacson has been acting Chief Operating Officer of PLT Solutions, Inc. since April 2000 and a director and our Chief Executive Officer and Chief Executive Officer of PLT Solutions, Inc. since September 12, 2000. Mr. Isaacson entered into a 5 year employment agreement with our company as of September 1, 2000 pursuant to which he receives an annual salary of $275,000. Upon (and subject to) the approval by our stockholders at the 2000 annual stockholders meeting of a proposal to increase the number of authorized shares of our common stock, we undertook to issue to Mr. Isaacson fully vested options for an aggregate of 1,350,000 shares of our common stock, at an exercise price per share of $1.00. In connection with any future stock issuances by us, Mr. Isaacson is entitled to anti-dilution protection in an amount necessary to maintain his percentage ownership of the outstanding shares of our stock on a fully diluted basis on the date of grant had his option been exercised on the date of grant. In case of a change in control (as defined in the agreement), all such options will become exercisable at a price per share of $0.10. In case of any such change in control where Mr. Isaacson does not continue as Chief Executive Officer of our company on terms and conditions substantially similar to those contained in his agreement, then he is eligible to receive one-time payment equal to, on an after tax basis, to twice his then current annual salary. Additionally, Mr. Isaacson is entitled to a bonus, payable in respect of each 12 month period commencing on September 1, 2000 in stock or cash, at our Board's option, equal to 2% of the increase in market capitalization for such 12 month period, based on the excess of the average closing bid of a share of our common stock during the last 90 days of such 12 month period times the then outstanding shares of common stock over the greater of (i) $105,000,000 or (ii) the highest previous 90 day average against which a bonus was paid under this plan. Mr. Isaacson is entitled to resign at any time on 30 days notice. If Mr. Isaacson's employment is not renewed by us or is terminated by us for any reason other than his death or disability or cause (as defined in the agreement) or Mr. Isaacson elects to terminate the agreement upon certain pre-designated conditions, then our obligations to Mr. Isaacson, including salary payment and option issuances, continue in full force. Mr. Isaacson has agreed to certain customary confidentiality and non-compete provisions continuing for one year following the termination of his employment, except that upon Mr. Isaacson's resignation upon certain pre-designated conditions, the non-compete provision do not apply.

      Wilfred Kopelowitz entered into an employment agreement with the Company in September 2000 pursuant to which he is employed as our Chief Financial Officer and Chief Financial Officer of PLT Solutions, Inc. Mr. Kopelowitz is paid and annual salary of $135,000 (which salary is scheduled to be increased to $155,000 upon the first anniversary of employment) and, upon (and subject to) the adoption of the 2000 Equity Incentive Plan, we undertook to issue to him 240,000 options, 90,000 of which will be fully vested upon issuance and will be exercisable at an exercise price per share of $1.00, 75,000 options scheduled to vest in September 2001 and the remaining 75,000 options in September 2002, in each case exercisable at an exercise price per share of $2.00, subject to his continuing employment with the Company. In case of any future stock issuances by us, Mr. Kopelowitz is entitled to anti-dilution protection in an amount necessary to maintain his percentage ownership of our outstanding shares of common stock on a fully diluted basis on the date of grant had the option been exercised on the date of grant. In case of a change in control (as defined in the agreement), all options will immediately vest at a per share exercise price of $0.10. The employment agreement is for 2 years and is to renew automatically unless either party gives the other notice 3 months prior to scheduled expiration of its election to not renew. Mr. Kopelowitz has agreed to certain customary confidentiality and non-compete provisions.


      Michael Braunold served as our Chief Executive Officer and as the Chief Executive Officer of PLT Solutions Inc. from March 2000 until his resignation from such positions on September 12, 2000. At the time of his resignation, he received a monthly salary of $3,000. Mr. Braunold has agreed to certain customary confidentiality and non-compete provisions that prohibit him from competing with the Company for one year, or soliciting employees for one year, following the termination of his employment. In connection with his resignation, we paid to Mr. Braunold a one-lump sum payment of $150,000 and undertook to issue shares of our common stock. See "Certain Relationships and Related Transactions."

      The Company entered into an employment agreement in March 2000 with Aryeh Weinberg pursuant to which Mr. Weinberg was employed as the Company's Chief Financial Officer until his resignation from such position on September 4, 2000. Mr. Weinberg will remain employed with the Company through September 30, 2000. At the time of his resignation, Mr. Weinberg received an annual salary of $72,000. Mr. Weinberg has agreed to certain customary confidentiality and non-compete provisions that prohibit him from competing with the Company for one year, or soliciting employees for one year, following the termination of his employment. In connection with his impending resignation from our company, we undertook to pay to Mr. Weinberg a one-lump sum payment equal to six-months' salary as well as accelerate the vesting on certain stock options he received in 2000 and issue to him shares of our common stock. See "Certain Relations and Related Transactions".

      Bernie Wolff served as our Vice President pursuant to a letter appointment between us through September 4, 2000, on which date he resigned. Mr. Wolf is employed by Kliks.com Ltd. as Chief Executive Officer pursuant to an employment agreement entered into in February 2000. Mr. Wolff receives $5,000 per month. In connection with his resignation from the Vice-Presidency of the Company, we undertook to issue to him 65,000 options at an exercise price of $0.01, such options to vest over 4 quarters, subject to his continuing employment as Chief Executive Officer of Kliks.com. Previously, we issued to Mr. Wolff, 10,000 options from the 1998 Option Plan, at an exercise price per share of $1.94. In connection with his resignation, these options are to vest over 4 quarters, subject to his continuing employment as Chief Executive Officer of Kliks.com. Mr. Wolff has agreed to certain customary confidentiality and non-compete provisions that prohibit him from competing with the Company for one year, or soliciting employees for one year, following the termination of his employment.


      Key Employees

      We entered into an employment agreement with Ram Rao effective as of September 2000 pursuant to which he is employed as our Chief network Architect. Mr. Rao is paid an annual salary of approximately $130,000 and, upon (and subject to) the adoption of the 2000Equity Incentive Plan, we undertook to issue to him 50,000 options exercisable at an exercise price per share to be agreed upon, half of which are scheduled to vest in September 2001 and the remaining half in September 2002, subject to his continuing employment with the Company. The employment agreement is for a period of two years and is to renew automatically unless either party gives notice to the other prior to the scheduled expiration date of its election to not renew. Mr. Rao has agreed to certain customary confidentiality and non-compete provisions.


      Yehuda Cern is the Chief Technical Officer of Insulated Connection Corporation, Ltd. Dr. Cern entered into an employment agreement with ICC in February 2000. He receives a base salary of $5,785 per month, which may be increased to up to $11,570 according to the number of hours he works per month. In addition, he was issued shares of our common stock in an amount equal to 9.9% of the issued and outstanding equity of our subsidiary, PLT Solutions, Inc. Upon and subject to the 2000 Incentive Plan at our annual stockholders meeting to be held in 2000, Dr. Cern will be granted by the Company 100,000 options to acquire our common stock, at an exercise price per share of $2.50, of which 50,000 will vest upon the first anniversary, and an additional 50,000 options which will vest upon the second anniversary, of his employment with the Company. The employment agreement is for a term of one year and will renew automatically for additional one year terms unless terminated by either party upon three months prior written notice. Dr. Cern has agreed to certain customary confidentiality and non-compete provisions that prohibit him from competing with the Company or soliciting employees of the Company for one year following the termination of his employment.


      Bernie Wolff is employed as the Chief Executive Officer of Kliks.com Ltd. pursuant to an employment agreement entered into in February 2000. Mr. Wolff receives $5,000 per month. Mr. Wolff served as the Vice-President of our company from March 2000 until September 4, 2000, whereupon he resigned from such position. We issued to Mr. Wolff 10,000 options from the 1998 Option Plan at an exercise price per share of $1.94, half of which were scheduled to vest 12 months following the commencement of employment with Kliks.com and the remaining half 24 months following the commencement of such employment. In connection with his resignation from the Vice-Presidency of our company, the vesting of the options granted under the 1998 Option Plan have been accelerated to vest in 4 quarterly installments and we undertook to issue to him additional options from our new company plan. See "Certain Relationships and Related Transactions". Mr. Wolff has agreed to certain customary confidentiality and non-compete provisions that prohibit him from competing with our company for one year or soliciting employees for one year, following the termination of his employment.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


      The following table sets forth, as of October 3, 2000, certain information with respect to the beneficial ownership of common stock (and convertable preferred stock convertible into common stock) by (i) each person known by the Company to be the owner of more than 5% of the outstanding common stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers as a group:

                                                                Shares of common stock     Percent of
      Name and Address of Beneficial Owner                        Beneficially Owned        Class (1)
      ------------------------------------                        ------------------        ---------
      Dimensional Partners, Ltd. (2)                                  2,000,000                13.83%
      JDS Capital Management, Inc. (3)                                2,000,000                13.83%
      Dimensional Partners, L.P. (4)                                  2,000,000                13.83%
      JDS Asset Management, LLC (5)                                   2,000,000                13.83%
      Joseph D. Samberg (6)                                           2,000,000                13.83%
      Seneca Capital International Ltd. (7)                           2,250,000                16.99%
      Seneca Capital LP (8)                                           2,250,000                16.99%
      Grove Industries Ltd. (9)                                         700,000                  5.2%
      Aryeh Weinberg (10)                                                71,000(11)                *
      Mark S. Isaacson (10)                                           1,350,000(12)              9.1%
      Wilfred Kopelowitz (10)                                           100,000(13)                *
      Directors and executive officers as a group (2 persons)         1,450,000(14)             9.73%


      ----------
      * Less than 1%


      (1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from October 3, 2000 upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from October 3, 2000 have been exercised.

            The foregoing table does not reflect the placement by us to certain unaffiliated private accredited investors of approximately $7,350,000 in aggregate principal amount of convertible 10% debentures which automatically convert into shares of our common stock, at a conversion price per share ranging from $2.00 to $3.00 immediately following the approval by our stockholders at the annual 2000 stockholders general meeting scheduled for November 16, 2000 of a proposal to increase number of our authorized shares of common stock. Following such stockholders meeting and subject to the increase in authorized shares of common stock, we anticipate that there will be approximately an additional 3,250,000 shares of our common stock outstanding upon such conversion, as well as warrants to purchase approximately an additional 3,250,000 shares of our common stock at an exercise price per share of between $3.50 and $4.50.

            Upon conversion of the debentures and before exercise of the warrants, these investors will each own approximately 5% of our outstanding shares of common stock.

      (2) Includes (i) 720,000 shares of common stock underlying the same number of shares of convertible preferred stock issuable upon exercise of warrants exercisable within 60 days from September 20, 2000 (the "Dimensional II Warrants"), and (ii) 280,000 shares of common stock and 280,000 shares of common stock underlying the same number of shares of convertible preferred stock issuable upon exercise of warrants exercisable within 60 days from September 20, 2000 (the "Dimensional I Warrants") held by Dimensional Partners, L.P. ("Dimensional I") (an affiliate of Dimensional Partners, Ltd. ("Dimensional II")), over which Dimensional II has shared voting and dispositive power and as to which Dimensional II disclaims beneficial ownership. The shares of convertible preferred stock issuable upon the exercise of the Dimensional I Warrants and the Dimensional II Warrants are automatically convertible upon, and are subject to, an increase in the number of authorized shares of our common stock, which proposal will be submitted to our stockholders for approval at the next annual meeting of stockholders anticipated to take place on or about November 16, 2000. The business address of Dimensional II is Corporate Center, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands.

      (3) Includes (i) 280,000 shares of common stock and 280,000 shares of common stock underlying the same number of shares of convertible preferred stock issuable upon exercise of the Dimensional I Warrants, and (ii) 720,000 shares of common stock and 720,000 shares of common stock underlying the same number of shares of convertible preferred stock issuable upon exercise of the Dimensional II Warrants, over which JDS Capital Management, Inc. ("JDSCM") has shared voting and dispositive power and as to which JDSCM disclaims beneficial ownership. JDSCM is the investment manager and subadvisor of Dimensional II. The shares of convertible preferred stock issuable upon the exercise of the Dimensional I Warrants and the Dimensional II Warrants are automatically convertible upon, and are subject to, an increase in the number of authorized shares of our common stock, which proposal will be submitted to our stockholders for approval at the next annual meeting of stockholders anticipated to take place on or about November 16, 2000. The business address of JDSCM is 780 Third Avenue, 45th Floor, New York, New York 10017.

      (4) Includes (i) 280,000 shares of common stock underlying the same number of shares of convertible preferred stock issuable upon exercise of the Dimensional I Warrants, and (ii) 720,000 shares of common stock and 720,000 shares of common stock underlying the same number of shares of convertible preferred stock issuable upon exercise of the Dimensional II Warrants held by Dimensional II (an affiliate of Dimensional I), over which Dimensional I has shared voting and dispositive power and as to which Dimensional I disclaims beneficial ownership. The shares of convertible preferred stock issuable upon the exercise of the Dimensional I Warrants and the Dimensional II Warrants are automatically convertible upon, and are subject to, an increase in the number of authorized shares of our common stock, which proposal will be submitted to our stockholders for approval at the next annual meeting of stockholders anticipated to take place on or about November 16, 2000. The business address of Dimensional I is 780 Third Avenue, 45th Floor, New York, New York 10017.

      (5) Includes (i) 280,000 shares of common stock and 280,000 shares of common stock underlying the same number of shares of convertible preferred stock issuable upon exercise of the Dimensional I Warrants, and (ii) 720,000 shares of common stock and 720,000 shares of common stock underlying the same number of shares of convertible preferred stock issuable upon exercise of the Dimensional II Warrants, over which JDS Asset Management, LLC ("JDSAM") has shared voting and dispositive power and as to which JDSAM disclaims beneficial ownership. JDSAM is the general partner of Dimensional I. The shares of convertible preferred stock issuable upon the exercise of the Dimensional I Warrants and the Dimensional II Warrants are automatically convertible upon, and are subject to, an increase in the number of authorized shares of our common stock, which proposal will be submitted to our stockholders for approval at the next annual meeting of stockholders anticipated to take place on or about November 16, 2000. The business address of JDSAM is 780 Third Avenue, 45th Floor, New York, New York 10017.

      (6) Includes (i) 280,000 shares of common stock and 280,000 shares of common stock underlying the same number of shares of convertible preferred stock issuable upon exercise of the Dimensional I Warrants, and (ii) 720,000 shares of common stock and 720,000 shares of common stock underlying the same number of shares of convertible preferred stock issuable upon exercise of the Dimensional II Warrants, over which Joseph D. Samberg ("Samberg") has shared voting and dispositive power and as to which Samberg disclaims beneficial ownership. Samberg is the managing member of JDSAM and the president of JDSCM. The shares of convertible preferred stock issuable upon the exercise of the Dimensional I Warrants and the Dimensional II Warrants are automatically convertible upon, and are subject to, an increase in the number of authorized shares of our common stock, which proposal will be submitted to our stockholders for approval at the next annual meeting of stockholders anticipated to take place on or about November 16, 2000. The business address of Samberg is 780 Third Avenue, 45th Floor, New York, New York 10017.

            office of Mr. Samberg is 780 Third Avenue, 45th Floor, New York, New York 10017.


      (7) Includes (i) 728,500 shares of convertible preferred stock and 728,500 shares of convertible preferred stock or, in the event that at the annual 2000 stockholders meeting the stockholders elect to increase the authorized shares of common stock, 728,500 shares of common stock, issuable upon exercise of warrants exercisable within 60 days from October 3, 2000 (the "Seneca Ltd. Warrants") and (ii) 396,500 shares of convertible preferred stock and 396,500 shares of convertible preferred stock or, in the event that at the annual 2000 stockholders meeting the stockholders elect to increase the authorized shares of common stock, 728,500 shares of common stock, issuable upon exercise of warrants exercisable within 60 days from October 3, 2000 (the "Seneca LP Warrants") held by Seneca Capital LP ( "Seneca LP"), an affiliate of Seneca Capital International Ltd. ("Seneca Ltd."), over which Seneca Ltd. has shared voting and dispositive power and as to which Seneca Ltd. disclaims beneficial ownership. The shares of convertible preferred stock have the same rights as attach to the common stock and are automatically convertible upon, and are subject to, an increase in the number of authorized shares of our common stock , which proposed increase is to be submitted to our stockholders for approval at the next annual meeting of stockholders anticipated to take place on or about November 16, 2000. The business address of Seneca Ltd. is 527 Madison Avenue, New York, New York 10022.

      (8) Includes (i) 396,500 shares of convertible preferred stock and 396,500 shares of convertible preferred stock issuable upon exercise of the Seneca LP Warrants and (ii) 728,500 shares of convertible preferred stock and 728,500 shares of convertible preferred stock issuable upon exercise of the Seneca Ltd. Warrants, over which Seneca LP has shared voting and dispositive power and as to which Seneca LP disclaims beneficial ownership. The shares of convertible preferred stock have the same rights as attach to the common stock and are automatically convertible upon, and are subject to, an increase in the number of authorized shares of our common stock , which proposed increase is to be submitted to our stockholders for approval at the next annual meeting of stockholders anticipated to take place on or about November 16, 2000. The business address of Seneca Ltd. is 527 Madison Avenue, New York, New York 10022.

      (9) The business address of such beneficial owner is 11 The Shrubberies, George Lane, South Woodford, London E181BD.

      (10) The business address of each such person is c/o Ambient, 1033 Beacon Street, Brookline, Massachusetts 02446.

      (11)  Includes 51,000 fully vested options issued under our 1998 Option
            Plan.

      (12) Represents an option to purchase such number of shares which is subject to the approval by our stockholders at the 2000 annual stockholders meeting, currently scheduled to be held in November 2000, to approve an increase in the number of authorized shares of our common stock.

      (13) Represents an option to purchase number of shares which is subject to the approval by our stockholders at the 2000 annual stockholders meeting, currently scheduled to be held in November 2000, to approve the 2000 Equity Incentive Plan.

      (14)  See footnotes 12 and 13.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


      Pursuant to his employment agreement as our Chief Executive Officer, we undertook in September 2000 to issue to Mr. Isaacson, upon approval by our stockholders at the 2000 annual stockholders meeting of the 2000 Equity Incentive Plan, option to purchase up to 1,350,000 shares of our common stock, at an exercise price per share of $1. Upon the occurence of a change in control (as defined in the agreement), these options are immediately exercisable at a per share price of $0.10.

      In September 2000 we undertook to issue to our newly hired Chief Financial Officer, Wilfred Kopelowitz, upon (and subject to) the adoption of the 2000 Equity Incentive Plan at our annual stockholders meeting to be held in 2000, 240,000 options, 90,000 of which will be fully vested upon issuance at an exercise price of $1, 75,000 options scheduled to vest in September 2001 and the remaining in September 2002, in each case at an exercise price of $2. Upon the occurrence of a "change in control" (as defined in the agreement), these options are immediately exercisable at a per share price of $0.10.

      In connection with Mr. Braunold's resignation in September 2000 from the position of our Chief Executive Officer and that of PLT Solutions Inc., we paid to him a one-lump sum amount of $150,000 and issued a warrant to purchase up to 250,000 shares of our common stock, at an exercise price per share of $0.01, such warrant exercisable commencing on (and subject to) the approval by our stockholders at the annual 2000 stockholders meeting of an increase in the number of authorized shares of our common stock and continuing through the third anniversary thereof. Additionally, Mr. Braunold was irrevocably designated as our designee on the Board of Directors of 49% owned subsidiary Kliks.com.

      In June 1999, we granted to Aryeh Weinberg, our Chief Financial Officer, 51,000 vested options under our 1998 Option Plan with a per share exercise price of $0.81. In April 2000, Mr. Weinberg was granted an additional 30,000 options under our 1998 Option Plan at a nominal exercise price per share, which options vest over 12 months. In connection with Mr. Weinberg's resignation on September 4, 2000 as our Chief Financial Officer and his impending resignation from our Company, the 30,000 options were accelerated and we undertook to pay to him on October 1, 2000, in one lump sum, six months salary and, subject to the adoption by our stockholders, at our annual stockholders meeting to be held in 2000 of a proposal to increase our authorized common stock, we undertook to issue to Mr. Weinberg, 25,000 shares at a per share purchase price of $0.01.

      Mr. Wolff resigned from the Vice-Presidency of our company on September 4, 2000 and, in connection with such resignation, the options previously granted under the 1998 Option Plan have been amended to vest over 4 quarterly installments, subject to his continued employment as Chief Executive Officer of Kliks.com and we undertook, upon and subject to the adoption by our stockholders at the stockholders meeting to be held in 2000 of the 2000 Equity Incentive Plan, to issue 65,000 options, at an exercise price per share of $0.01, to vest over 4 quarterly installments.

      In March 2000 we undertook to issue to Dr. Yehuda Cern, Chief Technology Officer of ICC, subject to (and upon) the adoption of the 2000 Incentive Plan at our annual stockholders meeting to be held in 2000, (i) 50,000 options from such any newly adopted plan, such options to vest following 12 months of continuous employment with ICC and (ii) an additional 50,000 options vesting following 24 months of continuous employment with ICC, in each case at an exercise price per share of $2.50.



      Mr. Wolff, our Vice-President, currently owns 41% of the issued capital of our affiliate Kliks.com Ltd. We and Mr. Wolff entered into a shareholders agreement dated December 31, 1999 respecting the operations of Kliks. We exercise an option to purchase up to an addition 10% of Kliks and in August 2000 exercised such option to acquire an additional 9% of Kliks for $225,000.

      In August 2000, we, pursuant to our shareholders agreement with Kliks.com, advanced as a loan to Kliks $617,500. The Chief Executive Officer and a director of Kliks served, until September 4, 2000, as our Vice-President. The members of the board of Kliks are Mr. Wolff and Michael Braunold.

      Mr. Jacob Davidson received 119,000 vested options in June 1999 under the Company's 1998 Stock Option Plan, at an exercise price per share of $0.81. Mr. Davidson, our former Chief Executive Officer resigned from the Company in June 1999.

      In July 2000 we privately placed an aggregate of 1,000,000 shares of our common stock with Dimensional Partners, Ltd. and Dimensional Partners, L.P. In connection with the placement of these shares, we also issued to these entities warrants to purchase, in the aggregate, 1,000,000 shares of our convertible preferred stock at an exercise price per share of $3.50. In August 2000, we privately placed an aggregate of 1,125,000 shares of our convertible preferred stock with Seneca Capital International Ltd. and Seneca Capital LP. In connection with the placement of these shares, we also issued to these entities warrants to purchase, in the aggregate, 1,125,000 shares of our convertible preferred stock at an exercise price per share of $3.50. Upon (and subject to) the approval by our stockholders at the 2000 annual stockholders meeting of a proposal to increase our authorized shares of common stock to 70,000,000, the shares of convertible preferred stock will automatically convert into shares of common stock. Forty three and three quarter percent (43.75%) of the proceeds of this private placement must be used solely to finance the activities relating to our PLT subsidiary.

                              SELLING STOCKHOLDERS


      The following table provides certain information with respect to the shares of our common stock beneficially owned by each selling stockholder as of October 3, 2000.






                                                                                       Common Stock to be
                                                                                      Benefically Owned if
                                                                                       all shares offered
                                                                                       hereunder are sold
                                                                                       (assumes that all
                                                 Number of       Shares Offered          shares are sold)
                                                Shares Owned    Pursuant to this      --------------------
Selling Stockholder                            Before Offering     Prospectus         Shares       Percent
-------------------                            ---------------     ----------         ------       -------
Inglewood Holdings Inc.(1)*                       1,700,000        1,700,000            0             0
Clearview International Investment(2)(4)*         1,581,250        1,581,250            0             0
Ashfield Investment(2)(4)*                        1,581,250        1,581,250            0             0
Econor Investment Corporation(2)(4)*              1,581,250        1,581,250            0             0
Mantle International Investment(2)(4)*            1,581,250        1,581,250            0             0
Edelweiss Trading Limited(3)(4)*                    312,500          312,500            0             0
Viscons Ltd.(3)(4)*                                 312,000          312,000            0             0
Dimensional Partners Ltd.(5)*                       720,000          720,000            0             0
Grove Industries Ltd.(6)                            700,000          700,000            0             0
Trax Investment Ltd.(6)                             537,250          537,250            0             0
Abraham Stefansky(7)                                400,000          400,000            0             0
Markham Holdings Ltd.(7)                            350,000          350,000            0             0
Solomon Mayer(7)                                    300,000          300,000            0             0
Hamilton Trading Ltd.(6)                            300,000          300,000            0             0
Lingfield Ltd(6)                                    296,250          296,250            0             0
Dimensional Partners L.P.(5)*                       280,000          280,000            0             0
Zalman Fishman(7)                                   200,000          200,000            0             0
Aaron and Nina Fischman, joint(6)                   230,000          230,000            0             0
Yaakov Bender(7)                                    200,000          200,000            0             0
Ronald Lowinger(7)                                  200,000          200,000            0             0
Limekiln Ltd.(6)                                    180,000          180,000            0             0
Cabus Ltd.(6)                                       130,000          130,000            0             0
Minow Financial Corp.(8)                            125,000          125,000            0             0
Lubecka Financial SA(8)                             125,000          125,000            0             0
Mylock Holdings Inc(9)                              120,000          120,000            0             0
Yeshiva Darchei Torah Building Fund(7)              100,000          100,000            0             0
Ralph Cotton(7)                                      80,000           80,000            0             0
David Devore(7)                                      75,000           75,000            0             0
Seth Rosenblatt(10)                                  70,000           70,000            0             0
Cherson Ltd.(11)                                     67,500           67,500            0             0
Biscount Overseas Ltd.(9)                            52,500           52,500            0             0


                                                                                       Common Stock to be
                                                                                      Benefically Owned if
                                                                                       all shares offered
                                                                                       hereunder are sold
                                                                                       (assumes that all
                                                 Number of       Shares Offered          shares are sold)
                                                Shares Owned    Pursuant to this      --------------------
Selling Stockholder                            Before Offering     Prospectus         Shares       Percent
-------------------                            ---------------     ----------         ------       -------
Buttress Holdings Ltd.(7)                            50,000           50,000            0             0
Cygni SA(7)                                          50,000           50,000            0             0
Louis Wolcowitz(7)                                   50,000           50,000            0             0
Seymour Pinewski(7)                                  40,000           40,000            0             0
Sheldon Margules(12)                                 40,000           25,000            0             0
Mitchel Hirth(7)                                     35,000           35,000            0             0
Aryeh Weinberg(13)                                   30,000           30,000            0             0
David Neuberg(7)                                     25,000           25,000            0             0
Gershon Tokayer(6)                                   25,000           25,000            0             0
Mordechai Vogel(7)                                   25,000           25,000            0             0
Sam Baratz(10)                                       25,000           25,000            0             0
David Zahner(7)                                      20,000           20,000            0             0
Gary Glowgower(7)                                    20,000           20,000            0             0
Leonard Adams(7)                                     20,000           20,000            0             0
Keren Zichron Avos, Inc.(9)                          20,000           20,000            0             0
Solomon Blisko(7)                                    20,000           20,000            0             0
Wayne Saker(7)                                       20,000           20,000            0             0
Ira Scharaga(7)                                      20,000           20,000            0             0
Larry Morris(10)                                     20,000           20,000            0             0
Jake Eis(7)                                          10,000           10,000            0             0
Jeffery Schondorf(7)                                 15,000           15,000            0             0
Manny Sklar(7)                                       10,000           10,000            0             0
Ron Detomaso(10)                                      7,750            7,750            0             0
Dave Sanders(9)                                       7,750            7,750            0             0
Mike Korff(7)                                         7,000            7,000            0             0
Bnos Bais Yaacov(10)                                  6,750            6,750            0             0
Michael Hoffman(6)                                    4,000            4,000            0             0

----------


      Each of the selling stockholders (except those identified above with an asterisk) and any of their transferees will not, until 30 days following the effective date of this registration statement, directly or indirectly, sell or otherwise transfer any shares; thereafter, each such selling stockholder (together with certain transferees) may sell or otherwise transfer the lesser of
(i) the number of shares registered in the name of such selling stockholder or
(ii) 20,000 shares, plus, for such selling stockholders who have more than 20,000 shares registered in its name, during the 30 day period following the effectiveness of this registration statement and for each successive 30 day period, not more than 20% of the amount in excess of such 20,000 shares. Notwithstanding the above, the applicable selling stockholders may effect a private transfer of all or part of their registered shares provided that the transferee agrees in writing to be bound by all of the terms of such lock up.


      (1) Includes 1,500,000 shares issuable upon exercise of warrants issued on February 15, 2000 pursuant to a consulting agreement of such date and are exercisable through February 28, 2003 at an exercise price per share of $0.01. The additional 200,000 shares were acquired upon conversion of an outstanding loan and all interest thereunder.


      (2) Represents (i) 250,000 shares issued in September 2000 upon conversion of $50,000 in aggregate principal amount of 10% convertible debentures at a conversion price per share of $0.40 and
            (ii) shares issuable upon conversion of the balance of $350,000 in aggregate principal amount of 10% convertible debentures (issued or to be issued) due on the second anniversary of issuance, together with interest thereon accrued through the maturity date thereof, based on a fixed conversion price of $0.40, and (iii) 281,250 shares issuable upon exercise of warrants (issued or to be issued), which warrants are exercisable at an exercise price per share of $1.00. The convertible debentures and warrants were or will be issued as part of our private placement of $2,000,000 of our 10% convertible debentures. See "Plan of Operations".

      (3) Represents (i) 250,000 shares issued in September 2000 upon conversion of $50,000 in aggregate principal amount of 10% convertible debentures at a conversion price per share of $0.40 and
            (iii) 62,500 shares issuable upon exercise of warrants, which warrants are exercisable at an exercise price per share of $1.00. The convertible debentures and warrants were issued as part of our $2,000,000 private placement of our 10% convertible debentures.


      (4) We are registering 110% of the total number of such shares. As required by SEC regulations, the number of shares shown as beneficially owned includes shares which may be acquired within 60 days after the date of this prospectus. However, the terms of the debentures and warrants restrict the beneficial owners from converting the debentures or exercising their warrants to the extent that such conversion or exercise would result in such owners and their affiliates beneficially owing more than 4.99% of the then outstanding stock. Thus, although some of the shares listed on the table may not be fully vested within 60 days, they are nevertheless included in the table.

      (5) Represents the sale of 720,000 shares of our common stock in July 2000 to Dimensional Partners, Ltd. for aggregate consideration of $1,440,000 (as part of this sale, we issued warrants to purchase 720,000 shares of our convertible preferred stock at an exercise price per share equal to $3.50) and the sale of 280,000 shares of our common stock to Dimensional Partners, L.P. for aggregate consideration of $560,000 (as part of this sale we issued warrants to purchase 280,000 shares of our convertible preferred stock at an exercise price per share equal to $3.50). The shares of convertible preferred stock issued or issuable pursuant to such warrants are automatically convertible to shares of common stock upon (and subject to) the approval of our stockholders, at the 2000 general stockholders meeting, to approve the increase in the shares of common stock that we are authorized to issue from time to time. Our Board of Directors adopted a resolution to increase the authorized common stock that we are authorized to issue from time to time to 70 million common shares.

      (6)   Represents shares acquired under consulting agreement.

      (7) Represents shares acquired upon conversion of an outstanding loan, and all interest thereon.

      (8) Represents shares acquired under a settlement agreement entered into in April 2000 settling certain third party claims. Certain parties contended that the Company guaranteed, in a prior year, the repayment of an outstanding third-party loan obligation, which contention the Company denies. In settlement of the dispute, the Company, on April 14, 2000, entered into a settlement agreement with such parties pursuant to which it undertook to pay to said claimants, in the aggregate, $200,000 and issued to them an aggregate of 250,000 shares of the Company's common stock. Accordingly, the Company has recorded to its operating expenses for the three-month period ended March 31, 2000, an expense in the amount of $1,512,500, representing the market value of the shares that were issued and the cash payment which it undertook to pay.

      (9) Represents shares that, we have been advised, were acquired from third parties to whom such shares were issued by us under consulting agreements.

      (10) Represents shares issued by us in respect of services rendered to the Company.

      (11) Represents 62,500 shares acquired under a consulting agreement and 5,000 shares that, to the best of our knowledge, were acquired from a third party to whom such shares were issued by us under a consulting agreement.

      (12) Represents 25,000 shares acquired upon conversion of a loan, and all interest thereunder, and 15,000 shares issued by us in respect of services rendered to the Company.

      (13)  Represents shares issued under the Company's 1998 Option Plan.

                            DESCRIPTION OF SECURITIES

Common Stock


      We are authorized to issue 20,000,000 shares of common stock, $.001 par value per share, of which 12,214,083 shares were outstanding and held of record as of October 3, 2000, by approximately 61 shareholders of record. A significant portion of our common stock is held in either nominee name or street name brokerage accounts. On July 19, 2000, our Board of Directors adopted a resolution to increase the authorized common stock of the Company to 70 million shares, which resolution will become effective only upon (and subject to) approval by our stockholders at the 2000 annual general stockholders meeting. Holders of shares of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Holders of shares of common stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor and to share ratably in our assets available upon liquidation, dissolution or winding up. The holders of shares of common stock do not have cumulative voting rights for the election of directors and, accordingly, the holders of more than 50% of the shares of common stock are able to elect all directors.

      We issued to private accredited investors approximately $7,350,000 in aggregate principal of convertible debentures which will automatically, without further action, convert into approximately 3,250,000 shares of our common stock following the adoption by our stockholders at the 2000 annual stockholders meeting of a proposal to increase our authorized shares of common stock. Except for such convertible debentures, the limited pre-emption rights granted to the convertible preferred stockholders and our undertaking to issue additional shares of our common stock to holders of these convertible debentures and convertible preferred stockholders of the common stock into which their securities are convertible are not registered for resale within 135 days following such conversion, there are no preemptive, subscription, conversion or redemption rights pertaining to the common stock.


Preferred Stock


      We are authorized to issue 5,000,000 shares of preferred stock, $.001 par value per share, all of which have been designated as Convertible Preferred Stock, par value $0.001, with the same rights as our common stock. Of these Convertible Preferred Stock, 1,125,000 convertible preferred shares have been issued and an additional 2,125,000 are reserved for issuance under warrants currently outstanding.

      Upon (and subject to) the adoption by our stockholders at the 2000 annual stockholders meeting of a proposal to increase the authorized shares of common stock that we may issue, the convertible preferred shares, whether issued or issuable, will automatically, withour further vote or action by our stockholders, convert into shares of common stock.


Effect of Delaware Anti-takeover Statute

      We are subject to Section 203 of the DGCL (the anti-takeover law), which regulates corporate acquisitions. The anti-takeover law prevents certain Delaware corporations, including those whose securities are authorized for quotation on the NASDAQ Stock Market, from engaging, under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of the anti-takeover law, a "business combination" includes, among other things, a merger or consolidation involving us and the interested shareholder and the sale of more than 10% of our assets. In general, the anti-takeover law defines an "interested stockholder" as any entity or person beneficially owning 15% or more our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of the anti-takeover law with an express provision in its original articles of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of our outstanding voting shares. We have not "opted out" of the provisions of the anti-takeover law.

Anti-takeover Effects of By-laws

      Under Delaware law, all stockholder actions must be effected at a duly called annual or special meeting or by written consent. Our by-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the president, the board of directors, the Chairman of the Board, the President or the holders of a majority of all shares entitled to vote at the meeting.

Transfer Agent

      American Stock Transfer and Trust Company is the transfer agent for our common stock.

Certain Limited Liability and Indemnification Provisions


      Pursuant to our Certificate of Incorporation and By-laws, as amended, our officers and directors shall be indemnified by us to the fullest extent allowed under Delaware law for claims brought against them in their capacities as officers and directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in our best interest, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

Our Obligations to Debenture Holders

      We are registering the shares offered hereby in order to satisfy our obligations to the holders of our 10% convertible debentures due the second anniversary of issuance. Under a Securities Purchase Agreement and a related Registration Rights Agreement dated February 15, 2000, as amended between us and the holders of the debentures, we are obligated to register with the SEC 110% of the number of shares issuable on conversion of $2 million in aggregate principal amount of the debentures plus interest thereon accrued through the maturity date thereof and 110% of the number of shares of common stock issuable upon exercise of the warrants issued at the time of the issuance of the debentures. We are also obligated to keep the Registration Statement of which this prospectus forms a part effective until the earliest of approximately two years after the first effective date of this prospectus, the date on which the debenture holders may sell all shares registered on their behalf under this prospectus under Rule 144 of the Securities Act, or the date on which the debenture holders no longer own any of those shares. The debentures are convertible into shares of our common stock at a rate equal to $0.40 per share. We have the right to pay accrued interest in shares of our common stock at the same conversion price instead of cash. In connection with the issuance of the debentures, we issued or will issue to the debenture holders warrants to purchase up to 62,500 additional shares of common stock for each aggregate principal amount of $100,000 of debentures issued, exercisable at a price per share equal to $1. The warrants expire on approximately the third anniversary of issuance. The terms of the debentures and warrants specify that the beneficial owner cannot convert the debentures or exercise its warrant to the extent that such conversion or exercise would result in such owner and its affiliates beneficially owning more than 4.99% of our then outstanding stock. We are also registering 8,161,750 shares held by certain other selling stockholders and shares issuable upon exercise of certain other warrants and options held by certain selling stockholders.

      The Securities Purchase Agreement between us and the debenture holders provides as follows:

      We have agreed that we will not, without the prior consent of the debenture holders, enter into any offer or sale of our common stock (or securities convertible into common stock) with any third party pursuant to a transaction which permits the sale of such common stock or convertible securities on any date which is earlier than 180 days after the effective date of this prospectus, provided that this restriction will not apply to (a) the issuance of securities (other than for cash) in connection with an acquisition, merger, consolidation, or a sale or disposition of assets, (b) the exchange of capital stock for assets, stock or other joint venture interests so long as any registration rights granted in connection with such action do not require the filing of a registration statement in respect of such stock or convertible securities prior to 180 days after the effective date of this prospectus, (c) the issuance of securities to a Strategic Partner (as defined) or (d) the issuance of securities under our 1998 Stock Option Plan.


      Each of our directors and principal officers and their respective family members has signed a Principal's Agreement which provides that, without the prior consent of the debenture holders in each instance, he will not sell or otherwise transfer or offer to sell or otherwise transfer (except in a private transaction in which the transferee agrees to be bound by the Principal's Agreement) any shares of common stock directly or indirectly held by him prior to 180 days after the date of this prospectus.

      If we breach our obligations relating to any such third party transactions or the Principal's Agreements, the Conversion Rate (as defined in the debentures) will be amended to be equal to (x) 90% of (y) the amount otherwise determined in accordance with the debentures and the debenture holders will be entitled to require us to immediately redeem all outstanding debentures.

      If we are limited in the number of shares of common stock we may issue by virtue of (i) the number of authorized shares or (ii) the applicable rules and regulations of the principal securities market on which the common stock is listed or traded, including, but not limited to, NASDAQ, (a) we must take all steps reasonably necessary to be in a position to issue shares of common stock on conversion of the debentures without violating such rules and regulations and
(b) if, despite taking such steps, we still cannot issue such shares of common stock without violating such rules and regulations, the holder of a debenture which can not be converted as result of such rules and regulations shall have the option, (x) if permitted by the regulations, require us to issue shares of common stock at a conversion purchase price equal to the average of the closing price per share of common stock for any five consecutive trading days (subject to certain equitable adjustments for certain events occurring during such period) during the 60 trading days immediately preceding the date of notice of conversion or (y) require us to redeem each unconverted debenture for an amount, payable in cash, determined pursuant to a formula provided in the debentures.

      We have agreed that if, during the 270 day period after the date of this prospectus, we elect to enter into any transaction other than with a Strategic Partner for the sale of new common stock or securities convertible into common stock, we must offer the debenture holders the right, pro rata to their respective holdings, to participate in all or any part of the proposed transaction on the same terms thereof.

      If we consummate such a transaction at any time prior to the 90th day after the effective date of this prospectus on terms providing for (x) either a sale price equal to or computed or based on, or a determination of a conversion price based on, a lower percentage of the then current market price than provided in the debentures for determining the Conversion Rate through or a lower Base Price (however defined or computed) and/or (y) the issuance of warrants at an exercise price lower than that provided in the warrants issuable upon issuance of the debentures, the terms of any unissued or unconverted debentures or any unissued or unexercised warrants shall be modified to reduce the relevant Conversion Rate, or warrant exercise price (as defined in the Securities Purchase Agreement) to be equal to that provided in the transaction as so consummated.

      Under the Registration Rights Agreement, we were obligated to pay late fees as liquidated damages to the debenture holders because both the initial filing date and the effective date of the Registration Statement of which this prospectus forms a part occurred after certain prescribed deadlines. However, the debenture holders have waived their right to payment of these fees, so long as this Registration Statement of which this prospectus forms a part, is declared effective within 60 days of its filing. We will be obligated to pay liquidated damages if the debenture holders are restricted from making sales of the shares offered hereby covered by a previously effective Registration Statement at any time (the date such restriction commences, a "Restricted Sale Date") after the date of the prospectus other than during a Permitted Suspension Period (as defined). The amount that we must pay to the debenture holders in respect of the fees associated with the Restricted Sale Date will be determined as of each Computation Date (as defined) and will be equal to the Periodic Amount Percentage of the aggregate principal amount of all debentures for the period from the date following the relevant Restricted Sale Date to the first relevant Computation Date, and thereafter to each subsequent Computation Date. The Periodic Amount Percentage means (A) 2% of the principal amount of all the debentures for the period from the date following the relevant Restricted Sale Date, as the case may be, to the first relevant Computation Date, and (B) 3% of the Purchase Price of all debentures to each Computation Date thereafter. The Purchase Price means the sum of (X) the principal amount of all debentures not yet converted and (Y) the Held Shares Value. The Held Shares Value means, with certain exceptions, for shares acquired upon a conversion of a debenture within the 30 day preceding the Restricted Sale Date, but not yet sold, the principal amount of the debentures converted into such shares.

Our Obligations to all Selling Stockholders; Sales of Registered Shares.

      As used in this prospectus, stockholders selling our shares pursuant to this prospectus includes donees and pledgees selling shares received after the date of this prospectus from a selling stockholder named in this prospectus.

      We have agreed to bear all costs, expenses and fees of registration of the shares of common stock offered by the selling stockholders for resale other than the legal fees and expenses of counsel or other advisors to the selling stockholders. Any brokerage commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders selling those shares or by the purchasers of such shares.

      Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

      o The name of each such selling stockholder and of the participating broker-dealer(s);

      o     The number of securities involved;

      o     The price at which such securities were sold;

      o The commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

      o That such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

      o     Other facts material to the transaction.

      We have agreed to indemnify certain selling stockholders or their transferees or assignees against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments to which such selling stockholders or their respective pledgees, donees, transferees or other successors in interest may be required to make in respect thereof.

      Pursuant to the Registration Rights Agreement, each of the selling stockholders (other than the debenture holders, Inglewood Holdings Inc., which is offering 1,700,000 shares, Dimensional Partners Ltd., which is offering 720,000 shares and Dimensional Partners L.P., which is offering 280,000 shares) has agreed with the debenture holders not to sell any shares for 30 days after the effective date of this registration statement; thereafter, each of these selling shareholders (together with certain transferees) can sell the lesser of
(i) the number of shares registered in the name of such selling shareholder or
(ii) 20,000 shares, plus, for such selling stockholders who have more than 20,000 shares registered in its name, during the 30 day period following the effectiveness of this registration statement and each successive 30 day period, not more than 20% of the amount in excess of such 20,000 shares.

      The selling stockholders may sell their shares of common stock directly to purchasers as principals, or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve block transactions). Any sales of the shares may be effected through the OTC Bulletin Board, in private transactions or otherwise, and the shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If the selling stockholders effect sales through underwriters, brokers, dealers or agents, such firms may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom they may act as agent, principal or both. Those persons who act as broker-dealers or underwriters in connection with the sale of the shares may be selected by the selling stockholders and may have other business relationships with, and perform services for, us. Any selling shareholder, underwriter or broker-dealer who participates in the sale of the shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any commissions received by any underwriter or broker-dealer and any profit on any sale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

      The anti-manipulation provisions of Rules 101 through 104 under the Exchange Act may apply to purchases and sales of shares of common stock by the selling stockholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of the common stock.

      Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be able to be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.


      We are required to pay expenses incident to the registration, offering and sale of the shares pursuant to this offering. We estimate that our expenses will be $133,058 in the aggregate. We have agreed to indemnify the selling stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


      We have advised the selling stockholders that if a particular offer of shares is to be made on terms constituting a material change from the information set forth above, then to the extent required, a prospectus supplement should be distributed setting forth such terms and related information and should be used.

                                  LEGAL MATTERS


      The legality of the shares of common stock offered hereby will be passed upon for us by our attorneys Baer Marks & Upham LLP, 805 Third Avenue, New York, New York 10022. Certain other matters will be passed upon by Aboudi & Brounstein, 3 Gavish Street, Kfar Saba, 44641, Israel.


                                    EXPERTS

      The financial statements as of December 31, 1999 and 1998 included in this prospectus and elsewhere in the registration statement have been audited by Brightman Almagor & Co. (a member of Deloitte Touche Tohmatsu), independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement (which reports express an unqualified opinion and include an explanatory paragraph referring to the Company's continued existence as a going concern), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC under the Securities Act a Registration Statement on Form SB-2 (the "Registration Statement"), of which this prospectus is a part, with respect to the shares offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement or in a filing incorporated by reference herein or otherwise, reference is made to the exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by this reference.

      We are subject to the informational requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. Reports and other information filed by us may be inspected and copied at the public reference facilities maintained by the SEC at:

                                 Judiciary Plaza
                             450 Fifth Street, N. W.
                                    Room 1024
                             Washington, D.C. 20549

                            Seven World Trade Center
                                   13th Floor
                            New York, New York 10048

                             500 West Madison Street
                                   Suite 1400
                             Chicago, Illinois 60601

      Copies of such material may be obtained by mail from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including us. The SEC's telephone number is 1-800-SEC-0330.

                               AMBIENT CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                                    UNAUDITED
                        CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2000

                               AMBIENT CORPORATION

                          (A DEVELOPMENT STAGE COMPANY)

                               INDEX TO UNAUDITED
                        CONSOLIDATED FINANCIAL STATEMENTS

                                                                         Page
                                                                         ----

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS:

  Consolidated Balance Sheet                                             F-3

  Consolidated Statement of Operations                                   F-4

  Consolidated Statement of Changes in Shareholders' Deficiency       F-5 - F-6

  Consolidated Statement of Cash Flows                                   F-7

  Notes to the Consolidated Financial Statements                         F-8

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                           CONSOLIDATED BALANCE SHEETS

                                                                    June 30,       December 31,
                                                                      2000             1999
                                                                   (Unaudited)       (Audited)
ASSETS
CURRENT ASSETS
     Cash and  cash equivalents                                   $    112,869    $      8,071
     Restricted cash                                                    93,504          84,820
     Receivables and prepaid expenses                                   45,126          34,628
                                                                  ------------    ------------

               Total current assets                                    251,499         127,519

Property and equipment, net                                            120,963         135,298
Loans receivable, affilliate                                            57,500              --
Long- term investments                                                 266,228         170,000
Other asset - security deposit                                           5,800              --
Deposits for severance pay                                                  --             193
                                                                  ------------    ------------

               Total assets                                       $    701,990    $    433,010
                                                                  ============    ============

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
     Short term borrowings                                        $    214,036    $    140,903
     Accounts payables                                                 126,114         212,967
     Accrued expenses and other current liabilities                    353,553         491,713
                                                                  ------------    ------------

               Total current liabilities                               693,703         845,583
                                                                  ------------    ------------

LONG TERM LIABILITIES
     Long-term bank credit                                               6,453           9,958
     10% Convertible debentures, net                                   542,097              --
     Accrued severance pay                                               7,300          15,334
                                                                  ------------    ------------

               Total long-term liabilities                             555,850          25,292
                                                                  ------------    ------------

               Total liabilities                                     1,249,553         870,875
                                                                  ------------    ------------

MINORITY INTEREST                                                        6,595              --
                                                                  ------------    ------------

COMMITMENTS AND CONTINGENCIES

NOTES PAYABLE                                                               --         600,000
                                                                  ------------    ------------
STOCKHOLDERS' DEFICIT
     Preferred Stock, $.001 par value;
       5,000,000 shares authorized; none issued and outstanding             --              --
    Common stock, $.001 par value;
      20,000,000 shares authorized; 9,449,083 and 3,130,833
        issued and outstanding, respectively                             9,449           3,131
     Additional paid-in capital                                     31,839,802       5,041,595
     Deficit accumulated during the development stage              (23,245,409)     (6,078,528)
      Less: deferred compensation                                   (9,158,000)         (4,063)
                                                                  ------------    ------------

               Total stockholders' deficit                            (554,158)     (1,037,865)
                                                                  ------------    ------------

               Total liabilities and stockholders' deficit        $    701,990    $    433,010
                                                                  ============    ============

                 See Notes to Consolidated Financial Statements.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                                         Cumulative
                                                                 Six Months            From Inception            Three Months
                                                                   Ended                     to                     Ended
                                                                  June 30,                June 30,                June 30,
                                                           2000            1999             2000           2000            1999

Expenses

Research and Development                               $    126,220    $    227,900    $  1,848,057    $     57,190    $    123,665
Less - Participation by the Office of the
       Chief Scientist of the State of Israel                    --         148,387         558,195              --         138,000
                                                       ------------    ------------    ------------    ------------    ------------

                                                            126,220          79,513       1,289,862          57,190         (14,335)

Operating, general and administrative
     expenses                                               597,726         295,744       3,342,635         488,613         184,475
Stock based compensation                                  3,980,335         236,294       5,110,734       2,949,108          96,644
                                                       ------------    ------------    ------------    ------------    ------------

Total expenses                                            4,578,061         532,038       8,453,369       3,437,721         281,119
                                                       ------------    ------------    ------------    ------------    ------------

Operating loss                                           (4,704,281)       (611,551)     (9,743,231)     (3,494,911)       (266,784)

Legal settlement                                         (1,512,500)             --      (1,512,500)             --              --
Financing expenses, net                                  (1,142,135)        (90,236)     (2,172,022)       (702,701)        (29,873)
Other income (expenses), net                                  5,569              --          (4,122)        (12,491)             --
Company's share in net losses of affiliate                  (53,772)             --         (53,772)        (38,394)             --
                                                       ------------    ------------    ------------    ------------    ------------

Loss before minority interest and extraordinary item     (7,407,119)       (701,787)    (13,485,647)     (4,248,497)       (296,657)

Minority interest in subsidiary loss                         18,405              --          18,405          18,405              --
                                                       ------------    ------------    ------------    ------------    ------------

Loss before extraordinary item                           (7,388,714)       (701,787)    (13,467,242)     (4,230,092)       (296,657)

Extraordinary item - loss on extinguishment of debt      (9,778,167)             --      (9,778,167)             --              --
                                                       ------------    ------------    ------------    ------------    ------------

Net loss                                               $(17,166,881)   $   (701,787)   $(23,245,409)   $ (4,230,092)   $   (296,657)
                                                       ============    ============    ============    ============    ============

Basic and diluted loss per share:
         Net loss before extraordinary item            $      (0.97)   $      (0.23)                   $      (0.45)   $      (0.10)
         Extraordinary loss from extinguishment
         of debt                                              (1.28)             --                              --              --
                                                       ------------    ------------                    ------------    ------------

      Net loss                                         $      (2.24)   $      (0.23)                   $      (0.45)   $      (0.10)
                                                       ============    ============                    ============    ============

Weighted average number of shares outstanding             7,655,329       3,104,333                       9,404,003       3,104,333
                                                       ============    ============                    ============    ============

                 See Notes to Consolidated Financial Statements.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
          CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIENCY

                                                                                                     Deficit
                                                                                                  Accumulated
                                                                    Additional                       During
                                    Common Stock                     Paid-in        Deferred       Development
                                      Shares          Amount         Capital      Compensation       Stage            Total
                                   ------------    ------------    ------------   ------------    ------------    ------------
Six-month period ended June 30, 2000
(UNAUDITED)
Balance - December 31, 1999           3,130,833    $      3,131    $  5,041,595   $     (4,063)   $ (6,078,528)   $ (1,037,865)

Waiver of liability due
  to related party -
  January 2000                                                           75,328                                         75,328
Stock issued in respect of
  extinguishment of debt -
  February 2000                       3,490,000           3,490      10,466,510                                     10,470,000
Stock issued pursuant to
  consulting agreement -
  February 2000                         700,000             700       2,099,300     (2,100,000)                             --
Stock issued pursuant to
  consulting agreement -
  February 2000                         180,000             180         539,820       (540,000)                             --
Stock issued pursuant to
  consulting agreement -
  February 2000                          70,000              70         192,430       (192,500)                             --
Stock issued pursuant to
  consulting agreement -
  February 2000                          25,000              25          68,725        (68,750)                             --
Warrants issued pursuant
  to consulting agreement -
  February 2000                                                       1,500,000     (1,500,000)                             --
Warrants issued to convertible
  debenture holders -
  February and April 2000                                               859,222                                        859,222
Beneficial conversion feature
  of debentures issued
  February and April 2000                                               429,498                                        429,498
Stock issued pursuant to
  consulting agreement -
  February 2000                         589,750             590       1,768,660     (1,769,250)                             --
Stock issued pursuant to
  consulting agreement -
  February 2000                         300,000             300       1,246,560     (1,246,860)                             --
Stock issued pursuant to
  consulting agreement -
  March 2000                            250,000             250       1,499,750     (1,500,000)                             --
Stock issued pursuant to
  consulting agreement -
  March 2000                            100,000             100         587,400       (587,500)                             --
Stock issued pursuant to
  consulting agreement -
  March 2000                            346,250             346       2,033,873     (2,034,219)                             --
Stock issued pursuant to
  consulting agreement -
  March 2000                            200,000             200       1,149,800     (1,150,000)                             --
Stock issued for services -
  May 2000                               67,250              67         130,196        130,263
Options issued to employees                                             838,635       (838,635)                             --
Stock to be issued pursuant
  to settlement agreement                                             1,312,500                                      1,312,500
Amortization of deferred stock -
  based compensation                                                                 4,373,777                       4,373,777
Net loss                                                                                           (17,166,881)    (17,166,881)
                                   ------------    ------------    ------------   ------------    ------------    ------------

Balance - June 30, 2000               9,449,083           9,449      31,839,802     (9,158,000)    (23,245,409)       (554,158)
                                   ============    ============    ============   ============    ============    ============

Year ended December 31, 1999
Balance - December 31, 1998           3,074,333           3,074       4,941,189       (239,683)     (4,947,124)       (242,544)

Stock issued pursuant to
  consulting agreement -
  January 1999                            4,000               4           7,996         (8,000)                             --
Stock issued pursuant to
  consulting agreement -
  February 1999                          15,000              15                                                             15
Stock issued pursuant to
  consulting agreement -
  February 1999                          22,500              23          69,977        (70,000)                             --
Stock issued pursuant to
  consulting agreement -
  April 1999                             15,000              15          12,173        (12,188)                             --
Warrants issued pursuant
  to consulting agreement -
  April 1999                                                             10,260                                         10,260
Amortization of deferred
  stock - based compensation                                                           325,808                         325,808
Net loss                                                                                            (1,131,404)     (1,131,404)
                                   ------------    ------------    ------------   ------------    ------------    ------------

Balance - December 31, 1999           3,130,833           3,131       5,041,595         (4,063)     (6,078,528)     (1,037,865)
                                   ============    ============    ============   ============    ============    ============

Year ended December 31, 1998
Balance - December 31, 1997           2,419,333           2,419         730,582       (241,112)     (2,126,810)     (1,634,921)

Stock issued pursuant to
  consulting agreement                   75,000              75         654,925       (655,000)                             --
Initial public offering
  in February 1998                      525,000             525       3,432,502                                      3,433,027
Stock issued in connection
  with short-term debt financing         20,000              20          99,980                                        100,000
Additional stock pursuant to
  founders agreement for
  nominal consideration                  35,000              35              35
Warrants issued pursuant to
  private placement of units                                             21,600                                         21,600
Options granted pursuant to
  consulting agreement                                                    1,600          (1,600)                            --
Amortization of deferred
  stock - based compensation                                                            658,029                        658,029
Net loss                                                                                            (2,820,314)     (2,820,314)
                                   ------------    ------------    ------------   ------------    ------------    ------------

Balance - December 31, 1998           3,074,333    $      3,074    $  4,941,189   $   (239,683)   $ (4,947,124)   $   (242,544)
                                   ============    ============    ============   ============    ============    ============

                 See Notes to Consolidated Financial Statements.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
          CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIENCY

                                                                                                       Deficit
                                                                                                     Accumulated
                                                                        Additional                     During
                                          Common Stock                    Paid-in      Deferred      Development
                                             Shares         Amount        Capital    Compensation       Stage             Total
                                          ------------   -----------    -----------  ------------  ----------------   -------------
Year ended December 31, 1997
Balance - December 31, 1996                 2,229,166   $     2,229   $        --    $        --   $    (693,995)      $  (691,766)

Issuance of common stock to employees
  for services - March 1997                    20,000            20        50,000        (50,000)                               20
Issuance of common stock to employees
  for services - August 1997                   84,167            84       336,668       (336,668)                               84
Stock issued in connection with private
  placement of notes - September 1997          60,000            60       239,940                                          240,000
Issuance of common stock to advisor
  for services - September 1997                 6,000             6        23,994                                           24,000
Stock issued in connection with private
  placement of notes - October 1997            20,000            20        79,980                                           80,000
Amortization of deferred
  stock - based compensation                                                             145,556                           145,556
Net loss                                                                                              (1,432,815)       (1,432,815)
                                            ---------   -----------   -----------    -----------     -------------       -----------

Balance - December 31, 1998                 2,419,333         2,419       730,582       (241,112)     (2,126,810)       (1,634,921)
                                            =========   ===========   ===========    ===========     =============       ===========

Period ended December 31, 1996

Issuance of common stock to founders
  for nominal consideration - July 1996     2,028,833         2,029                                                          2,029
Issuance of common stock to employees
  for services - September 1996                 5,000             5                                                              5
Issuance of common stock to employees
  for services - October 1996                 195,333           195                                                            195
Net loss                                                                                                (693,995)         (693,995)
                                            ---------   -----------   -----------    -----------     -------------       -----------

Balance - December 31, 1996                 2,229,166   $     2,229   $        --    $        --   $    (693,995)      $  (691,766)
                                            =========   ===========   ===========    ===========     =============       ===========

                 See Notes to Consolidated Financial Statements.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                                                                   Cumulative
                                                                            Six Months           From Inception
                                                                              Ended                    to
                                                                             June 30,               June 30,
                                                                      2000             1999           2000

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                     $(17,166,881)   $   (701,787)   $(23,245,409)
     Adjustments to reconcile net loss
     to net cash used by operating activities:
         Depreciation and amortization                                  23,965          28,575         184,987
         Amortization of note discount                                 112,599              --         130,599
         Loss on sale of fixed assets                                       --              --          13,817
         Beneficial conversion feature of convertible debt             429,498              --         429,498
         Financing, consulting and other expenses paid via the
                  issuance of common stock and warrants             15,619,708         429,987      17,435,633
         Increase (decrease) in net liability for severance pay         (7,841)         21,130           7,300
         Accrued interest on loans and notes payable                        --              --         210,016
         Company's share in net losses of affiliates                    53,772              --          53,772
         Minority interest in subsidiary loss                          (18,405)                        (18,405)
         Write-down of long term investment                                 --              --         665,000
         Write-off of leasehold improvements                            12,102              --          32,555
          Increase (decrease) in cash attributable
          to changes in assets and liabilities
              Receivables and prepaid expenses                          54,729         131,678          46,863
              Accounts payable                                         (43,557)        150,966         (59,837)
              Other current liabilities                                (79,524)       (101,082)        223,634
                                                                  ------------    ------------    ------------
Net cash used by operating activities                               (1,009,835)        (40,533)     (3,889,977)
                                                                  ------------    ------------    ------------
CASH FLOWS FROM  INVESTING ACTIVITIES
         Loan provided to another company                                   --              --        (835,000)
         Investment in affiliated company                             (150,000)             --        (150,000)
         Additions to property and equipment                           (21,732)             --        (393,551)
         Proceeds from disposal of fixed assets                             --              --          42,100
         Payment for security deposits                                  (5,800)             --          (5,800)
         Decrease (increase) in restricted cash                         (8,684)             --         (93,504)
                                                                  ------------    ------------    ------------
Net cash used in investing activities                                 (186,216)             --      (1,435,755)
                                                                  ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
         Proceeds from issuance of share capital                            --              --           2,264
         Proceeds from issuance of notes payable                            --              --       1,000,000
         Proceeds from issuance of convertible debentures            1,288,720                       1,288,720
         Repayment of notes payable                                         --              --        (400,000)
         Proceeds of loans from shareholders, net                           --              --         919,600
         Repayment of loans from shareholders                               --              --        (968,000)
         Proceeds from long-term bank credit                                --              --          95,969
         Repayment of long-term bank credit                             (3,505)         (9,500)        (81,550)
         Increase (decrease) in short term bank credit                 (26,866)         41,537          82,033
         Public offering of common stock                                    --              --       3,433,027
         Repayment of short-term debt                                 (250,000)             --        (250,000)
         Proceeds from short-term debt                                 350,000              --         374,038
         Loans to affiliate                                            (57,500)             --         (57,500)
                                                                  ------------    ------------    ------------

Net cash provided by  financing activities                           1,300,849          32,037       5,438,601
                                                                  ------------    ------------    ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       104,798          (8,496)        112,869

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                          8,071          16,138              --
                                                                  ------------    ------------    ------------
CASH AND CASH EQUIVALENTS - END OF PERIOD                         $    112,869    $      7,642    $    112,869
                                                                  ============    ============    ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Noncash financing activities for the six months ended June 30, 2000

      (a) Issuance of common stock with fair value of $10,470,000 in respect of extinguishment of outstanding note payable resulting in an extraordinary charge of $9,778,167 (see Note 7).
      (b)   Waiver of liability due to related party in the amount of $75,328.

                 See Notes to Consolidated Financial Statements.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

Note 1 - Basis of Presentation

      The accompanying unaudited consolidated financial statements of Ambient Corporation, and its Subsidiaries (collectively "the Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with Item 310(b) of Regulation SB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2000, are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. For further information, refer to the audited consolidated financial statements of the Company as of December 31, 1999 and for the year then ended, and footnotes thereto.

      Basis of consolidation

      The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, Ambient Ltd. and Insulated Connections Corporation Limited ("ICC"), and it's 90.1% owned subsidiary PLT Solutions, Inc. ("PLT"). All inter-company balances and transactions are eliminated in consolidation. The minority interest in the Company's subsidiary, PLT, is held by an employee and represents 9.9% of total PLT equity

      Going concern assumption

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a limited operating history, has sustained losses since its inception and has an accumulated deficit at June 30, 2000 of $23.2 million (including $ 17.8 million in non-cash charges primarily related to the issuance of securities and the extinguishment of debt). The Company faces a number of risks and uncertainties regarding its business, including among other factors, the successful design, development and implement effective products, demand and market acceptance of its products, the effects of technological change, and the development of new products. The Company anticipates that it will continue to incur significant operating costs and losses in connection with the development of its products and increased marketing efforts which raises substantial doubt about its ability to continue as a going concern.

      Management's plans to continue operations in the normal course of business include the following: (i) continuing to seek out potential sources of equity capital and other financing; (ii) seeking out strategic partnerships; (iii) negotiating with a number of companies to install pilot projects; and (iv) diversification in the fields of internet technology and communications.

      In February 2000, the Company entered into an agreement for the sale of up to $2,000,000 of 10% convertible debentures. To date the Company has issued $1.5 million and expects to issue an additional $500,000 in the near term. In July and August 2000, the Company realized gross proceeds of approximately $4,625,000 (before deducting approximately $462,500 in fees and commissions) from various private placements

      The ability of the Company to continue as a going concern is dependent upon the success of the Company's products and its access to sufficient funding to enable it to continue operations. There is no assurance that sufficient revenues will be generated or that adequate financing will be available to the Company. Insufficient funds from operations or the inability to obtain adequate financing would have a material adverse effect on the Company.

      Reclassification

      Certain prior period amounts have been reclassified to conform with current period presentation.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

Note 2 - Long-term Investments

      Included in long-term investments is the Company's 40% interest in a newly established Israeli company, Kliks.com Ltd.("Kliks"). During the six months ended June 30, 2000, the Company acquired its interest in Kliks, which is engaged in designing and establishing a nationwide internet screen phone network in Israel. To date the Company has invested (by way of equity investment) a total of $150,000. The Company is entitled, but not obligated, to purchase up to an additional 10% interest in Kliks' for $250,000.

      The Company is obligated to lend up to $850,000 to meet the financing needs of Kliks. The loans bear interest at the rate of 7% per annum and are due together with accrued interest at the end of seventh year from the date of funding. At June 30, 2000, the Company had loans outstanding in the amount of $57,500.

      The Company applies the equity method of accounting for its investment in Kliks and has recorded a charge to operations in the amount of $53,772, which represents its interest in the loss for the six months ended June 30, 2000.

Note 3 - 10% Convertible Debentures

      In February 2000, the Company issued $1,000,000 of 10% convertible debentures to private investors. Net proceeds of the issuance amounted to $857,500. The debentures were issued pursuant to the terms of an agreement, which further provides that, subject to certain conditions, the investors will purchase an additional $1,000,000 of debentures no later than five days after the effective date of a registration statement covering the common stock into which the debentures may be converted. In April 2000, the debenture holders pre-funded $500,000 of this commitment and, in consequence thereof, the Company issued an additional $500,000 of its 10% convertible debentures.

      The debentures are convertible into shares of the Company's common stock at a conversion rate of $0.40 per share, subject to adjustments under certain conditions. The debentures are exercisable only to the extent that after exercise, the beneficial ownership of the debenture holder in the Company's outstanding shares of common stock does not exceed 4.99%. The debentures mature two years after issuance. In accordance with EITF 98-5, the Company has recorded financing expense in the amount of $429,498 representing the beneficial conversion feature of this convertible debenture issuance.

      In connection with the issuance of the 10% convertible debentures, the Company issued to debenture holders warrants to purchase, in the aggregate, 937,500 of the Company's common shares at an exercise price per share of $1 per share. The warrants are exercisable only to the extent that after exercise, the beneficial ownership of the debenture holder in the Company's outstanding shares of common stock does not exceed 4.99%. The warrants expire approximately three years after issuance. For financial reporting purposes, the Company recorded a total discount of $859,222, to reflect the value of the Warrants. The discount is being amortized on a straight-line basis over the terms of the respective notes.

      Under its agreements with the debenture holders, the Company is obligated to pay late fees as liquidated damages to the debenture holders because it has not filed by a prescribed date a registration statement in respect of the resale of shares issuable upon the conversion of the debentures and the shares issuable upon exercise of the warrants issued in conjunction with the debentures and due to the non-effectiveness of a registration statement by a prescribed date. However, these amounts are not payable in the event that such registration statement is declared effective within sixty days after filing. If the Company is obligated to pay these liquidated damages, the amount that it must pay to the debenture holders will be equal to (A) 2% of the principal amount of all the debentures for the period from May 17, 2000 through the 30 day thereafter, and (B) 3% of the principal amount thereof for each subsequent 30-day period.

Note 4 - Legal Settlement

      Certain parties contended that the Company guaranteed, in a prior year, the repayment of an outstanding third-party loan obligation, which contention the Company denies. In settlement of the dispute, the Company, on April 14, 2000, entered into a settlement agreement with such parties pursuant to which it undertook to pay, in the aggregate, $200,000 and issue to them an aggregate of 250,000 shares of the Company's common stock. Accordingly, the Company has recorded a charge to operations in the period in the amount of $1,512,500, representing the market value of the shares that were issued and the cash payment it undertook to pay.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

Note 5 - Marketing and financial consulting agreements

      The Company entered into various marketing and financial consulting agreements in February and March 2000. Accordingly, the Company issued 2,761,000 shares of common stock, 1,500,000 warrants exercisable at $.01 and agreed to pay $8,000 per month as compensation. The agreements terminate in or before June 2001. The warrants are exercisable until February 2002 and, only to the extent that after exercise, the beneficial ownership of the consultant in the Company's outstanding shares of common stock does not exceed 4.99% of the Company's outstanding common shares. The Company recorded deferred compensation in the amount of $12.6 million relating to the issuance of the shares and warrants, and is amortizing this amount over the terms of the related agreements.

Note 6 - Employee Stock Option Grants

      Pursuant to various employment agreements executed in February through April 2000, the Company granted a total of 250,000 stock options. Of this amount, 100,000 options with an exercise price of $2.50 vest 50% after one year and 50% after two years; 100,000 options with an exercise price of $.01 vest in equal monthly installments over three years; and 50,000 options with an exercise price of $.01 vest in equal monthly installments over eighteen months. The Company recorded deferred compensation in the amount of $818,600 relating to the issuance of these options, and is amortizing this amount over the related vesting periods.

Note 7 - Extraordinary Item

      In the first quarter of 2000, the Company issued 3,490,000 shares to the holder of an outstanding note payable in an approximate amount (principal plus accrued interest) of $700,000. The share price at the date of issuance was $3. The Company recorded an extraordinary charge in the amount of $9,778,167 with respect to this issuance.

Note 8 - Subsequent events

      Private Placements

      In July and August 2000, the Company sold one million shares of its common stock and one million shares of its convertible preferred stock in two private placements, for an aggregate purchase price of $4,000,000. As part of these private placements, the Company issued warrants to purchase up to two million shares of the Company's convertible preferred stock at an exercise price equal to $3.50. The shares of convertible preferred stock issued and the convertible preferred stock issued or issuable pursuant to the warrants will be automatically converted to shares of the Company's common stock upon (and subject to) the approval by the Company's stockholders, at the annual 2000 general stockholders meeting, of a proposal to increase the authorized shares of common stock that the Company may issue from time to time. A total of 43.75% of the proceeds of this private placement must be used solely to finance the activities relating to PLT . Certain of the investors were granted limited pre-emption rights exercisable under certain circumstances.

      Convertible debt

      In July 2000, the Company received gross proceeds of $625,000 from the issuance of convertible notes payable. The notes will be automatically converted into Units, each Unit consisting of one share of the Company's common stock and one common stock warrant, together at the rate of $2.00 per unit. Conversion is subject to the approval by the Company's stockholders, at the annual 2000 general stockholders meeting, of a proposal to increase the authorized shares of common stock that the Company may issue. The warrant is exercisable at $3.50 per share.

      Authorized Shares

      In July 2000, the Company's Board of Directors adopted a resolution to increase the authorized common stock to 50 million shares which resolution will become effective upon (and subject to) its approval by the Company's stockholders at the 2000 annual general stockholders meeting.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

      Stock Option Plan

      In July 2000, the Company's Board of Directors adopted the 2000 Equity Incentive Plan (the "2000 Incentive Plan"). A total of 2,000,000 shares of common stock have been reserved for issuance under the 2000 Incentive Plan. The 2000 Incentive Plan will go into effect upon approval of the Company's stockholders at the 2000 annual general stockholders meeting. The 2000 Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, bonus stock, awards in lieu of cash obligations, other stock-based awards and performance units. The 2000 Incentive Plan also permits cash payments under certain conditions.

                               AMBIENT CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                        CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 1999

                               AMBIENT CORPORATION

                          (A DEVELOPMENT STAGE COMPANY)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

INDEPENDENT AUDITORS' REPORT OF BRIGHTMAN ALMAGOR & CO.                     F-20

INDEPENDENT AUDITORS' REPORT OF LUBOSHITZ, KASIERER & CO.                   F-22

CONSOLIDATED FINANCIAL STATEMENTS:

   Balance Sheets                                                           F-23

   Statements of Operations                                                 F-24

   Statement of Changes in Shareholders Deficiency                          F-25

   Statements of Cash Flows                                                 F-26

   Notes to Financial Statements                                            F-27

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
Ambient Corporation

We have audited the accompanying consolidated balance sheets of Ambient Corporation (a development stage company) and subsidiary (collectively, "the Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' deficiency and cash flows for the years then ended and for the period from inception (June 1996) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We did not audit the financial statements of the Company for the period from June 1996 (date of inception) through December 31, 1997, which statements reflect a net loss of $ 2,126,810, representing 35% of the total deficit accumulated during the development stage from inception to December 31, 1999. Those statements were audited by other auditors whose report (which expressed an unqualified opinion and included an explanatory paragraph with respect to the Company's continuing existence as a going concern) has been furnished to us, and our opinion, insofar as it relates to the amounts included for such prior period, is based solely on the report of such other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based, on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ambient Corporation and subsidiary as of December 31, 1999 and 1998, and the results of their operations, changes in shareholders' deficiency and cash flows for the years then ended and for the period from inception (June 1996) to December 31, 1999 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company incurred a net loss in 1999 of approximately $1.1 million (and approximately $6.1 million since inception) and anticipates that it will continue to incur losses for some time. In addition, the Company had a working capital deficit of approximately $0.7 million and a shareholders' deficiency of approximately $ 1million as of December 31, 1999. Although the Company raised net proceeds of approximately $ 3.4 million from an initial public offering in February 1998, it has substantially utilized all of such proceeds, primarily for product development. The Company's continued existence as a going concern is dependent on obtaining additional financing for product development and commercialization. After the balance sheet date, the Company raised debt financing, through convertible debentures in the amount of $1 million.

The Company continues to seek out other potential sources of equity capital, but there can be no assurance that it will be able to do so in the foreseeable future. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Brightman Almagor & Co.
Certified Public Accountants (Israel)
A member of Deloitte Touche Tohmatsu

Tel Aviv, Israel
April 13, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Shareholders of AMBIENT CORPORATION

We have audited the accompanying consolidated balance sheets of Ambient Corporation (a development stage company) and subsidiary as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in shareholders' deficiency and cash flows for the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ambient Corporation and subsidiary as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the consolidated finical statements, the Company is in the development stage and its continued existence is dependent on obtaining additional financing for product development and commercialization. The Company incurred a net loss in 1996 and 1997 and anticipates that it will continue to incur losses for some time. These matters raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.


                                        Luboshitz, Kasierer & Co.
                                        Member Firm of Arthur Andersen

Tel-Aviv, May 19, 1998

                              AMBIENT CORPORATION
                         (A Development Stage Company)
                          CONSOLIDATED BALANCE SHEETS
                      (in U.S. dollars, except share data)

                                                                                          As of December 31,
                                                                                          ------------------
                                                                              Note     1 9 9 9          1 9 9 8
                                                                              ----     -------          -------
ASSETS
CURRENT ASSETS
   Cash and cash equivalents                                                              8,071           16,138
   Restricted cash                                                              3        84,820          131,259
   Receivables and prepaid expenses                                                      34,628          334,983
                                                                                     ----------       ----------
       Total current assets                                                             127,519          482,380
                                                                                     ----------       ----------
LONG TERM INVESTMENT                                                            4       170,000          350,000
                                                                                     ----------       ----------
PROPERTY AND EQUIPMENT                                                          5
   Cost                                                                                 264,928          328,320
   Less - accumulated depreciation                                                      129,630           92,057
                                                                                     ----------       ----------
       Property and equipment, net                                                      135,298          236,263
                                                                                     ----------       ----------
DEPOSITS FOR SEVERANCE PAY                                                      9           193            6,587
                                                                                     ----------       ----------
       Total assets                                                                     433,010        1,075,230
                                                                                     ==========       ==========
LIABILITIES AND SHAREHOLDERS' DEFICIENCY
CURRENT LIABILITIES
   Bank loan                                                                    6A      140,903          144,006
   Accounts payable                                                                     212,967          337,105
   Notes payable                                                                7            --          585,900
   Other current liabilities                                                    8       491,713          175,264
                                                                                     ----------       ----------
       Total current liabilities                                                        845,583        1,242,275
                                                                                     ----------       ----------
LONG-TERM LIABILITIES
   Long-term bank loan                                                          6B        9,958           37,886
   Liability for severance pay                                                  9        15,334           37,613
                                                                                     ----------       ----------
       Total long-term liabilities                                                       25,292           75,499
                                                                                     ----------       ----------
       Total liabilities                                                                870,875        1,317,774
                                                                                     ----------       ----------
CONTINGENT LIABILITIES AND COMMITMENTS                                          10

NOTES PAYABLE                                                                   7       600,000               --
                                                                                     ----------       ----------

SHAREHOLDERS' DEFICIENCY                                                        11
   Common stock $0.001 par value; authorized - 20,000,000 shares;
      issued and outstanding - 3,130,833 and 3,074,333 shares, respectively               3,131            3,074
   Additional paid-in capital                                                         5,041,595        4,941,189
   Deferred stock-based compensation                                                     (4,063)        (239,683)
   Deficit accumulated during the development stage                                  (6,078,528)      (4,947,124)
                                                                                     ----------       ----------
       Total shareholders' deficiency                                                (1,037,865)        (242,544)
                                                                                     ----------       ----------
       Total liabilities and shareholders' deficiency                                   433,010        1,075,230
                                                                                     ==========       ==========

The accompanying notes are an integral part of the financial statements.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in U.S. dollars, except share data)

                                                                                           Cumulative from
                                                                    Year ended               inception to
                                                                    December 31,             December 31,
                                                               ------------------------    ---------------
                                                      Note      1999            1998            1999
                                                      ----      ----            ----            ----
Research and development expenses                              340,287          726,479        1,721,837
Less - participation by the Office of
    the Chief Scientist of the State of Israel         10A     231,767          230,452          558,195
                                                            ----------       ----------       ----------
                                                               108,520          496,027        1,163,642

Operating, general and administrative expenses         13      684,234        1,904,273        3,635,625
                                                            ----------       ----------       ----------

       Operating loss                                         (792,754)      (2,400,300)      (4,799,267)

Financing expenses, net                                        332,546          416,427        1,269,570
Other expenses, net                                              6,104            3,587            9,691
                                                            ----------       ----------       ----------

       Net loss                                             (1,131,404)      (2,820,314)      (6,078,528)
                                                            ==========       ==========       ==========
Basic and diluted loss per share                                 (0.36)           (0.95)
                                                            ==========       ==========

Weighted average number of shares outstanding                3,121,479        2,979,541
                                                            ==========       ==========

The accompanying notes are an integral part of the financial statements.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
          CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIENCY
                      (in U.S. dollars, except share data)

                                                                                                             Deficit
                                                                                                           accumulated
                                                                        Additional     Deferred stock -     during the
                                               Number of       Share      paid-in           based          development
                                                 shares       capital     capital        Compensation         stage         Total
                                                 ------       -------     -------        ------------         -----         -----
   Balance - December 31, 1997                 2,419,333        2,419      730,582        (241,112)        (2,126,810)   (1,634,921)
Stock issued pursuant to consulting
   agreement                                      75,000           75      654,925        (655,000)                --            --
Initial public offering in February
   1998                                          525,000          525    3,432,502              --                 --     3,433,027
Stock issued in connection with
   short-term debt financing                      20,000           20       99,980              --                 --       100,000
Additional stock pursuant to founders
   agreement for nominal consideration            35,000           35           --              --                 --            35
Warrants issued pursuant to private
   placement of units                                 --           --       21,600              --                 --        21,600
Options granted pursuant to
   consulting agreement                               --           --        1,600          (1,600)                --            --
Amortization of unearned compensation                 --           --           --         658,029                 --       658,029

Net loss                                              --           --           --              --         (2,820,314)   (2,820,314)
                                               ---------        -----    ---------          ------         ----------    ----------
   Balance - December 31, 1998                 3,074,333        3,074    4,941,189        (239,683)        (4,947,124)     (242,544)
Stock issued pursuant to consulting
   agreement - January 1999                        4,000            4        7,996          (8,000)                --            --
Stock issued pursuant to consulting
   agreement - February 1999                      15,000           15           --              --                 --            15
Stock issued pursuant to consulting
   agreement - February 1999                      22,500           23       69,977         (70,000)                --            --
Stock issued pursuant to consulting
   agreement - April 1999                         15,000           15       12,173         (12,188)                --            --
Warrants issued pursuant to
   consulting agreement - April 1999                  --           --       10,260              --                 --        10,260
Amortization of deferred stock -
   based compensation                                 --           --           --         325,808                 --       325,808

Net loss                                              --           --           --              --         (1,131,404)   (1,131,404)
                                               ---------        -----    ---------          ------         ----------    ----------
   Balance - December 31, 1999                 3,130,833        3,131    5,041,595          (4,063)        (6,078,528)   (1,037,865)
                                               =========        =====    =========          ======         ==========    ==========

The accompanying notes are an integral part of the financial statements.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in U.S. dollars)

                                                                                                     Cumulative from
                                                                                  Year ended           inception to
                                                                                  December 31,          December 31,
                                                                           ------------------------  ---------------
CASH FLOWS - OPERATING ACTIVITIES                                             1999          1998          1999
                                                                           ----------    ----------  ---------------

Net loss                                                                   (1,131,404)   (2,820,314)   (6,078,528)
Adjustments to reconcile net loss to net cash used in operating activities -
Items not involving cash flows:
  Depreciation and amortization                                               397,058       950,009     1,884,672
  Loss on sale of fixed assets                                                 13,817            --        13,817
  Financing expenses paid via the issuance of common stock                         --       100,000       100,000
  Consulting expenses paid via the issuance of common stock
    and warrants                                                               10,275            --        10,275
  Increase (decrease) in net liability for severance pay                      (15,885)       11,026        15,141
  Accrued interest on loans and notes payable                                      --            --       210,016
  Write-down of long term investment                                          180,000       485,000       665,000
  Write-off of leasehold improvements                                              --        20,453        20,453
  Changes in operating assets and liabilities:
  Decrease (increase) in receivables and prepaid expenses                     300,355      (295,061)       (7,866)
  Increase (decrease) in accounts payable                                    (124,138)       90,343       (16,280)
  Increase (decrease) in other current liabilities                            316,449       (64,691)      303,158
                                                                           ----------    ----------    ----------
Net cash used in operating activities                                         (53,473)   (1,523,235)   (2,880,142)
                                                                           ----------    ----------    ----------
CASH FLOWS - INVESTING ACTIVITIES
Loan provided to another company                                                   --      (835,000)     (835,000)
Additions to property and equipment                                           (12,102)     (112,317)     (371,819)
Proceeds from disposal of fixed assets                                         42,100            --        42,100
Decrease (increase) in restricted cash                                         46,439      (101,259)      (84,820)
                                                                           ----------    ----------    ----------
    Net cash provided by (used in) investing activities                        76,437    (1,048,576)   (1,249,539)
                                                                           ----------    ----------    ----------
CASH FLOWS - FINANCING ACTIVITIES
Proceeds from issuance of share capital                                            --            35         2,264
Proceeds from issuance of notes payable                                            --       600,000     1,000,000
Repayment of notes payable                                                         --      (400,000)     (400,000)
Proceeds of loans from shareholders                                                --            --       919,600
Repayment of loans from shareholders                                               --      (968,000)     (968,000)
Repayment of loan from related party                                               --       (13,947)           --
Repayment of long-term loan                                                        --      (120,000)           --
Proceeds from long-term bank credit                                                --        58,859        95,969
Repayment of long-term bank credit                                            (40,935)      (37,110)      (78,045)
Increase in bank short term credit                                              9,904        11,047       108,899
Public offering of common stock                                                    --     3,433,027     3,433,027
Proceeds from short-term bank loan                                                 --        24,038        24,038
                                                                           ----------    ----------    ----------
    Net cash provided by (used in) financing activities                       (31,031)    2,587,949     4,137,752
                                                                           ----------    ----------    ----------
    INCREASE (DECREASE) IN CASH AND
       CASH EQUIVALENTS                                                        (8,067)       16,138         8,071
CASH AND CASH EQUIVALENTS - BEGINNING
    OF PERIOD                                                                  16,138            --            --
                                                                           ----------    ----------    ----------
    CASH AND CASH EQUIVALENTS - END OF PERIOD                                   8,071        16,138         8,071
                                                                           ==========    ==========    ==========

The accompanying notes are an integral part of the financial statements

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                (in U.S. dollars)

NOTE 1 - DESCRIPTION OF BUSINESS AND GENERAL

      A.    Description of business

            Ambient Corporation ("Ambient"), a development stage company, was founded in June 1996 to design and develop advanced smart card interface technology. A smart card is a credit card-sized plastic card equipped with an integrated circuit that can store and transfer information in electronic form.

            In August 1996, Ambient purchased substantially all of the assets and assumed substantially all of the liabilities of Gen Technologies, Inc., a smart card research and development company, at their approximate book value, including the capital stock of its subsidiary, Gen Tec Ltd. (which subsequently changed its name to Ambient Ltd.). The results of operations of Gen Technologies, Inc. prior to the acquisition were not material. Ambient and its subsidiary are collectively referred to herein as "the Company." The Company has ceased its research and design efforts in the smart card interface technology area.

            The Company has recently commenced the design and development of products and services in the field of electronics commerce, internet and telephony activities.

            The Company's activities are currently centered in two distinct areas; the completion of the design and development of a unique technology designed to facilitate the provision of rapid power line telecommunication (PLT) services to ordinary business and personal consumers and the establishment, initially in Israel, of a nationwide screen phone network designed to enable internet access for consumers who do not have access to, or are unable, or unwilling to use personal computers.

            The Company has not generated any revenues since inception.

      B.    Going concern assumption

            The Company incurred a net loss in 1999 of approximately $1.1 million (and approximately $6.1 million since inception) and anticipates that it will continue to incur losses for some time. In addition, the Company had a working capital deficit of approximately $0.7 million and a shareholders' deficiency of approximately $1.1 million as of December 31, 1999. Although the Company raised net proceeds of approximately $3.4 million from an initial public offering in February 1998, it has substantially utilized all of such proceeds, primarily for product development. The Company's continued existence is dependent on obtaining additional financing for product development and commercialization.

            In February 2000, the Company issued $1,000,000, 10% convertible debentures to private investors (net proceeds were $857,500). The debentures mature on February 28, 2002 (see Note 15).

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                (in U.S. dollars)

NOTE 1 - DESCRIPTION OF BUSINESS AND GENERAL (cont.)

         B. Going concern assumption (cont.)

            Management's plans to continue operations in the normal course of business include the following: (i) continuing to seek out potential sources of equity capital; (ii) seeking out strategic partnerships;
            (iii) negotiating with a number of companies to install pilot projects; and (iv) diversification through establishment of new subsidiaries in the fields of internet technology and communications. In management's estimation, the above measures, if substantially realized, should enable the Company to continue operating through at least December 31, 2000, although there can be no assurance of this.

            In order to reduce its fixed costs until the above measures are partially or fully realized, during 1999, the Company terminated the employment of most of its employees. The Company has also undertaken other cost-cutting measures, such as reducing its lease space. In addition, due to the Company's adverse liquidity position, the Company did not pay salaries and salary related amounts to its remaining employees and to related institutions for several months.

            The above matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

      C.    Use of estimates in preparation of financial statements

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      D.    Nature of industry

            The industries in which Company conducts business is characterized by rapid changes. Internet and internet related products quickly become out of date because of technological and other advances. Accordingly, the industry is typified by the constant need to develop and introduce new and enhanced products, which may result in substantial costs without any guarantee that such new products or enhancements will produce significant revenues.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States. The significant accounting policies followed in the preparation of the financial statements, on a basis consistent with prior years, are as follows:

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                (in U.S. dollars)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

      A.    Cash and cash equivalents

            Cash and cash equivalents consist of cash and demand deposits in banks and other financial institutions, and other short-term, highly liquid investments (primarily interest-bearing time deposits) with maturity dates not exceeding three months from the date of deposit.

      B.    Functional currency and foreign currency translation

            The currency of the primary economic environment in which the operations of the Company are conducted is the U.S. dollar ("dollar"). Therefore, the Company uses the dollar as its functional and reporting currency. Certain of the dollar amounts in the financial statements may represent the dollar equivalent of other currencies, and may not necessarily be exchangeable for dollars.

            Transactions and balances denominated in dollars are presented at their dollar amounts. Non-dollar transactions and balances are remeasured into dollars in accordance with the principles set forth in Statement No. 52, "Foreign Currency Translation," of the Financial Accounting Standards Board of the United States ("FASB"). Transaction gains and losses are reflected in net financing expenses.

      C.    Consolidation

            The consolidated financial statements include those of Ambient and its 95%-owned subsidiary. Material intercompany transactions and balances have been eliminated in consolidation. The Company has recorded 100% of the subsidiary's losses since acquisition. No minority interest has been recorded in the financial statements.

      D.    Property and equipment

            Property and equipment are presented at cost, less accumulated depreciation. Depreciation is calculated based on the straight-line method over the estimated useful lives of the assets, as follows:

                                                                 Years
                                                                 -----
            Computers                                             4 (primarily)
            Motor vehicles                                        7
            Machinery and equipment                               7
            Furniture and office equipment                       14 (primarily)

            Management reviews property and equipment and other long-lived assets on a periodic basis to determine whether events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                (in U.S. dollars)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

      E.    Research and development

            Research and development costs, net of participation by the Government of Israel through the Ministry of Industry and Trade's Office of the Chief Scientist ( "Office of the Chief Scientist"), are charged to operations as incurred.

      F.    Stock-based compensation

            The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Pursuant to this accounting standard, the Company records compensation for stock and stock options granted to employees at the date of grant based on the difference, if any, between the cost to the employee of the stock or options (including exercise price) and the market value of the Company's stock at that date. Deferred compensation is amortized to compensation expense over the vesting period of the stock or options. Grants to non-employees are accounted for at fair value as of the date of grant in accordance with Statement No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") of the FASB. The pro forma effects of the application of SFAS 123 with respect to grants to employees are presented in Note 16.

      G.    Loss per share

            Loss per share is presented in accordance with Statement No. 128 ("SFAS 128") of the FASB, "Earnings per Share." Pursuant to this standard, basic earnings (loss) per share exclude the dilutive effects of convertible securities and are computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings (loss) per share reflect the potential dilutive effect of all convertible securities and are presented in the financial statements with the same prominence as basic earnings per share. Due to the anti-dilutive effect, basic loss per share was equal to diluted loss per share for each of the years presented. The number of potentially dilutive securities excluded from diluted earnings per share due to the anti-dilutive effect amounted to 308,000, 200,000 and 0, in 1999, 1998 and 1997, respectively.

            Retroactive recognition has been given in the calculation of basic loss per share to shares issued for nominal consideration prior to the Company's initial public offering.

      H.    Fair value of financial instruments

            The Company's financial instruments are principally non-derivative assets and non-derivative liabilities, such as cash and cash equivalents, deposits in banks, receivables, loan receivable, short-term and long-term credit, accounts payable and other current and non-current liabilities. Because of the nature of these financial instruments, fair value generally equals or approximates the amounts presented in these financial statements.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                (in U.S. dollars)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

      I.    Recently issued standards

            In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 (as amended by SFAS No. 137). SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction, and if it is, the type of hedge transaction. The Company does not expect the adoption of SFAS No. 133 to have material impact on its consolidated financial statements.

NOTE 3 - RESTRICTED CASH

            In connection with a line of credit and short-term loan from a bank (see Note 6), the Company is required to maintain a compensating balance which is restricted for a period of up to one year. The restricted balance amounted to $ 84,820 as of December 31, 1999 (December 31, 1998 - $131,259).

NOTE 4 - LONG TERM INVESTMENT

            On May 20, 1998, a letter of intent was signed between the Company and Ordacard Hi-Tech Industries (1995) Ltd. ("Ordacard"), an Israeli manufacturer of plastic ID and bank cards, relating to a proposed merger with Ordacard, which was to be consummated by December 31, 1998.

            Pursuant to the letter of intent, the Company was to provide $1,000,000 of loans to Ordacard - $350,000 upon execution of the letter of intent and $650,000 by July 1, 1998. The loans were to be evidenced by two convertible promissory notes, secured by Ordacard's assets and subordinated to Ordacard's secured bank loans in existence as of the date of payment. The notes were to bear interest at an annual rate of 6%. In addition, the Company was to carry out a private or public offering of equity securities with minimum net proceeds (after commissions and expenses) of $7.5 million by December 31, 1998. Since the merger and the equity financing were not consummated by December 31, 1998, the Company had the option to demand full payment of the aggregate outstanding principal and accrued interest on the notes through the date of payment, or convert, at its sole option, the aggregate outstanding principal and interest into 50,000 shares of Ordacard.

            The Company provided the $350,000 loan upon execution of the letter of intent and provided additional cash advances during the third quarter of 1998 in the total amount of $485,000, such that the amounts provided to Ordacard by the Company aggregated $835,000.

            During 1999 the Company elected to convert the loan into 36,490 shares of Ordacard common stock, and has written down the investment to its estimated fair value of $170,000 (1998, Long Term Receivable
            - $350,000). The expense recorded in 1999 and 1998 with respect to this impairment amounted to $180,000 and $485,000, respectively.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                (in U.S. dollars)

NOTE 5 - PROPERTY AND EQUIPMENT

                                                               December 31
                                                         -----------------------
                                                           1999            1998
                                                         -------         -------

            Computers                                    104,437         104,437
            Machinery and equipment                       63,164          63,164
            Furniture and office equipment                40,346          40,346
            Leasehold improvements                        12,102              --
            Motor vehicles (*)                            44,879         120,373
                                                         -------         -------
                                                         264,928         328,320
            Less - accumulated depreciation              129,630          92,057
                                                         -------         -------
                                                         135,298         236,263
                                                         =======         =======

            (*) The motor vehicles are pledged as collateral for a long-term bank loan.

NOTE 6 - BANK LOANS

         A. Short-term credit

                                                             Interest rate        December 31
                                                             -------------     -----------------
                                                                  At            1999       1998
                                                                  --           -------   -------
                                                               December
                                                               --------
                                                               31, 1999
                                                               --------
            Current maturities of long-term bank credit         14%-16%          7,966    20,973
            Bank overdraft line of credit                         18%          132,937    98,995
            Short-term bank loan                                  14%               --    24,038
                                                                               -------   -------
                                                                               140,903   144,006
                                                                               =======   =======

      B.    Long-term bank credit

            Consists of vehicle financing loans in the aggregate amount of $17,924, payable in monthly installments through 2002, including interest at various market rates. Current maturities in 2000 amount to $7,966. Payments due in future years (excluding the current portion) are as follows:

                    2001           $7,966
                    2002            1,992
                                   ------

                                    9,958
                                   ======

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                (in U.S. dollars)

NOTE 7 - NOTES PAYABLE

            In June 1998, the Company conducted a private placement of units. Each unit consisted of: (i) a promissory note in the principal amount of $50,000 and (ii) warrants to purchase 10,000 shares of the Company's common stock. The Company sold 12 units in the private placement for aggregate consideration of $600,000. The relative fair value of the consideration allocated to the warrants was $21,600 using the Black-Scholes option pricing model, which was credited to additional paid-in capital.

            The notes bear interest at an annual rate of 10% and are repayable at the earlier of: (i) 12 months from the date of issuance or (ii) consummation by the Company of any public or private equity or debt financing in excess of $1,500,000 (as well as certain other conditions).

            The purchase price for each share pursuant to the warrants is equal to the lower of: (i) $8.00 and (ii) the offering price of the Company's common stock in a subsequent public offering with aggregate proceeds to the Company of at least $1,500,000. The warrants are exercisable for a period of four years from the date of issuance.

            In February 2000 the Company entered into an agreement to convert these notes to equity. Principal and interest of approximately $700,000 were converted into 3,490,000 shares of the Company's common stock.

NOTE 8 - OTHER CURRENT LIABILITIES

                                                           As of December 31
                                                           -----------------
                                                           1999          1998
                                                           ----          ----

            Accrued vacation                              23,560        27,125
            Employees and officers                        99,797         1,472
            Accrued liabilities                          190,930        72,312
            Related parties                              177,426        74,355
                                                         -------       -------
                                                         491,713       175,264
                                                         =======       =======

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                (in U.S. dollars)

NOTE 9 - LIABILITY FOR SEVERANCE PAY

            Israeli law and labor agreements determine the obligations of the Company to make severance payments to dismissed employees and to employees leaving employment under certain other circumstances. The obligation for severance pay benefits, as determined by Israeli Law, is based upon length of service and the employee's most recent salary. This obligation is partially funded by the purchase from outside insurance companies of managers' insurance policies, which are controlled by the insurance companies and are not under the control and management of the Company.

            Expenses relating to severance pay benefits were $22,560 and $23,564 in 1999 and 1998, respectively.

NOTE 10 - CONTINGENT LIABILITIES AND COMMITMENTS

         A. In connection with its research and development, the Company received participation payments from the Office of the Chief Scientist of $231,767, $230,452 and $0 for the years 1999, 1998 and 1997, respectively. In return for such participation, the Company is committed to pay royalties at a rate of 3%-5% of sales of the product, up to 100% of the amount of grants received (In 1999 the entire amount was received and in 1998 $220,364 was included in receivables and prepaid expenses).

         B. The Company is committed to pay royalties to a shareholder of its subsidiary, in connection with technology transferred by him to the Company, at rates of between 15% and 20% of the net proceeds from all sales, less the cost of components, as defined in an agreement with the shareholder.

         C. The Company is obligated to pay to an affiliated company up to $1,000,000 to meet its financing needs (see Note 15).

         D. The Company's Israeli subsidiary is party to various litigation matters, in most cases involving ordinary and routine claims incidental to Company's business. The Company's management cannot estimate with certainty its ultimate legal and financial liability with respect to such pending litigation matters. However, the Company believes, based on its examination of such matters, that the Company's ultimate liability will not have a material adverse effect on its financial position, results of operations or cash flows.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                (in U.S. dollars)

NOTE 11 - SHAREHOLDERS' DEFICIENCY

         A. General

            As of December 31, 1999 and 1998, Ambient's authorized share capital consisted of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock of $0.001 par value per share. 3,130,833 and 3,074,333 shares of common stock were issued and outstanding as of December 31, 1999 and 1998, respectively. Holders of common stock are entitled to participate equally in the payment of cash dividends and in stock dividend distributions and, in the event of the liquidation of the Company, in the distribution of assets after satisfaction of liabilities to creditors. Each share of common stock is entitled to one vote on all matters to be voted on by shareholders. As of December 31, 1999 no preferred shares were issued.

         B. Stock option plan

            In February 1998, the Company's shareholders approved a stock option plan for the issuance of stock options to employees and consultants of the Company. Pursuant to the plan, 250,000 common shares were reserved for issuance. Options under the plan may be either incentive stock options under the Internal Revenue Code or non-qualified options. For incentive stock options, the exercise price may not be less than 110% of the fair market value of the Company's common stock at the date of grant and are exercisable for a period not exceeding five years from the date of grant (110% of the fair market value if the grant is an Incentive Stock Option to an employee who owns more than 10% of the outstanding common stock). For non-qualified options, the exercise may not be less than 100% of the fair market value of the Company's common stock at the date of grant and are exercisable for a period not exceeding ten years from the date of grant.

            During 1998, 80,000 stock options were granted under the plan to a consultant of the Company. The exercise price of the options was $6 and the options were exercisable until August 1, 1999. Compensation expense of $1,600 was recorded in respect of this grant. The stock options expired on August 1, 1999.

            During 1999, 170,000 stock options were granted to the Chief Financial Officer (51,000 stock options) and to the former Chief Executive Officer (119,000 stock options) under the "1998 Stock Option Plan". In addition, 50,000 stock options were granted to a consultant and exercised.

            Since the Company accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and since the terms were fixed and the exercise prices were set at no less than 100% of the share's price, no compensation expenses were recorded in respect of these grants. For pro - forma effect see Note 16.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                (in U.S. dollars)

NOTE 11 -SHAREHOLDERS' DEFICIENCY (cont.)

         B. Stock option plan (cont.)

            The total number of stock options outstanding as of December 31, 1999 is 170,000.

                  A summary of the status of the Company's share option plans as of December 31, 1999 and 1998, as well as changes during each of the years then ended, is presented below:

                                                                        1999                            1998
                                                           ------------------------------   ------------------------------
                                                                             Weighted                         Weighted
                                                                              average                          average
                                                           Share options   exercise price   Share options   exercise price
                                                           -------------   --------------   -------------   --------------
                  Outstanding as of beginning of
                     year (1)                                  80,000            6.00                --            --
                  Granted                                     170,000            0.81            80,000          6.00
                  Exercised                                        --              --                --            --
                  Forfeited                                   (80,000)             --                --            --
                                                              -------            ----            ------          ----
                  Outstanding as of end of year               170,000            0.81            80,000          6.00
                                                              =======            ====            ======          ====

                  Options exercisable as of year
                     end                                      170,000            0.81            80,000          6.00
                                                              =======            ====            ======          ====

                  The following table summarizes information about share options outstanding as of December 31, 1999:

                                                                                                     Exercisable as of
                                    Outstanding as of December 31, 1999                              December 31, 1999
                       -------------------------------------------------------------------     ------------------------------
                                                          Weighted
                       Range of                            average            Weighted                           Weighted
                       exercise          Number           remaining            average           Number           average
                        prices         outstanding     contractual life     exercise price     exercisable     exercise price
                        ------         -----------     ----------------     --------------     -----------     --------------
                        $0.81             170,000          9.4 years            $0.81            170,000           $0.81
                                          =======                                                =======

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                (in U.S. dollars)

NOTE 11 - SHAREHOLDERS' DEFICIENCY (cont.)

         C. Stock issuances to consultants

            During 1999, the Company issued to certain consultants 56,500 shares of common stock for their services. The Company recorded deferred compensation of $90,188 in respect of these issuances, based on the market value of the shares at the date of issuance of $1.6 per share. The deferred compensation was amortized over the period of the service.

         D. Warrants issuance to consultant

            During 1999, the Company issued to a certain consultant 18,000 warrants for past services. The exercise price of the warrants was $1.88 and the warrants are exercisable until April 2006. The Company recorded an expense of $10,260 in respect of this issuance, based on the fair value of the warrants at the date of issuance, based on the Black-Scholes model using the following assumptions: expected volatility - 50%; expected risk-free rate - 5%; expected dividend yield - none, expected life of the warrants - 7 years and share price and exercise price of $1.88.

            The total number of warrants outstanding as of December 31, 1999 is 138,000.With respect to 120,000 of these warrants see Note 7.

            The fair value (in dollars) of the warrants granted during 1999 amounted to $1.082 per warrant. The Company utilized the Black-Scholes option pricing model to estimate fair value, utilizing the following assumptions (all in weighted averages):

                                                                         1999
                                                                         ----
                           Risk-free interest rate                        5%
                           Expected life of warrants                    7 years
                           Expected annual volatility                     50%
                           Expected dividend yield                       None

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                (in U.S. dollars)

NOTE 11 - SHAREHOLDERS DEFICIENCY (cont.)

      E.    Commitments for stock options issuance

            (1) In March 2000 the Company undertook to issue to the Company's C.F.O. additional stock options (see Note 14A).

            (2) Pursuant to the letter appointment, dated March 2000, of the Vice President, the Company undertook to issue to him upon and subject to the adoption of a new Company stock option plan (i) options for 5,000 shares of common stock of the Company following 12 months of employment with the Company as Vice President, and (ii) an additional 5,000 options to vest following 24 months of employment with the Company as Vice President.

            (3) In March 2000 The Company undertook to issue to the chief technology officer of a Company subsidiary, subject to (and upon) the adoption of a new Company employee stock option plan at the Company's Annual stockholders meeting to be held in 2000, (i) 50,000 options from such any newly adopted plan, such options to vest following 12 months of continuous employment with PLT Solutions Inc. and (ii) an additional 50,000 options vesting following 24 months of continuous employment with PLT Solutions Inc., (See Notes 15A and
            17) in each case at an exercise price per share to be agreed upon at a future date.

NOTE 12 - INCOME TAXES

         A. Tax loss carryforwards

            Due to the uncertainty of realizing the benefit of the Company's tax loss carryforwards of approximately $6 million, a valuation allowance for the entire amount of related deferred tax asset has been recorded.

         B. Inflation adjustment for tax purposes

            The Company's Israeli subsidiary is subject to the Income Tax Law (Inflationary Adjustments) - 1985, pursuant to which taxable income is measured on the basis of changes in the Israeli Consumer Price Index.

         C. Approved investment program

            The Company's Israeli subsidiary received "approved enterprise" status for an investment plan of $180,000 under the Israeli Law for the Encouragement of Capital Investments - 1959. The Company has elected to receive benefits through the "alternative benefits" program. The benefits under this program include a tax exemption on income derived from the approved enterprise for a period of six years and a reduced tax rate for a period of up to four years commencing with the date on which taxable income is first earned.

            The benefits are subjected to certain conditions, that some of them have not been fulfilled as of the balance sheet date.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                (in U.S. dollars)

NOTE 13 - OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES

            Operating, general and administrative expenses in 1999 include approximately $96,000 of marketing advisory and other consulting fees (1998 - approximately $518,000), which were primarily paid via the issuance of common shares.

NOTE 14 - TRANSACTIONS WITH RELATED PARTIES

                                                    Year ended December 31
                                                    ----------------------
                                                     1999          1998
                                                    -------      --------

            Rent                                         --      $ 62,400
                                                   ========      ========
            Salary                                 $ 89,657     *$135,728
                                                   ========      ========
            Proceeds from disposal of vehicles     $ 42,100            --
                                                   ========      ========
            Restricted stock awards                 170,000            --
                                                   ========      ========

         * Including $52,484 salary to the Chief Finance Officer, who serves as a Director since 1999.

         A. The Company entered into an employment agreement in March 2000 with the Chief Financial Officer ("C.F.O") pursuant to which he is employed as the Company's Chief Financial Officer for a one year term which is automatically renewable from year to year unless either party gives notice of termination at least 90 days prior to the expiration date. The C.F.O. currently receives an annual salary of $72,000. Subject to the adoption of a new stock option plan, the C.F.O. will receive from the Company 50,000 options upon the first anniversary of his employment and an additional 50,000 option upon the second anniversary of his employment, to purchase shares of common stock of the Company at an exercise price of $0.01 per share. The C.F.O. has agreed to certain customary confidentiality and non-compete provisions that prohibit him from competing with the Company for one year, or soliciting employees for one year, following the termination of his employment.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                (in U.S. dollars)

NOTE 14 - TRANSACTIONS WITH RELATED PARTIES (cont.)

         B. During March 2000 the Chairman of the Board of directors of the Company ("Chairman") entered into an employment contract with the Company's subsidiary, PLT Solutions Inc. (See Note 15A) He receives $3,000 per month in salary and $7,500 annually for serving on the Company's Board, and subject to the adoption of a new stock option plan, the Chairman was granted 100,000 options to purchase, at a nominal price, shares of common stock of the Company at an exercise price of $0.01 per share. Such options will vest over three years except that if all or substantially all of the assets of PLT are sold then all of the options immediately vest. The employment agreement is for one year beginning March 2000 and will renew automatically for additional one year terms unless terminated by either party upon three months prior written notice. The Chairman has agreed to certain customary confidentiality and non-compete provisions that prohibit him from competing with the Company for one year, or soliciting employees for one year, following the termination of his employment.

         C. In February 12, 1998, the Company entered into a two-year employment agreement with the former President and Chief Executive Officer of the Company. Under the agreement, the former President received an annual salary of $60,000. As of December 31, 1998, former President loaned the Company $53,367, bearing 10% interest. The Company used $30,000 from such loans for general working capital purposes. The remaining $23,367 was loaned in the form of unpaid accrued salaries. The former President resigned from his position with the Company in September 1999. In connection with his resignation, the Company agreed to (i) remit to the former President, upon the completion of public offering of the Company's stock, $20,000, plus interest at a per annum rate of 10%, as reimbursement for amounts owed him (ii) maintain on the Company's records unpaid salary owed to the former President in the amount of $75,329 until such time as the per share closing price of the Company's common stock is at least $2.00, for a consecutive 10 day period. The former President received 119,000 vested options in May 1999 under the Company's 1998 Stock Option Plan.

NOTE 15 - POST - BALANCE SHEET EVENTS

         A. The Company has established subsidiaries, PLT Solutions Inc. ("PLT"), incorporated in the United States, and Insulated Connections Corporation Limited ("ICC"), registered in Israel, to promote and develop a technology designed to facilitate the take-off of Power Line Telecommunication in the United States and Japan. Power Line Telecommunication enables existing electricity power lines to be used for Internet, telephone and data transfer to all homes and offices. In practice Power Line Telecommunication is not currently in use due to power utility infrastructure limitations.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                (in U.S. dollars)

NOTE 15 - POST - BALANCE SHEET EVENTS (cont.)

      B. The Company acquired a 40% interest in a newly established Israeli company, Kliks.com Ltd. ("Kliks"), which is engaged in designing and establishing a nationwide Screen Phone network in Israel. The network will enable Internet access for a wide spread of the population who are less familiar with the use of personal computers (PC's).

            Top management has been recruited.

            The Company shall be entitled, but not obligated, to purchase up to 10% of Kliks' share capital upon the payment of $250,000 to Kliks.

            The Company shall pay (by way of equity investment) to Kliks up to $1,000,000 to meet the financing needs of Kliks. The Company shall not be issued any additional shares or securities of any kind for such payments.

            From the period January 2000 to April 2000, the Company paid $150,000 as part of this commitment.

      C. In February 2000, the Company issued $1,000,000 10% convertible debentures to private investors. The debentures were issued pursuant to the terms of an agreement which further provides that, subject to certain conditions, the investors will purchase an additional $1,000,000 of debentures no later than five days after the effective date of a registration statement covering the common stock into which the debentures may be converted. In January 2000, the investors pre-funded $250,000 of this obligation. The debentures mature on February 28, 2002. In accordance with EITF 98-5, financing expense in the amount of $285,417, representing the beneficial conversion feature of this convertible debenture issuance, will be reflected in the first quarter of 2000.

            The debentures are convertible into shares of the Company's common stock at a conversion rate $0.40 per share, subject to adjustments under certain conditions.

            In connection with the issuance of the 10% convertible debentures, the Company issued to debenture holders warrants to purchase, in the aggregate, 625,000 of the Company's common shares at an exercise price per share of $1. The warrants expire in April 2003.

            Under its agreements with the debenture holders, the Company is obligated to pay late fees as liquidated damages to the debenture holders because it has not filed by a prescribed date a registration statement in respect of the resale of shares issuable upon the conversion of the debentures and the shares issuable upon exercise of the warrants issued in conjunction with the debentures and due to the non-effectiveness of a registration statement by a prescribed date. However, these amounts are not payable in the event that such registration statement is declared effective within sixty days after filing. If the Company is obligated to pay these liquidated damages, the amount that it must pay to the debenture holders will be equal to (A) 2% of the principal amount of all the debentures for the period from May 17, 2000 through the 30 day thereafter, and (B) 3% of the principal amount thereof for each subsequent 30 day period.


            The Company also issued to a consultant, warrants to purchase 1.5 million shares of common stock. The warrants are exercisable at a price of $0.01 per share and expire in February 2002.


            The related deferred compensation costs of $1.5 million are to be amortized over the service period, and was determined based on fair value of the service.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                (in U.S. dollars)

NOTE 15 - POST - BALANCE SHEET EVENTS (cont.)

      D. In February 2000 the Company entered into an agreement with a certain lender to extinguish a loan to equity. Principle and interest of approximately $700,000 were extinguished in consideration of 3,490,000 shares of the Company's common stock. The share price at the date of issuance was $3. The warrants that had been granted with the issuance of the note payable were cancelled concurrently with the February 2000 extinguishment, An extraordinary charge of $9,778,167 for the extinguishment of the debt will be reflected in the first quarter of 2000.

      E. The Company entered into various marketing and financial consulting agreements in February and March 2000. Accordingly, the Company issued 2,761,000 shares of common stock and agreed to pay $8,000 per month as compensation. The agreements terminate in or before March 2001.

            Compensation costs were determined based on market value of shares, market value of the service provided and fair value of the options, as appropriate. For options, the Black-Scholes model was used with the following assumptions:

            Risk-free interest rate                   5%
            Expected life of options                  3 years
            Expected annual volatility                50%
            Expected dividend yield                   None
            Expected exercise price                   $0.812

            The related compensation costs of $12.6 million will, in future periods, be charged to the statement of operations over the period of the service.

      F. Certain parties contended that the Company guaranteed, in a prior year, the repayment of an outstanding third-party loan obligation, which contention the Company denies. In settlement of the dispute, the Company, on April 14, 2000, entered into a settlement agreement with such parties pursuant to which it undertook to pay to said claimants, in the aggregate, $200,000 and issued to them an aggregate of 250,000 shares of the Company's common stock. Accordingly, the Company will reflect in its operating expenses for the three month period ended March 31, 2000, an expense in the amount of $1,512,500, representing the market value of the shares that were issued and the cash payment which it undertook to pay.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                (in U.S. dollars)

NOTE 16 - PRO FORMA EFFECT OF SFAS 123

            For purposes of estimating fair value at the grant date of employee stock options in accordance with SFAS 123, the Company utilized the Black-Scholes option pricing model, utilizing the following assumptions:

            Risk-free interest rate                   5%
            Expected life of options                  10 years
            Expected annual volatility                50%
            Expected dividend yield                   None
            Expected exercise price                   $0.81

            Had compensation cost for the Company's stock compensation plan been determined based on fair value as of the date of grants for awards made in 1999 under such plan in accordance with SFAS No. 123, instead of APB No. 25, the Company's pro forma net loss and loss per share for the year ended December 31, 1999, would have been as follows:

                      Pro forma net loss                      (1,223,594)
                                                              ==========
                      Pro forma loss per share                (0.392)
                                                              ==========

            The pro forma effect of the application of SFAS 123 with respect to grants to employees for the years ended December 31,1998 and December 31, 1997 were not material.

NOTE 17 - EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT (Unaudited)

      A. In July 2000 the Company received $2,000,000 from the private placement of one million shares of its common stock. As part of this private placement, the Company issued warrants to purchase up to one million shares of the Company's convertible preferred stock at an exercise price equal to $3.50. The shares of preferred stock issued or issuable pursuant to such warrants are automatically convertible to shares of the Company's common stock upon (and subject to) the approval by the Company's stockholders, at the annual 2000 general stockholders meeting, of a proposal to increase the authorized shares of common stock that the Company may issue from time to time. According to the terms of the agreement 87.5% of the proceeds of this private placement must be used solely to finance the activities relating to a subsidiary.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                (in U.S. dollars)

NOTE 17 - EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT (Unaudited) (cont.)

      B. On July 19, 2000, the Company's Board of Directors adopted a resolution to increase the authorized common stock to 50 million shares, which resolution will become effective only upon (and subject to) its approval by the Company's stockholders at the 2000 annual general stockholders meeting.

            On July 21, 2000, the Company's Board of Directors adopted the 2000 Equity Incentive Plan (the "2000 Incentive Plan"). A total of 2,000,000 shares of common stock have been reserved for issuance under the 2000 Incentive Plan. The 2000 Incentive Plan will go into effect only upon approval of the Company's stockholders at the 2000 annual general stockholders meeting. The 2000 Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, bonus stock, awards in lieu of cash obligations, other stock-based awards and performance units. The 2000 Incentive Plan also permits cash payments under certain conditions.

      C. The Chief Operating Officer of PLT Solutions, Inc. (" PLT "), appointed in April 2000, receives $15,000 in salary per month. The terms of his employment agreement are currently being finalized. The Company expects the changes in compensation to include an increase in monthly salary to $17,500 and options to acquire shares of the Company, exercisable at a nominal price. The Company anticipates that the C.O.O. will receive fully vested options for 100,000 shares of common stock on signing of the employment agreement, 50,000 options vesting twelve months thereafter and 200,000 options to vest upon achieving certain milestones. The employment agreement will contain customer confidentiality and non competition provisions.

      D. After the balance sheet date the Company issued to the chief technology officer of PLT shares equaling 9.9% of the issued and outstanding equity of PLT.

      E. In connection with a planned offering of the Company's stock held by certain stockholders, the Company took upon itself a number of undertakings.

            The Company has agreed to bear all costs, expenses and fees of registration of the shares of common stock offered by the selling stockholders for resale other than the legal fees and expenses of counsel or other advisors to the selling stockholders. Any brokerage commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders selling those shares or by the purchasers of such shares. In addition the Company has agreed to indemnify each debenture holder against certain liabilities, including liabilities arising under the Securities Act of 1933.

            The Company has also agreed to indemnify certain selling stockholders, or their transferees, or assignees against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments to which such selling stockholders, or their respective pledges, donees, transferees or other successors in interest, may be required to make in respect thereof.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

         Under Section 145 of the Delaware General Corporation Law, the Issuer has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Issuer's Bylaws provide that the Issuer will indemnify its directors, executive officers, other officers, employees and agents to the fullest extent permitted by Delaware law.

         The Issuer's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Issuer and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Issuer, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Item 25.  Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses, other than broker commissions, payable by the Issuer in connection with the sale of the shares offered hereby. All amounts shown are estimates (except for the SEC filing fees).

        SEC filing fee...............................................  $15,058
        Legal fees and expenses .....................................  $55,000
        Blue sky filing fees and expenses (including counsel fees)...   $1,000
        Accounting fees and expenses ................................  $60,000
        Printing and engraving expenses .............................   $1,000
        Miscellaneous expenses.......................................   $1,000
                 Total............................................... $133,058

Item 26.  Recent Sales of Unregistered Securities


         1(a) In September and October 1997, we completed a private placement of 7% promissory notes for an aggregate amount of $400,000. In connection therewith we issued to private investors an aggregate of 80,000 shares of common stock. The proceeds of our initial public offering that we completed in February 1998 were used in part to repay the outstanding principal and accrued interest on these loans.


         (b) We paid commissions to the placement agents of approximately
$52,000.

         (c) The Company believes that the promissory notes and shares were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

         2(a) In August 1997, we issued to Yehuda Cern, an officer of the Company, 84,167 shares of common stock.

         (b) There were no underwriters with respect to this issuance.

         (c) The shares were issued in consideration of services performed.

         (d) The Company believes that the shares of common stock were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

         3(a) In October 1997, we issued to a consultant 6,000 shares of common stock.

         (b) There were no underwriters with respect to this issuance.

         (c) The shares were issued in consideration of services performed.

         (d) The Company believes that the shares of common stock were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

         4(a) In November 1997, we issued to a consultant 40,000 shares of common stock.

         (b) There were no underwriters with respect to this issuance.

         (c) The shares were issued in consideration of services performed.

         (d) The Company believes that the shares of common stock were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by section 4(2) of the Securities Act of 1933, as amended.

         5(a) In February 2000, and April 2000, we issued to private investors, respectively, $1,000,000 and $500,000 of our 10% convertible debentures. The debentures were issued pursuant to the terms of an agreement which further provides that, subject to certain conditions, the investors will purchase an additional $1,000,000 of debentures no later than five days after the effective date of a registration statement covering the common stock into which the debentures may be converted (of which obligation $500,000 was pre-funded in April 2000). The debentures mature on February 28, 2002. The debentures are convertible into shares of the Company's common stock at a conversion rate $0.40 per share, subject to adjustment under certain conditions. In connection with the issuance of the debentures we issued to these investors warrants to purchase up to an aggregate of 625,000 shares of our common stock, at a per share exercise price of $1.00. The warrants expire in February 2003.

         (b) We paid commissions to the placement agents of approximately $195,000.

         (c) The Company believes that the debentures and warrants were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

         6(a) In February 2000, we issued to a consultant warrants to purchase up to 1,500,000 shares of our common stock at an exercise price per share of $0.01.

         (b) There were no underwriters with respect to this issuance.

         (c) The shares were issued in consideration of services performed.

         (d) The Company believes that the shares of common stock were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by section 4(2) of the Securities Act of 1933, as amended.

         7(a) In February 2000, we issued a total of 3,490,000 shares in conversion of an outstanding loan owed by us in an approximate amount (principal plus accrued interest) of $700,000.

         (b) There were no underwriters with respect to this issuance.

         (c) The Company believes that the shares of common stock were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by section 4(2) of the Securities Act of 1933, as amended.

         8(a) In February 2000, we issued to a total of six consultants, 180,000, 70,000, 25,000, 589,750, 700,000 and 300,000 shares, respectively.

         (b) There were no underwriters with respect to this issuance.

         (c) The shares were issued in consideration of services performed.

         (d) The Company believes that the shares of common stock were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by section 4(2) of the Securities Act of 1933, as amended.

         9(a) In March 2000, we issued to a total of four consultants 250,000, 200,000, 346,250 and 100,000 shares, respectively.

         (b) There were no underwriters with respect to this issuance.

         (c) The shares were issued in consideration of services performed.

         (d) The Company believes that the shares of common stock were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by section 4(2) of the Securities Act of 1933, as amended.

         10(a) In April 2000, we issued a total of 250,000 shares, as part of a settlement agreement.

         (b) There were no underwriters with respect to this issuance.

         (c) The Company believes that the shares of common stock were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by section 4(2) of the Securities Act of 1933, as amended.

         11(a) On May 30, 2000, we issued a total of 82,250 shares to (and among) five consultants for services rendered to the Company.

         (b) There were no underwriters with respect to this issuance.

         (c) The shares were issued in consideration of services performed.

         (d) The Company believes that the shares of common stock were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by section 4(2) of the Securities Act of 1933, as amended.

         12(a) We issued, pursuant to our 1998 Option Plan, the following stock options:

         (i) In August 1998, we issued 80,000 options to a consultant at a per share exercise price of $0.01. These options were exercised in their entirety between August 1998 and February 1999.


         (ii) In June 1999, we issued to our then Chief Executive Officer and then Chief Financial Officer, 51,000 vested options with a per share exercise price of $0.81. The options are exercisable through June 2008.


         (iii) In May 1999, we issued to our former Chief Executive Officer 119,000 vested options at a per share exercise price of $0.81.


         13(a) In July - August 2000, we completed a private placement of our securities for an aggregate gross amount of $4,250,000. In connection therewith we issued to two entities an aggregate of 1,000,000 shares of common stock and to an additional two entities an aggregate of 1,125,000 shares of our convertible preferred stock and warrants to purchase, in the aggregate, up to 2,125,000 shares of our convertible preferred stock.


         (b) We paid commissions to the placement agents of approximately $400,000.

         (c) The Company believes that the shares and warrants were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.


         14 (a) In August - September 2000 we completed a private placement of $7.35 million of our 10% convertible debentures. The debentures were issued to private accredited investors pursuant to agreements which provide that they will automatically convert into shares of our common stock at a conversion price per share of common stock ranging between $2 and $4 upon (and subject to) the adoption by our stockholders at our annual stockholders 2000 meeting of a resolution to increase our authorized shares of common stock. Upon the issuance of the conversion shares, the agreements further provide that warrants for such number of shares of our common stock as is equal to the number of conversion shares will be issued to these investors.

         (b) We paid commissions and fees of approximately $900,000.

         (c) The Company believes that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.


Item 27.   Exhibits


3.1        Certificate of Incorporation of the Company, as amended (1)
3.2        By-Laws of the Company, as amended (1)
3.3        Memorandum of Association of Ambient Israel (1)
3.4        Articles of Association of Ambient Ltd.  (1)
3.5        Certificate of Incorporation of PLT Solutions, Inc. (2)
3.6        By-Laws of PLT Solutions, Inc. (2)
3.7        Memorandum of Kliks.com Ltd. (2)
3.8        Articles of Association of Kliks.com Ltd. (2)
3.9        Memorandum of Insulated Connection Corporation, Ltd. (2)
3.10       Articles of Association of Insulated Connection Corporation, Ltd. (2)
4.1        Specimen Stock Certificate (1)
4.2        Form of 10% Promissory Note due January 30, 2000 (2)
4.2.1      Form of 10% Convertible Debenture due February 28, 2002 (2)
4.2.2      Form of Common Stock Purchase Warrant (2)
4.2.3      Warrant Agreement dated as of February 17, 2000 between Ambient and Inglewood Holdings Inc. (2)
*4.2.4     Form of Convertible Preferred Stock Warrant
*4.2.5     Form of 10% Convertible Debenture due August 2001

*5.1       Opinion of Baer Marks & Upham LLP
10.1       Form of the Company's 1998 Stock Option Plan. (1)
10.2       Form of Employment Agreement between the Company and Jacob Davidson(1)
10.3       Employment Agreement between Ambient Ltd. and Dr. Yehuda Cern (1)
10.4       Summary (in English) of principal terms of lease between Ambient Ltd. and Jerusalem Technological Park (1)
10.5       Employment Agreement dated March 27, 2000 between PLT Solutions, Inc. and Michael Braunold (2)
10.6       Employment Agreement dated April 10, 2000 between Ambient Corporation and Aryeh Weinberg (2)
10.7       Employment Agreement dated December 31, 1999 between Kliks.com Ltd. and Bernie Wolff (2)
10.8       Marketing Agreement dated as of February 25, 2000 between Ambient Corporation and Hamilton Trading Ltd. (2)
10.9       Consulting Agreement dated as of March 29, 2000 between Ambient Corporation and Cabus Ltd. (2)
10.10      Consulting Agreement dated as of March 27, 2000 between Ambient Corporation and Rivermill Ltd. (2)
10.11      Consulting Agreement dated as of February 15, 2000 between Ambient Corporation and Limekiln Ltd. (2)
10.12      Consulting Agreement dated as of February 17, 2000 between Ambient Corporation and Gershon Tokayer (2)
10.13      Consulting Agreement dated as of February 14, 2000 between Ambient Corporation and Grove Industries Ltd. (2)
10.14      Amendment Agreement dated as of March 19, 2000 between Grove Industries Ltd. and Ambient Corporation. (2)
10.15      Consulting Agreement dated as of March 27, 2000 between Lingfield Ltd. and Ambient Corporation. (2)
10.16      Consulting Agreement dated as of February 19, 2000 between Trax Investments Ltd. and Ambient Corporation. (2)
10.17      Consulting Agreement dated as of March 20, 2000 between Nina Fischman and Ambient Corporation. (2)
10.18      Shareholders Agreement dated as of December 31, 1999 between Bernie Wolff and Ambient Corporation concerning Kliks.com
           Ltd. (2)
10.19      Form of Securities Purchase Agreement between Ambient and certain securityholders dated as of February 15, 2000 (2)
10.20      Form of Registration Rights Agreement dated as of February 15, 2000 between Ambient and Certain Investors (2)
*10.21     Amendment, dated as of June 2, 2000, to Shareholders  Agreement, dated as of December 31, 1999, between Bernie Wolff and Ambient Corporation concerning Kliks.com Ltd.
*10.22     Form of Amendment, dated June 30, 2000, to Securities Purchase Agreement between Ambient and certain security holders dated as of February 15, 2000.
*10.23     Form of Subscription Agreement dated July 2000 between Ambient Corporation and certain investors.
*10.24     Form of Subscription Agreement dated July-August 2000 between Ambient Corporation and Certain Investors.
*10.25     Form of the Company's Proposed 2000 Equity Incentive Plan.
*10.26     Termination Agreement between Ambient Corporation and Aryeh Weinberg dated as of September 4, 2000.
*10.27     Agreement between Ambient Corporation and Bernie Wolff dated as of September 4, 2000.
*10.28     Amendment dated as of September 1, 2000 to Consulting Agreement between Ambient Corporation and Rivermill Ltd.
*10.29     Amendment No. 2 dated August 10, 2000 to Shareholders Agreement among Ambient Corporation, Bernie Wolff and Kliks.com
           Ltd.
*10.30     Termination Agreement between Ambient Corporation and Michael Braunold dated as of September 12, 2000.
*10.31     Employment Agreement between Ambient Corporation and Mark Isaacson dated as of September 18, 2000.
*10.32     Employment Agreement between Ambient Corporation and Wilfred Kopelowitz dated as of September 29, 2000.
*10.33     Employment Agreement between Ambient Corporation and Ram Rao dated as of September 29, 2000.
21.1       Subsidiaries of the Company (2)
*23.1      Consent of Baer Marks & Upham LLP (included in Exhibit 5.1).
*23.2      Consent of Brightman Almagor & Co., a member of Deloitte Touche Tohmatsu, certified public accountants.
*23.3      Consent of Luboshitz Kasierer, a member of Arthur Andersen.
27.1       Financial Data Schedule (2)(3)

*  Filed Herewith

(1) Filed as an Exhibit to Ambient's Registration Statement on Form SB-2, No. 33-40045, and incorporated herein by reference.

(2) Filed as an Exhibit to Ambient's Annual Report on Form 10-KSB for the year ended December 31, 1999 and incorporated herein by reference.

(3) Filed as an Exhibit to Ambient's Quarterly Report on Form 10-QSB-A for the quarter ended March 31, 2000 and incorporated herein by reference.

(b) Reports on Form 8-K

(i) Report on Form 8-K filed on November 15, 1999

Item 28. Undertakings

         Ambient Corporation hereby undertakes the following:

            (a)(1) To file, during any period in which it offers or sells securities, post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

            (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (e) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (f)(1) For determining any liability under the Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   Signatures


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Kfar Saba, State of Israel, on the __th day of October, 2000.


                               AMBIENT CORPORATION



                               By:  /s/ Mark Isaacson
                                    --------------------------------------------
                                    Mark Isaacson,
                                    Chief Executive Officer and Director


            In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

      Signature                      Title                          Date



/s/ Mark Isaacson
------------------      Chief Executive Officer and Director    October __, 2000
Mark Isaacson           (Principal Executive Officer)


/s/ Wilfred Kopelowitz  Chief Financial Officer                 October __, 2000
----------------------
Wilfred Kopelowitz

                                  EXHIBIT INDEX

Number                                      Description


3.1        Certificate of Incorporation of the Company, as amended (1)
3.2        By-Laws of the Company, as amended (1)
3.3        Memorandum of Association of Ambient Israel (1)
3.4        Articles of Association of Ambient Ltd.  (1)
3.5        Certificate of Incorporation of PLT Solutions, Inc. (2)
3.6        By-Laws of PLT Solutions, Inc. (2)
3.7        Memorandum of Kliks.com Ltd. (2)
3.8        Articles of Association of Kliks.com Ltd. (2)
3.9        Memorandum of Insulated Connection Corporation, Ltd. (2)
3.10       Articles of Association of Insulated Connection Corporation, Ltd. (2)
4.1        Specimen Stock Certificate (1)
4.2        Form of 10% Promissory Note due January __, 2000 (2)
4.2.1      Form of 10% Convertible Debenture due February 28, 2002 (2)
4.2.2      Form of Common Stock Purchase Warrant (2)
4.2.3      Warrant Agreement dated as of February 17, 2000 between Ambient and Inglewood Holdings Inc. (2)
*4.2.4     Form of Convertible Preferred Stock Warrant
*4.2.5     Form of 10% Convertible Debenture due August 2001
*5.1       Opinion of Baer Marks & Upham LLP
10.1       Form of the Company's 1998 Stock Option Plan. (1)
10.2       Form of Employment Agreement between the Company and Jacob Davidson(1)
10.3       Employment Agreement between Ambient Ltd.  and Dr. Yehuda Cern (1)
10.4       Summary (in English) of principal terms of lease between Ambient Ltd. and Jerusalem Technological Park (1)
10.5       Employment Agreement dated March 27, 2000 between PLT Solutions, Inc. and Michael Braunold (2)
10.6       Employment Agreement dated April 10, 2000 between Ambient Corporation and Aryeh Weinberg (2)
10.7       Employment Agreement dated December 31, 1999 between Kliks.com Ltd. and Bernie Wolff (2)
10.8       Marketing Agreement dated as of February 25, 2000 between Ambient Corporation and Hamilton Trading Ltd. (2)
10.9       Consulting Agreement dated as of March 29, 2000 between Ambient Corporation and Cabus Ltd. (2)
10.10      Consulting Agreement dated as of March 27, 2000 between Ambient Corporation and Rivermill Ltd. (2)
10.11      Consulting Agreement dated as of February 15, 2000 between Ambient Corporation and Limekiln Ltd. (2)
10.12      Consulting Agreement dated as of February 17, 2000 between Ambient Corporation and Gershon Tokayer (2)
10.13      Consulting Agreement dated as of February 14, 2000 between Ambient Corporation and Grove Industries Ltd. (2)
10.14      Amendment Agreement dated as of March 19, 2000 between Grove Industries Ltd. and Ambient Corporation. (2)
10.15      Consulting Agreement dated as of March 27, 2000 between Lingfield Ltd. and Ambient Corporation. (2)
10.16      Consulting Agreement dated as of February 19, 2000 between Trax Investments Ltd. and Ambient Corporation. (2)



10.17      Consulting Agreement dated as of March 20, 2000 between Nina Fischman and Ambient Corporation. (2)
10.18      Shareholders Agreement dated as of December 31, 1999 between Bernie Wolff and Ambient Corporation concerning Kliks.com Ltd. (2)
10.19      Form of Securities Purchase Agreement between Ambient and certain securityholders dated as of February 15, 2000 (2)
10.20      Form of Registration Rights Agreement dated as of February 15, 2000 between Ambient and certain investors (2)
*10.21     Amendment, dated as of June 2, 2000, to Shareholders Agreement, dated as of December 31, 1999, between Bernie Wolff and Ambient Corporation concerning Kliks.com Ltd.
*10.22     Form of Amendment, dated June 30, 2000, to Securities Purchase Agreement between Ambient and certain security holders dated as of February 15, 2000.
*10.23     Form of Subscription Agreement dated July 2000 between Ambient Corporation and certain investors.
*10.24     Form of Subscription Agreement dated July-August 2000 between Ambient Corporation and Certain Investors.
*10.25     Form of the Company's Proposed 2000 Equity Incentive Plan.
*10.26     Termination Agreement between Ambient Corporation and Aryeh Weinberg dated as of September 4, 2000.
*10.27     Agreement between Ambient Corporation and Bernie Wolff dated as of September 4, 2000.
*10.28     Amendment dated as of September 1, 2000 to Consulting Agreement between Ambient Corporation and Rivermill Ltd.
*10.29     Amendment No. 2 dated August 10, 2000 to Shareholders Agreement among Ambient Corporation, Bernie Wolff and Kliks.com
           Ltd.
*10.30     Termination Agreement between Ambient Corporation and Michael Braunold dated as of September 12, 2000.
*10.31     Employment Agreement between Ambient Corporation and Mark Isaacson dated as of September 18, 2000.
*10.32     Employment Agreement between Ambient Corporation and Wilfred Kopelowitz dated as of September 29, 2000.
*10.33     Employment Agreement between Ambient Corporation and Ram Rao dated as of September 29, 2000.
21.1       Subsidiaries of the Company (2)
*23.1      Consent of Baer Marks & Upham LLP (included in Exhibit 5.1)
*23.2      Consent of Brightman Almagor & Co., a member of Deloitte Touche Tohmatsu, certified public accountants.
*23.3      Consent of Luboshitz Kasierer, a member of Arthur Anderson.
27.1       Financial Data Schedule (2)(3)

----------------------------
*  Filed Herewith
+  To be filed by amendment

(1) Filed as an Exhibit to Ambient's Registration Statement on Form SB-2, No. 33-40045, and incorporated herein by reference.

(2) Filed as an Exhibit to Ambient's Annual Report on Form 10-KSB for the year ended December 31, 1999.

(3) Filed as an Exhibit to Ambient's Quarterly Report on Form 10-QSB-A for the Quarter ended March 31, 2000.


                                      -ii-